Exhibit 10.1

EXECUTION VERSION

SALE AND PURCHASE AGREEMENT

Dated as of August 22, 2024

By and Between

Advance Auto Parts, Inc.

and

WHEELS BIDCO, INC.

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (together with the Exhibits, Attachments and Schedules hereto, this “Agreement”) is made as of this 22nd day of August 2024 (the “Agreement Date”), by and between Advance Auto Parts, Inc., a Delaware corporation (“Seller”), and Wheels Bidco, Inc., a Delaware corporation (“Buyer”). Each of Buyer and Seller is referred to herein as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, (i) Seller owns, indirectly, 100% of the issued and outstanding shares of capital stock of General Parts International, Inc., a North Carolina corporation (“GPI”), and (ii) GPI owns 100% of the issued and outstanding shares of capital stock (the “Shares”) of Worldpac, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company (x) is the sole member of and owns 100% of the membership interests of each of (i) Autopart International, LLC, a Massachusetts limited liability company (“Autopart International”), and (ii) Worldpac Puerto Rico, LLC, a Delaware limited liability company (“Worldpac Puerto Rico”), and (y) owns 100% of the issued and outstanding shares of Worldpac Canada, Inc., a corporate entity incorporated under the laws of Canada (“Worldpac Canada” and together with the Company, Autopart International and Worldpac Puerto Rico, each a “Target Company” and collectively, the “Target Companies”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to cause GPI to sell and transfer the Shares to Buyer, and Buyer desires to purchase and receive from GPI, the Shares;

WHEREAS, in connection with the sale of the Business by Seller to Buyer, the Parties desire to enter into certain additional agreements ancillary to such sale;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Seller to enter into this Agreement, (i) Buyer has delivered an executed Equity Commitment Letter and (ii) Carlyle Partners VIII, L.P., a Delaware limited partnership (the “Guarantor”) has provided a guarantee in favor of Seller and the Company (the “Limited Guarantee”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to, the Contemplated Transactions, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) Capitalized terms used in this Agreement shall have the meanings set forth below:

“AAP” means Advance Auto Parts, Inc., a Delaware corporation.

“AAP Accounting Period” means each of the accounting periods identified on Schedule 1.01(a)(i).

“Accounting Principles” means the methodologies, practices, estimation techniques, assumptions, adjustments and principles described in Exhibit A attached hereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise. For the avoidance of doubt, prior to the Closing, the Target Companies shall be Affiliates of Seller, and from and after the Closing, the Target Companies shall be Affiliates of Buyer.

“Antitrust Laws” means all Applicable Laws relating to competition, antitrust or foreign direct investment and other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act and the Competition Act.

“Applicable Law” means, with respect to any Person, any federal, state, provincial, local, multinational or foreign statute, treaty, law (including common law), ordinance, rule, regulation, treaty, Order or other legally binding requirement of any Governmental Authority applicable to such Person.

“Business” means the business of the Target Companies.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer Related Parties” means, collectively, Buyer, its Affiliates (including, after the Closing Date, the Target Companies) and their respective Representatives.

“Calculation Date” means the date during which the Calculation Time occurs.

“Calculation Time” means, with respect to Cash, Indebtedness and all assets and liabilities taken into account in the calculation of Net Working Capital, 11:59 p.m. (Eastern Time) on the Closing Date; provided that if Closing occurs on the last Business Day of an AAP Accounting Period, the Calculation Time shall be 11:59 pm on the last day of such AAP Accounting Period.

“Cash” means, with respect to the Target Companies and as of any time of determination, cash and cash equivalents of the Target Companies, including all deposits with third parties (including landlords), petty cash held at any branch of the Target Companies as of such time, net of overdrafts and outstanding checks, determined in accordance with the Accounting Principles in each case, including any cash resulting from credit card receivables and “inbound” checks, wires or drafts deposited by any of the Target Companies or initiated for the benefit of an account of any of the Target Companies, as applicable, prior to the Calculation Time that clear thereafter, but (A) reduced by (i) any cash on account of “outbound” checks, wires or drafts issued by any of the Target Companies or initiated by any of the Target Companies for the benefit of an account of any other Person that is not one of the Target Companies, as applicable, prior to the Calculation Time that clear thereafter and (ii) insurance proceeds received under any property or casualty insurance policies in connection with the damage or destruction of any long-term assets of the Target Companies occurring prior to the Closing (to the extent such insurance proceeds are not used prior to the Calculation Time to repair or replace such damaged or destroyed non-current assets), and (B) to the extent that Worldpac Canada holds cash as of the Calculation Time in excess of Ten Million Dollars ($10,000,000), such excess Cash shall be calculated net of any Taxes that would be incurred by Worldpac Canada in distributing such cash as a dividend to the Company immediately after the Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” means any employee who is employed by a Target Company immediately prior to the Closing, including all active employees and all persons not actively employed due to a leave of absence or suspension of employment (including sick leave, military leave, vacation, holiday, short-term or long-term disability or other similar leave of absence) who have a right under Applicable Law, plan, policy, contractual arrangement or otherwise to employment, re-employment, reinstatement or re-activation; provided that (x) each individual who is listed on Schedule 1.01(a)(ii) shall be considered a Company Employee and (y) no individual listed in Schedule 1.01(a)(iii) (each, an “Out-of-Scope Employee”) shall be considered a Company Employee.

“Company Employee Plan” means each Employee Plan sponsored or maintained solely by a Target Company.

“Company Subsidiaries,” and each a “Company Subsidiary,” means Autopart International, Worldpac Canada and Worldpac Puerto Rico.

“Company Subsidiary Securities” means (i) all of the issued and outstanding shares of Worldpac Canada and (ii) all of the membership interests of each of Autopart International and Worldpac Puerto Rico.

“Company Transaction Expenses” means (a) all of the fees, costs and expenses payable by any of the Target Companies for any financial advisor, legal counsel, accountant, agent, auditor, broker or expert retained by or on behalf of any Target Company in connection with the negotiation, execution and delivery of this Agreement and the Transaction Documents and the Contemplated Transactions and (b) any retention, severance, sale, change in control or similar bonuses or payments due by the Target Companies to any current or former director, employee, officer or other individual service provider as a result of or in connection with the execution of this Agreement or the consummation of the Contemplated Transactions, together with the employer portion of any applicable payroll and similar Taxes payable in connection with such payments, in each case to the extent unpaid as of immediately prior to the Closing; provided that in no event will Company Transaction Expenses include (A) any expenses of, or expenses initiated at the express written request of, Buyer or any of its Affiliates, whether related to their respective financing activities or to the Contemplated Transactions and not otherwise expressly agreed to be borne by Seller hereunder or under any Transaction Documents, (B) the costs and expenses contemplated by Section 7.03, (C) any “double trigger” severance amounts payable as a result of both (i) the Closing and (ii) the termination of such individual’s employment or engagement by any of the Target Companies after the Closing or (D) any amounts included in the calculation of Indebtedness or Net Working Capital hereunder.

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” means, collectively (i) the Letter Agreement, dated as of December 10, 2023, by and between Carlyle Investment Management L.L.C. and AAP, as amended pursuant hereto and (ii) the Clean Team Agreement, dated as of May 9, 2024, by and between Carlyle Investment Management L.L.C. and AAP.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contracts” means all contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, sublicenses, options, warranties, indentures, notes, bonds, debt instruments, security agreements, commitments and other undertakings, in each case, including any amendments and other modifications thereto.

“Covenant Third Parties” means all (i) contractors, vendors, manufacturers and service providers of the applicable Buyer Covenant Parties or Seller Covenant Parties, in each case, with respect to the products and services provided respectively to the Buyer Covenant Parties or Seller Covenant Parties, but not with respect to other products or services of such third parties, and (ii) the distributors, resellers, customers and end users of the Buyer Covenant Parties or Seller Covenant Parties, as applicable, in each case with respect to the use and exploitation by such distributors, resellers, customers and end users of the products and services of the Buyer Covenant Parties or Seller Covenant Parties.

“CQ Canada Supply Agreement” means a Supply Agreement between Carquest Canada LTD, a Canadian corporation, or its applicable Affiliate, and Worldpac Canada, to be negotiated in good faith by Buyer and Seller prior to the Closing Date, based on the terms and conditions of the Advance Supply Agreement, with appropriate adjustments to reflect the Canadian operations of the Target Companies.

“Damages” means assessments, losses, damages, liabilities, obligations, claims, demands, causes of action, damages, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement of any Proceeding, costs and expenses, including reasonable costs, fees and expenses of attorneys, accountants, experts, administrators and similar advisors relating to defense thereof.

“Debt Financing Deliverables” means the following information and documentation in connection with the Debt Financing: (a) such information as may be reasonably requested by Buyer in connection with preparation of the Debt Financing Documents, including such information as may be necessary to prepare applicable disclosure schedules and certificates (including perfection certificates) in connection with the Debt Financing and (b) documentation and other information reasonably requested by Buyer to evidence compliance with Applicable Laws including as may be required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, which shall be delivered to Buyer at least four (4) Business Days prior to the Closing to the extent requested by Buyer at least nine (9) Business Days prior to the Closing.

“Employee Plans” means, collectively (i) any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) any other similar “employee benefit plan” within the laws of Canada, any part thereof, or the Applicable Laws therein and (iii) any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock or other equity or equity-based, incentive, deferred compensation, severance, termination or other plan, program, policy, practice, agreement or arrangement, in each case that is sponsored, maintained or contributed to (or required to be contributed to) by Seller or any of its Subsidiaries (including the Target Companies) or with respect to which Seller or any of its Subsidiaries (including the Target Companies) has or may reasonably be expected to have any liability or obligation, and that provides for benefits or compensation to the Company Employees, former employees of the Target Companies, former employees of Seller or any of its Subsidiaries who provided services to the Target Companies, or who were dedicated to supporting the Target Companies, other current or former consultants, directors, independent contractors or other individual service providers, or their respective dependents or beneficiaries, other than any schemes or arrangements maintained solely by a Governmental Authority.

“Environmental Laws” means any Applicable Laws that relate to (i) pollution or protection of the environment or natural resources, (ii) human health or safety (as related to exposure to Hazardous Substances) or (iii) the generation, treatment, storage, Release, cleanup, remediation, transport or handling of Hazardous Substances.

“Environmental Permits” means any Permits required under any Environmental Law.

“Equity Interests” means (a) any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other entity and (b) any other option, warrant, restricted stock, purchase right, conversion right, exchange right, right to vote or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Net Working Capital Excess” means the positive amount (if any) by which the Estimated Closing Net Working Capital exceeds the amount (the “Upper Target Net Working Capital”) equal to the Target Net Working Capital plus Thirty Million Dollars ($30,000,000). For the avoidance of doubt, if the Estimated Closing Net Working Capital is equal to or less than the Upper Target Net Working Capital, the Estimated Closing Net Working Capital Excess shall be equal to zero.

“Estimated Closing Net Working Capital Shortfall” means the positive amount (if any) by which the amount (the “Lower Target Net Working Capital”) equal to the Target Net Working Capital minus Thirty Million Dollars ($30,000,000) exceeds the Estimated Closing Net Working Capital. For the avoidance of doubt, if the Estimated Closing Net Working Capital is equal to or greater than the Lower Target Net Working Capital, the Estimated Closing Net Working Capital Shortfall shall be equal to zero.

“Final Adjusted Purchase Price” means (i) One Billion Five Hundred Million Dollars ($1,500,000,000), plus (ii) the Final Closing Cash, minus (iii) the Final Closing Indebtedness, plus (iv) the Final Closing Net Working Capital Excess (if any), minus (v) the Final Closing Net Working Capital Shortfall (if any), and minus (vi) the Final Company Transaction Expenses.

“Final Closing Net Working Capital Excess” means the positive amount (if any) by which the Final Closing Net Working Capital exceeds the Upper Target Net Working Capital. For the avoidance of doubt, if the Final Closing Net Working Capital is equal or less than the Upper Target Net Working Capital, the Final Closing Net Working Capital Excess shall be equal to zero.

“Final Closing Net Working Capital Shortfall” means the positive amount (if any) by which the Lower Target Net Working Capital exceeds the Final Closing Net Working Capital. For the avoidance of doubt, if the Final Closing Net Working Capital is equal to or greater than the Lower Target Net Working Capital, the Final Closing Net Working Capital Shortfall shall be equal to zero.

“Financial Support Arrangements” means any liabilities and obligations, contingent or otherwise, of a Person in respect of any Indebtedness, obligation or liability of another Person, including letters of credit and standby letters of credit (including any related reimbursement or indemnity agreements), direct or indirect guarantees (including guarantees relating to real property), endorsements, surety bonds, performance bonds, notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements or financial assurance obligations, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received and any other financial accommodations. As used herein, “Financial Support Arrangements” shall not be deemed to include any of Seller’s liabilities and obligations in respect of the Supply Chain Financing Programs.

“Fraud” means intentional and knowing common law fraud under Delaware law in the making of the representations and warranties set forth in this Agreement or any of the Transaction Documents. “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state, municipal, provincial or local governmental or quasi-governmental authority, instrumentality, agency, arbitrator, court, commission, tribunal or organization or any regulatory (including self-regulatory), administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any substances, materials or wastes that (i) are defined as “hazardous materials,” “hazardous wastes,” “hazardous substances” or “radioactive materials,” under Environmental Laws; (ii) are regulated under Environmental Laws because they are hazardous, deleterious or toxic; or (iii) are or contain polychlorinated biphenyls, methyl-tertiary butyl ether, asbestos or asbestos-containing materials, lead-based paints, or petroleum or petroleum products (including crude oil or any fraction thereof).

“Income Taxes of Worldpac” means an amount equal to all accrued and unpaid income Taxes of the Target Companies (which amount may be not be less than zero for any particular Tax of any Target Company in any jurisdiction) for any taxable period (or portion thereof) ending on or before the Calculation Date for which an originally filed income Tax Return is first due (taking into account extensions) after the Closing Date (other than any income Taxes filed on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Affiliate of Seller that is not a Target Company), or for which an originally filed income Tax Return was filed but the Taxes shown as due on the face of such Tax Return were not paid, in those jurisdictions where a Target Company has historically filed Tax Returns or with respect to which a Target Company has created a taxable nexus in a taxable period for which income Tax Returns have not yet become due as of the Closing Date (taking into account extensions); determined for this purpose (i) in accordance with the Target Company’s past practices (including reporting positions, elections and accounting methods) for preparing such Tax Returns except as otherwise required by law; provided that such determination shall be made on the basis that the election described in subsection 80(5) of the Income Tax Act (Canada) is not made, (ii) with respect to any taxable period that begins before the Calculation Date and ends after the Calculation Date, based on an interim closing of the books as of the Calculation Time, (iii) on a pro forma basis as if all Transaction Tax Deductions of or allocable to a Target Company that are at least “more likely than not” deductible in the taxable period ending immediately before the Closing Date (or with respect to a taxable period that includes, but does not end on, the Closing Date, would be deductible in such period if such period had ended on the Closing Date) and (iv) by applying and otherwise taking into account any (A) net operating loss or non-capital loss carryforward of a Target Company that is attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date to the extent such net operating loss or non-capital loss carryforward is at least “more likely than not” legally available to be applied, (B) estimated Taxes paid or other Tax payments or prepayments made prior to the Calculation Time with respect to such taxable period and (C) overpayments for prior taxable years that are legally available to be applied against such liability (other than those set forth on Schedule 7.05(h)) provided, however, that in no event shall such Income Taxes of Worldpac include any Taxes of the Target Companies that arise as a result of any action taken by Buyer or an Affiliate of Buyer that is prohibited by Section 7.05(e) or Section 7.05(k).

“Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), determined in accordance with the Accounting Principles, all (i) indebtedness for borrowed money, including under any credit agreement or facility, (ii) Income Taxes of Worldpac, (iii) obligations with respect to capital leases that are classified as a capital or finance lease in accordance with GAAP as in effect on the Agreement Date, (iv) earn-out and other obligations to pay deferred or unpaid purchase price in respect of an acquisition of a Person or a business, which shall be the maximum amount payable by the Target Companies with respect thereto, or any deferred or unpaid purchase price for any asset or service purchased prior to the Calculation Time that would be required by Section 1 of the Accounting Principles to be accrued as a long term liability, (v) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or other obligations secured by a Lien on assets of the Target Companies, (vi) obligations under any performance bond or letter of credit or similar instruments, but only to the extent drawn or called, (vii) intercompany obligations, payables or loans of any kind or nature owed to Seller and its Affiliates, on one hand, by any of the Target Companies, on the other hand, to the extent not settled prior to the Calculation Time and actually paid by the Target Companies to Seller and its Affiliates after the Calculation Time, (viii) all unfunded or underfunded obligations or liabilities of the Target Companies in respect of any pension, post-termination or post-employment benefits (including obligations or liabilities for retiree health or welfare benefits), nonqualified deferred compensation or supplemental executive retirement, long-service awards and jubilee payments, (ix) all declared but unpaid dividends as of the Calculation Time that are payable by the Target Companies to any Person other than the Target Companies, (x) net payment obligations (assuming settlement and termination at the Closing and calculated on a mark-to-market basis) under any interest rate, currency or other hedging agreement (which amount, for the avoidance of doubt, may be positive or negative), (xi) any interest, premiums, prepayment penalties, make-whole payments, “breakage costs”, reimbursements, indemnities and other fees and expenses that are required to be paid by such Person in connection with the discharge of indebtedness for borrowed money in connection with the consummation of the Contemplated Transactions and (xii) indebtedness of the type referred to in the foregoing clauses (i) through (xi) that is guaranteed by any Target Company. Notwithstanding the foregoing, Indebtedness of the Target Companies does not include (A) any operating lease obligations, (B) any intercompany obligations, payables or loans of any kind or nature solely between or among any of the Target Companies, (C) any intercompany obligations, payables or loans of any kind or nature between or among Seller and its Affiliates, on one hand, and any of the Target Companies, on the other hand, to the extent settled in full prior to the Calculation Time, (D) any letters of credit, guarantees, performance bonds, bankers acceptances or similar obligations to the extent undrawn, or (E) any long-term or short-term deferred revenue.

“Intellectual Property” means all intellectual property and proprietary rights, in any jurisdiction in the world, including: (i) Marks; (ii) patents and patent applications, including renewals, extensions, reissues, divisionals, continuations, and continuations-in-part; (iii) industrial designs and industrial design applications; (iv) trade secrets, technology, know-how, and invention rights; and (v) copyrights (including copyrights in software) and copyright registrations (and applications for registration).

“Inventory” means, as of any time, all inventory, wherever located, used or held for use in the Business, including parts, batteries and other products used on vehicles and held for resale by the Target Companies at such time.

“IRS” means the U.S. Internal Revenue Service.

“Lender Related Parties” means the Lenders, their Affiliates and their Affiliates’ respective former, current, and future directors, officers, managers, members, stockholders, partners, employees, advisors, agents and representatives and their successors and assigns.

“Licensed Intellectual Property” means Intellectual Property licensed by the Target Companies from third parties.

“Lien” means, with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest, subsidy, option, license, hypothecation, easement, right-of-way, deed of trust, encroachment, restriction, real property title defect or other encumbrance of any kind in respect of such asset.

“Marks” means all trademarks, service marks, logos, trade dress, trade names, corporate names, domain names and other source or business identifiers (in each case whether or not registered), and any registration, application, renewal and extensions of, any common law rights in, and all goodwill associated with, each of the foregoing.

“Material Adverse Effect” means a change, effect, event, occurrence, state of facts, circumstance, condition or development (each an “Effect”) which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Target Companies taken as a whole; provided, however, that, none of the following shall constitute a Material Adverse Effect nor shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred: (i) any Effect to the extent attributable to the announcement or consummation of the Contemplated Transactions (including any reduction in revenues, any disruption in supplier, distributor, customer, partner, licensing or similar relationships or any loss of employees), or to Buyer’s announcement or other disclosure of its plans or intentions with respect to the operation of the Target Companies (provided, that the exception set forth in this clause (i) shall not apply in connection with any representation or warranty set forth in this Agreement expressly addressing the announcement or consummation of this Agreement or the Contemplated Transactions); (ii) general business, economic or political conditions, or events, circumstances, changes or conditions affecting the financial, credit or securities markets, including any disruptions thereof and any decline in the price of any security or any market index and any changes in interest rates or foreign exchange rates after the Agreement Date; (iii) any Effect that generally affects the industries or segments thereof in which the Target Companies operate, including any change in regulatory conditions or change in Applicable Laws or changes in the interpretation of such regulatory conditions or Applicable Laws by Governmental Authorities, in each case after the Agreement Date; (iv) any Effect resulting from the taking of any action expressly requested in writing by Buyer, or that is otherwise expressly required by this Agreement (other than pursuant to Section 5.01); (v) any failure to meet projections, forecasts or revenue or earning predictions for any period (provided that any Effect underlying such failure may be taken into account if not otherwise excluded under other subclauses of this definition); (vi) any change in accounting requirements or principles required by GAAP or required by any change in Applicable Laws, in each case after the Agreement Date, and any restatement of financial statements as a result thereof or public announcement related thereto; (vii) any changes in laws, rules, regulations, tariffs, orders or other binding directives issued by any Governmental Authority after the Agreement Date;

(viii) any strikes, slowdowns, lockouts or work stoppages (pending or threatened); or (ix) natural disasters or acts of nature or any national or international political, military or social conditions or any disruption, destruction or material damage to any material infrastructure, including (A) civil unrest, protests and public demonstrations and any responses thereto, (B) the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, including any ongoing conflict, and in each case, any escalations thereof, acts of armed hostility, sabotage, or other international or national calamity or any material worsening or escalation of such conditions, (C) the occurrence or the escalation of any military or terrorist attack upon the United States or any other country, or any of the territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (D) any acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof, (E) any declaration by a Governmental Authority of a national emergency, (F) any flood, earthquake, hurricane or other natural disaster, explosions or fires, in any country or region in the world, (G) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority, (H) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union or (I) any epidemic or pandemic (including the COVID-19 pandemic), or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic or pandemic (including the COVID-19 pandemic) or any change in such law, regulation, statute, directive, pronouncement, or guideline or interpretation thereof following the Agreement Date or any material worsening of such conditions threatened or existing as of the Agreement Date; except that “Material Adverse Effect” shall include any Effect arising out of or attributable to the matters described in clauses (ii), (iii), (vi), (vii), (viii) and (ix) above to the extent that the Target Companies, taken as a whole, are disproportionately affected relative to other participants in the industries in which the Target Companies operate.

“Minimum SCF Program Terms” has the meaning set forth on Schedule 1.01(b).

“Net Working Capital” means (i) the sum of the “current” assets of the Target Companies (excluding Cash), minus (ii) the sum of the “current” liabilities of the Target Companies (excluding Indebtedness), calculated, in each case, in accordance with the Accounting Principles. The illustrative schedule attached to the Accounting Principles is for illustrative purposes only and such sample, and the amounts contained therein, shall not form part of, or be used to determine, Net Working Capital in the Estimated Closing Statement or the Proposed Closing Statement.

“Order” means any order, writ, judgment, injunction, restraining order, decree, stipulation, determination, decision, verdict or award or other determination adopted, issued, made, rendered, imposed or entered by or with any Governmental Authority.

“Organizational Documents” means, as applicable, (a) the certificate or articles of incorporation or formation, (b) the certificate or articles of organization, (c) the certificate or articles of limited partnership, (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (e) the bylaws or any similar governing document adopted in connection with the creation, formation or organization of a Person, (f) the operating agreement or limited liability company agreement of a limited liability company or limited partnership agreement of a limited partnership, (g) any similar organizational documents or instruments of any other type of foreign or domestic entity and (h) any amendment or modification to any of the foregoing.

“Owned Intellectual Property” means Intellectual Property owned by the Target Companies.

“Permits” means all permits, licenses, authorizations, registrations, concessions, grants, franchises, certificates and waivers required by any Governmental Authority under any Applicable Law.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments or other governmental charges or levies that (A) are not yet due and payable (or that may thereafter be paid without penalty) or (B) are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the financial statements of the Target Companies in accordance with GAAP as in effect on the Agreement Date; (ii) statutory Liens or landlords’, carriers’, workmen’s, warehousemen’s, repairmen’s, mechanic’s, suppliers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to amounts not yet due or overdue for a period of sixty (60) days or amounts being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP as in effect on the Agreement Date; (iii) with respect to the Leased Real Property, subleases granted to others that do not, individually or in the aggregate, materially interfere with (a) the ordinary conduct of business of the Target Companies or (b) the Target Companies’ present uses or occupancy of such real property; (iv) Liens in favor of a customer of the Target Companies arising in the ordinary course of business; (v) non-exclusive rights and licenses granted in the ordinary course of business to others in Intellectual Property; (vi) with respect to the Leased Real Property, defects or imperfections of title, easements, covenants, rights-of-way, encroachments, restrictions and other similar charges or encumbrances not, individually or in the aggregate, materially interfering with either (a) the ordinary conduct of business of the Target Companies or (b) the Target Companies’ present uses or occupancy of such real property; (vii) zoning, conservation, entitlement, building and other generally applicable land use and environmental restrictions by a Governmental Authority having jurisdiction over such real property and which are not violated by the present uses or occupancy of such real property by the Target Companies; (viii) Liens created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates; (ix) Liens arising out of, under or in connection with this Agreement or the other Transaction Documents; (x) Liens disclosed in Schedule 1.01(d) or taken into account in the Financial Statements (which Liens shall be released and terminated substantially concurrently with or prior to the Closing); (xi) Liens unrelated to the borrowing of money that are incurred in the ordinary course of business securing liabilities that are not material to the Target Companies taken as a whole; and (xii) in the case of the Leased Real Property, any matters affecting the applicable fee estate of the owner of the Leased Real Property, including, but not limited to, all Liens registered on title to the underlying fee estate of such Leased Real Property; provided that to the extent such Liens or matters create obligations or liabilities on the Leased Real Property, to the knowledge of Seller, such Liens have been complied with in all material respects.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority or any department or agency thereof.

“Personal Information” means any information or data, in any form, related to or that could be used to directly or indirectly identify a natural Person or household, or that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any Applicable Laws or Privacy Requirements.

“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Privacy Laws” means all Applicable Laws and relating to privacy, data security, the Processing of Personal Information, data breach notification, or the Processing and security of payment card information including the payment card industry data security standards (PCI-DSS).

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information, or that is considered “processing” by any Applicable Laws or Privacy Requirements.

“Proceeding” means any governmental, judicial, administrative or adversarial proceeding (public or private), litigation, action, suit, claim, complaint, arbitration or investigation or other proceeding, at law or in equity.

“R&W Binder Agreement” means that certain binder agreement delivered to Buyer by the R&W Insurer as of the Agreement Date.

“R&W Insurer” means Euclid Transactional, LLC (and any other insurer included within the insurance tower contemplated by the R&W Policies).

“R&W Policies” means the buy-side representations and warranties insurance policies issued by the R&W Insurer or its Affiliates, which provide coverage for the benefit of Buyer or its designee as the named insured for breaches of certain of the representations and warranties set forth in Article III.

“Registered Owned Intellectual Property” means Owned Intellectual Property that is registered or filed with or issued by any Governmental Authority or domain name registrar, including all patents, registered copyrights, registered industrial designs and registered trademarks, domain names and all applications for any of the foregoing.

“Release” means any spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, migrating, dumping, disposal or release into or upon the environment.

“Representatives” means, with respect to a Person and as applicable, each of its respective Affiliates, directors, managers, officers, attorneys, accountants, employees, advisors or agents of such Person. It is acknowledged and agreed that the R&W Insurer shall be deemed a Representative of Buyer for purposes of access to information.

“Reverse Transition Services Agreement” means a Reverse Transition Services Agreement between Seller and Buyer in substantially the form of the Transition Services Agreement, with appropriate adjustments to reverse the parties as Providing Party and Receiving Party thereunder.

“SCF Guaranty” means the Guaranty delivered by Buyer and the Target Companies (after the Closing) substantially in the form attached hereto as Exhibit C-2.

“SCF Memorandum of Understanding” means that certain memorandum of understanding attached hereto as Exhibit C-1, dated as of August 22, 2024, by and among Buyer, Seller, the Company and the banks party thereto, together with all exhibits and schedules thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Incident” means any (i) unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, of Personal Information or confidential information or (ii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident” or any similar term under any Privacy Laws.

“Seller Disclosure Schedules” means the disclosure schedules of Seller relating to this Agreement.

“Seller Marks” means (i) any Marks owned by Seller or any of its Affiliates (other than the Target Companies), including Marks that use or contain “Advance Auto Parts,” “CARQUEST,” “Carquest,” “Advance Professional,” “MOTOVISUALS,” “CARQUEST TECHNICAL INSTITUTE,” “TECHNET,” or “TECH-NET,” either alone or in combination with other words, and all Marks that are confusingly similar thereto or dilutive thereof and (ii) any Marks that include or use any of the foregoing either alone or in combination with other words.

“Seller Plan” means each Employee Plan, other than a Company Employee Plan.

“Seller Proprietary Information” means all confidential or proprietary information, including technical specifications, designs, drawings, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, customer pricing and rebate information, research and development data and computer software programs, to the extent relating to the business, operations or affairs of Seller or any of its Affiliates (including the

Target Companies), that is (i) exclusively related to and used or held for use by Seller and its Affiliates (not including the Target Companies) or (ii) primarily (as between Seller and its Affiliates (not including the Target Companies) on the one hand, and the Target Companies, on the other hand), related to and used or held for use by Seller and its Affiliates (not including the Target Companies), whether or not marked with a restrictive legend of Seller or any of its Affiliates (including the Target Companies).

“Seller Related Parties” means, collectively, Seller, its Affiliates and their respective Representatives.

“Shared Business Information” means, with respect to Seller, any Target Company Proprietary Information that is not exclusive to the Target Companies, and with respect to Buyer, any Seller Proprietary Information that is not exclusive to Seller and its Affiliates (not including the Target Companies).

“Specific Indemnification Matter” shall mean the matter set forth on Schedule 3.15(h).

“Specified Arrangement” means the agreement identified on Schedule 7.08(k), as it may be amended and/or restated from time to time.

“Specified Employee” means the individual set forth on Schedule 7.08(k).

“Specified Suppliers” shall have the meaning set forth in the definition of Minimum SCF Program Terms.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns at least (i) fifty percent (50%) of the equity interests or (ii) fifty percent (50%) of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Supply Chain Financing Programs” means the supply chain financing programs of the Seller, its Subsidiaries or their affiliates immediately prior to the Closing Date in which certain of the suppliers of the Target Companies participate.

“Target Company Proprietary Information” means all confidential or proprietary information, including technical specifications, designs, drawings, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, customer pricing and rebate information, research and development data and computer software programs, to the extent relating to the business, operations or affairs of Seller or any of its Affiliates (including the Target Companies), that is (i) exclusively related to and used or held for use by the Target Companies or (ii) primarily (as between Seller and its Affiliates (not including the Target Companies) on the one hand, and the Target Companies, on the other hand), related to and used or held for use by the Target Companies, whether or not marked with a restrictive legend of Seller or any of its Affiliates (including the Target Companies).

“Target Net Working Capital” means $577,748,000.

“Tax Authority” means the IRS and/or any other Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Contest” means any audit, claim, demand, adjustment or Proceeding relating to Taxes.

“Taxes” means any and all taxes, and any customs, fees, charges, levies, imposts or other charges or assessments in the nature of tax, including all gross receipts, income, sales, use, ad valorem, value added, capital stock, transfer, franchise, registration, license, withholding, payroll, social security (or similar), employment, unemployment, disability, escheat, unclaimed property, excise, estimated, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum and property taxes, together with any related interest, fines, penalties and additions.

“Tax Returns” means all returns (including information returns), forms, claims for refund, declarations, reports and elections, including any attachment or schedule thereto and including any amendment thereof, in each case, filed or required to be filed with any Tax Authority.

“to the knowledge” “known by” or “known” (and any similar phrase) means, (a) with respect to Seller, the actual knowledge, after reasonable inquiry of such Person’s direct reports, of the Persons listed on Schedule 1.01(c)-1 and (b) with respect to Buyer, the actual knowledge, after reasonable inquiry of such Person’s direct reports, of the persons listed on Schedule 1.01(c)-2.

“Transaction Documents” means this Agreement, the Supply Agreements, the Transition Services Agreement, the Reverse Transition Services Agreement, the Limited Guarantee, the Equity Commitment Letter and any other document, certificate, Contract or deliverable required to be executed by Seller or Buyer (or their applicable Affiliates) that is expressly identified herein or therein, and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transaction Tax Deductions” means any Tax deductions of a Target Company that is at least “more likely than not” deductible in a taxable period (or portion thereof) ending on or before the Closing Date resulting from (a) any pay down or satisfaction of Indebtedness, (b) the payment or incurrence of any Company Transaction Expenses or (c) any bonuses, compensation, severance payments or change of control payments arising in connection with the transactions contemplated by this Agreement, in each case, to the extent deductible in accordance with Applicable Law.

“Transferred Personal Information” means the Personal Information disclosed or conveyed to Buyer by or on behalf of the Seller, in relation to, as a result of or in conjunction with the Contemplated Transactions, and includes all such Personal Information disclosed to Buyer prior to the execution of this Agreement.

“Worldpac Product” means any product that is sold by any Target Company to Seller or any of its Affiliates (except, after the Closing, the Target Companies) prior to the Closing Date.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAP	Section 1.01
AAP Accounting Period	Section 1.01
Accounting Principles	Section 1.01
Advance Supply Agreement	Section 2.04(a)(iv)
Advance Products	Section 9.03(b)
Affiliate	Section 1.01
Agreement	Preamble
Agreement Date	Preamble
Allocation Schedule	Section 7.05(g)
Alternative Financing	Section 6.10
Anti-Corruption Laws	Section 3.13(a)
Antitrust Laws	Section 1.01
AP Trade Claim	Section 7.11(b)
Applicable Law	Section 1.01
Audited Financial Statements	Section 3.06(a)
Autopart International	Recitals
Balance Sheet Date	Section 3.06(a)
Business	Section 1.01
Business Day	Section 1.01
Business Insurance Policies	Section 3.21
Buyer	Preamble
Buyer Covenant Parties	Section 7.04(m)
Buyer Released Parties	Section 9.02
Buyer Related Parties	Section 1.01
Buyer Transition Period	Section 7.04(e)
Calculation Date	Section 1.01
Calculation Time	Section 1.01
Cash	Section 1.01
Closing	Section 2.02
Closing Date	Section 2.02
Closing Purchase Price	Section 2.03
Code	Section 1.01
Collective Bargaining Agreement	Section 3.17(a)
Commitment Letters	Section 4.07
Company	Recitals
Company Employee	Section 1.01
Company Employee Plan	Section 1.01
Company Subsidiary or Company Subsidiaries	Section 1.01
Company Subsidiary Securities	Section 1.01
Company Transaction Expenses	Section 1.01

Competition Act	Section 1.01
Confidentiality Agreement	Section 1.01
Consented Marks	Section 7.04(p)(i)
Contemplated Transactions	Section 1.01
Contracts	Section 1.01
CQ Canada Supply Agreement	Section 2.04(a)(v)
D&O Indemnifiable Claim	Section 6.05(b)
D&O Indemnified Party	Section 6.05(b)
D&O Indemnifying Party	Section 6.05(b)
Damages	Section 1.01
Data Partners	Section 3.15(i)
Dataroom	Section 3.25
Debt Commitment Letter	Section 4.07
Debt Fee Letter	Section 4.07
Debt Financing Deliverables	Section 1.01
Debt Financing Documents	Section 5.04(a)
Deferred Compensation Plan	Section 7.08(g)
Delaware Courts	Section 11.12
Disputed Item	Section 2.05(f)
Disputed Items	Section 2.05(f)
Dollars	Section 11.06
Effect	Section 1.01
Employee Plans	Section 1.01
Employment Laws	Section 3.17(b)
Environmental Laws	Section 1.01
Environmental Permits	Section 1.01
Equity Commitment Letter	Section 4.07
Equity Financing	Section 4.07
Equity Interests	Section 1.01
ERISA	Section 1.01
Estimated Amounts	Section 2.05(a)
Estimated Closing Cash	Section 2.05(a)
Estimated Closing Indebtedness	Section 2.05(a)
Estimated Closing Net Working Capital	Section 2.05(a)
Estimated Closing Net Working Capital Excess	Section 1.01
Estimated Closing Net Working Capital Shortfall	Section 1.01
Estimated Closing Statement	Section 2.05(a)
Estimated Company Transaction Expenses	Section 2.05(a)
Excess Amount	Section 2.05(i)(A)
Excluded Participant	Section 3.18(h)
Final Adjusted Purchase Price	Section 1.01
Final Amounts	Section 2.05(h)
Final Closing Cash	Section 2.05(h)
Final Closing Indebtedness	Section 2.05(h)
Final Closing Net Working Capital	Section 2.05(h)
Final Closing Net Working Capital Excess	Section 1.01
Final Closing Net Working Shortfall	Section 1.01
Final Closing Statement	Section 2.05(h)
Final Company Transaction Expenses	Section 2.05(h)

Final Position	Section 2.05(g)
Financial Statements	Section 3.06(a)
Financial Support Arrangements	Section 1.01
Financing	Section 4.07
Former Company Employee	Section 7.08(i)
Fraud	Section 1.01
GAAP	Section 1.01
Governmental Authority	Section 1.01
GPI	Recitals
GPI Shares	Section 3.03(a)
Guarantor	Recitals
Hazardous Substances	Section 1.01
Hogan Lovells	Section 7.07(a)
HSR Act	Section 7.03(b)
Income Taxes of Worldpac	Section 1.01
Indebtedness	Section 1.01
Indemnified Party	Section 9.03(d)
Indemnifiying Party	Section 9.03(d)
Indemnitee Affiliates	Section 6.05(c)
Independent Firm	Section 2.05(g)
Intellectual Property	Section 1.01
Interchange Claim	Section 7.11(a)
Intercompany Agreement	Section 5.03(a)
Interim Financial Statements	Section 3.06(a)
International Sanctions Laws	Section 3.13(b)
International Trade Laws	Section 3.13(a)
Inventory	Section 1.01
IRS	Section 1.01
known	Section 1.01
known by	Section 1.01
Labor Union	Section 3.17(a)
Leased Real Property	Section 3.09(b)
Lender	Section 4.07
Lender Related Parties	Section 1.01
Licensed Intellectual Property	Section 1.01
Lien	Section 1.01
Limited Guarantee	Recitals
Lower Target Net Working Capital	Section 1.01
Marks	Section 1.01
Material Adverse Effect	Section 1.01
Material Contracts	Section 3.08(a)
Material Expired Operational Contract	Section 3.08(a)
Material Supplier	Section 3.20(a)
Minimum SCF Program Terms	Section 1.01
Net Working Capital	Section 1.01
New Plans	Section 7.08(d)
New SCF Program	Section 7.13
Non-Recourse Parties	Section 11.16(b)
Notice of Disagreement	Section 2.05(f)

Order	Section 1.01
Organizational Documents	Section 1.01
Out-of-Scope Employee	Section 1.01
Outstanding LTI Awards	Section 7.08(k)
Owned Intellectual Property	Section 1.01
Party or Parties	Preamble
Permits	Section 1.01
Permitted Liens	Section 1.01
Person	Section 1.01
Personal Information	Section 1.01
Pre-Closing Period	Section 1.01
Privacy Laws	Section 1.01
Privacy Policy	Section 3.15(h)
Privacy Requirements	Section 3.15(h)
Proceeding	Section 1.01
Process	Section 1.01
Processed	Section 1.01
Processing	Section 1.01
Proposed Acquisition Transaction	Section 5.07
Proposed Amounts	Section 2.05(b)
Proposed Closing Cash	Section 2.05(b)
Proposed Closing Indebtedness	Section 2.05(b)
Proposed Closing Net Working Capital	Section 2.05(b)
Proposed Closing Statement	Section 2.05(b)
Proposed Company Transaction Expenses	Section 2.05(b)
R&W Binder Agreement	Section 1.01
R&W Insurer	Section 1.01
R&W Policies	Section 1.01
Real Property Leases	Section 3.09(b)
Registered Owned Intellectual Property	Section 1.01
Release	Section 1.01
Releasing Parties	Section 9.02
Related Party Contracts	Section 3.22
Representatives	Section 1.01
Required Approvals	Section 8.01(a)
Reverse Transition Services Agreement	Section 2.04(a)(iii)
SCF Finance Parties	Section 7.13
SCF Guaranty	Section 1.01
SCF Memorandum of Understanding	Section 1.01
Section 338 Elections	Section 7.05(f)
Section 338 Election Forms	Section 7.05(f)
Securities Act	Section 1.01
Security Incident	Section 1.01
Seller	Preamble
Seller Covenant Parties	Section 7.04(m)
Seller Disclosure Schedules	Section 1.01
Seller Employment Liabilities	Section 7.08(i)
Seller Insurance Policies	Section 5.03(d)
Seller Marks	Section 1.01

Seller Plan	Section 1.01
Seller Proprietary Information	Section 1.01
Seller Related Parties	Section 1.01
Seller Released Parties	Section 9.02
Seller Subrogation Provisions	Section 7.10(c)
Seller Transition Period	Section 7.04(d)
Separation Activities	Section 5.03(e)
Shared Business Information	Section 1.01
Shared Contract	Section 5.03(b)
Shared IP	Section 7.04(m)
Shares	Recitals
Shortfall Amount	Section 2.05(i)(B)
Specific Indemnification Matter	Section 1.01
Specified Arrangement	Section 1.01
Specified Employee	Section 1.01
Specified Suppliers	Section 5.08
Specified Real Property Lease Consents	Section 5.08
Straddle Period	Section 1.01
Subsidiary	Section 1.01
Supply Agreements	Section 2.04(a)(v)
Supply Chain Financing Programs	Section 1.01
Target Company or Target Companies	Recitals
Target Company Data	Section 7.04(n)
Target Company Owned Marks	Section 7.04(d)
Target Company Proprietary Information	Section 1.01
Target Net Working Capital	Section 1.01
Tax Authority	Section 1.01
Tax Contest	Section 1.01
Taxes	Section 1.01
Tax Returns	Section 1.01
Termination Date	Section 10.01(b)
Termination Fee	Section 10.03(a)
to the knowledge	Section 1.01
Transaction Documents	Section 1.01
Transaction Tax Deductions	Section 1.01
Transfer Taxes	Section 7.06
Transferred Personal Information	Section 1.01
Transition Services Agreement	Section 2.04(a)(ii)
USTR Claims	Section 7.11(b)
Upper Target Net Working Capital	Section 1.01
Waiving Parties	Section 7.07(c)
WARN	Section 7.08(f)
Worldpac Canada	Recitals
Worldpac Product	Section 1.01
Worldpac Puerto Rico	Recitals
Worldpac Return Policy	Section 5.03(f)(ii)
Worldpac Trade Claim	Section 7.11(b)

Article II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Parties agree that, at the Closing, Seller shall cause the sale, conveyance, assignment, transfer and delivery to Buyer of, and Buyer shall purchase, acquire and accept, the Shares, free and clear of all Liens (other than restrictions on transfer arising pursuant to federal, provincial and state securities laws).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street NW, Washington, DC 20004, or virtually by the electronic exchange of signatures and deliverables, at 9:00 a.m., Eastern Time, on the third (3rd) Business Day following the satisfaction or waiver (by the Party entitled to waive each such condition and to the extent permitted by Applicable Law) of the conditions set forth in Article VIII hereof (other than those conditions that by their terms or nature are to be performed or satisfied by deliveries made at the Closing, but subject to the satisfaction or valid waiver (to the extent permitted by Applicable Law) of such conditions) or at such other time and place as the Parties may agree. Notwithstanding anything to the contrary herein, the Parties agree that (x) in no event shall the Parties be obligated to consummate the Closing prior to November 1, 2024, and (y) if the Closing would otherwise be required to occur under this Section 2.02 on a day other than the last Business Day of an AAP Accounting Period, then the Closing shall be delayed until the last Business Day of the AAP Accounting Period in which the Closing would otherwise be required to occur under this Section 2.02 unless the Parties otherwise agree in writing or unless such last Business Day is on or after the Termination Date. If the Closing Date occurs on the last Business Day of an AAP Accounting Period, the Calculation Time shall be 11:59 pm on the Saturday that is the last day of such AAP Accounting Period. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.03 Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay and deliver, or cause to be paid and delivered, to Seller (on behalf of GPI), solely in the form of cash, an amount, in the aggregate, equal to (i) One Billion Five Hundred Million Dollars ($1,500,000,000), plus (ii) the Estimated Closing Cash, minus (iii) the Estimated Closing Indebtedness, plus (iv) the Estimated Closing Net Working Capital Excess (if any), minus (v) the Estimated Closing Net Working Capital Shortfall (if any), and minus (vi) the Estimated Company Transaction Expenses (the resulting amount, the “Closing Purchase Price”).

Section 2.04 Closing Deliverables and Closing Actions.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and in a form reasonably acceptable to Buyer and sufficient to convey, transfer and assign the Shares;

(ii) the Transition Services Agreement, substantially in the form attached hereto as Attachment I (the “Transition Services Agreement”), duly executed by Seller or its Affiliate(s) party thereto;

(iii) the Reverse Transition Services Agreement, duly executed by Seller or its Affiliate(s) party thereto;

(iv) the Advance Supply Agreement, substantially in the form attached hereto as Attachment II (the “Advance Supply Agreement”), duly executed by Seller or its Affiliate(s) party thereto;

(v) the CQ Canada Supply Agreement, duly executed by Carquest Canada LTD, a Canadian corporation, or its Affiliate(s) party thereto;

(vi) the Section 338 Election Forms pursuant to Section 7.05(f);

(vii) duly completed and executed IRS Forms W-9, duly executed by each of Seller and GPI;

(viii) evidence (including UCC-3 termination statements, if applicable) in form and substance reasonably satisfactory to Buyer of the release of (x) all guarantees of indebtedness for borrowed money provided by any of the Target Companies and (y) all Liens on the Target Companies, their respective Equity Interests and their other assets (other than Permitted Liens); and

(ix) written resignations, or evidence of removal, of the directors of the Company and, to the extent not employed by any Company Subsidiary, any Company Subsidiary, which resignations shall provide that they become effective as of the Closing.

(b) At the Closing, Buyer shall deliver, or cause to be delivered to Seller the following:

(i) the Closing Purchase Price, by wire transfer of immediately available funds, to an account designated by Seller;

(ii) the Transition Services Agreement, duly executed by Buyer;

(iii) the Reverse Transition Services Agreement, duly executed by Buyer;

(iv) the Advance Supply Agreement, duly executed by Buyer; and

(v) the CQ Canada Supply Agreement, duly executed by Buyer.

(c) At least two (2) Business Days prior to the Closing, Seller shall deliver to Buyer (i) final invoices with respect to all unpaid Company Transaction Expenses of the type described in clause (a) of the definition of “Company Transaction Expenses”, which invoices shall include the amount of unpaid Company Transaction Expenses due to such payee and wire instructions and (ii) a valid and duly executed IRS Form W-9 from each such payee.

Section 2.05 Purchase Price Adjustments.

(a) Not later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail, with reasonable supporting documentation, Seller’s good faith estimate of (i) the Cash of the Target Companies as of the Calculation Time (the “Estimated Closing Cash”), (ii) the Indebtedness of the Target Companies as of the Calculation Time (the “Estimated Closing Indebtedness”), (iii) the Company Transaction Expenses as of immediately prior to the Closing (the “Estimated Company Transaction Expenses”), (iv) the Net Working Capital of the Target Companies as of the Calculation Time (the “Estimated Closing Net Working Capital” and, together with the Estimated Closing Cash, the Estimated Company Transaction Expenses, and the Estimated Closing Indebtedness, the “Estimated Amounts”) and (v) a calculation of the Closing Purchase Price derived therefrom, expressed in Dollars in accordance with Section 2.05. Seller shall provide Buyer and its Representatives with reasonable access to appropriate employees, advisors, relevant books and records of the Target Companies during normal business hours and upon reasonable notice (subject to execution of any customary work paper access letter required by Seller’s or the Company’s accountants or other advisors) to the extent reasonably necessary to verify the information contained in the Estimated Closing Statement; provided that such access does not unreasonably disrupt the normal business operations of Seller or the Target Companies. In the event that Buyer notifies Seller prior to the Closing that Buyer in good faith disputes Seller’s calculation of the Estimated Amounts set forth on the Estimated Closing Statement, then Buyer and Seller shall cooperate in good faith to resolve any such dispute as promptly as practicable and, if so resolved, modify the Estimated Closing Statement and the Closing Purchase Price, as appropriate, to reflect any agreed adjustments to the Estimated Amounts; provided, that in case of any disagreement between the parties with respect to the Estimated Amounts that is not resolved prior to the Closing, in no case shall such disagreement delay the Closing and the Estimated Amounts of the Company set forth in the Estimated Closing Statement shall control.

(b) No later than ninety (90) days following the Closing Date (the “Delivery Period”), Buyer shall, at its expense, prepare and deliver, or cause to be prepared and delivered, to Seller, a statement prepared in good faith in form substantially similar to the Estimated Closing Statement (the “Proposed Closing Statement”) setting forth, in reasonable detail, with reasonable supporting documentation, Buyer’s good faith calculation of (i) the Cash of the Target Companies as of the Calculation Time (the “Proposed Closing Cash”), (ii) the Indebtedness of the Target Companies as of the Calculation Time (the “Proposed Closing Indebtedness”), (iii) the Company Transaction Expenses as of immediately prior to the Closing (the “Proposed Company Transaction Expenses”), (iv) the Net Working Capital of the Target Companies as of the Calculation Time (the “Proposed Closing Net Working Capital” and, together with the Proposed Closing Cash, the Proposed Closing Indebtedness and the Proposed Company Transaction Expenses, the “Proposed Amounts”), and (v) Buyer’s proposed calculation of the Final Adjusted Purchase Price derived therefrom, expressed in Dollars in accordance with Section 2.05. If Buyer does not deliver a Proposed Closing Statement to Seller during the Delivery Period (provided that any Proposed Closing Statement delivered by Buyer within such Delivery Period will be deemed timely delivered, regardless of any objections (successful or otherwise) Seller may make that such Proposed Closing Statement was not prepared in accordance with this Agreement), then Seller shall have the right (but not an obligation) to prepare and deliver to Buyer a Proposed Closing Statement no later than sixty (60) days following the last day upon which Buyer’s Proposed Closing Statement was required to be delivered to Seller in accordance with this Section 2.05(b), and the provisions of this Section 2.05(b) shall apply to Seller’s Proposed Closing Statement, reversing the use of “Seller” and “Buyer” in Section 2.05(e) and Section 2.05(f); provided, that the Delivery Period shall be extended by a number of calendar days equal to the period during which any information reasonably requested by Buyer from Seller and its Representatives and reasonably necessary to verify the information contained in the Estimated Closing Statement in connection with preparing the Proposed Closing Statement has not been received by Buyer if such information (i) is requested by Buyer to Seller in writing and (ii) Seller has failed to use commercially reasonable efforts to provide Buyer with such information. For the avoidance of doubt, if Seller does not elect to deliver a Proposed Closing Statement in accordance with the foregoing sentence (following the expiration of the Delivery Period and any extension thereof), the Estimated Closing Statement shall constitute the Final Closing Statement.

(c) The Estimated Closing Statement and the Proposed Closing Statement shall be prepared, and the Estimated Amounts, the Proposed Amounts and the Final Amounts shall be calculated, in accordance with the applicable terms and definitions of this Agreement, including the Accounting Principles.

(d) Following the delivery of the Proposed Closing Statement, Buyer shall provide Seller and its Representatives and, if applicable, the Independent Firm, access, upon advance written notice and during normal business hours, to relevant books, records, documents and work papers (subject to execution of any customary work paper access letter required by Buyer’s or the Company’s accountants or other advisors) requested by Seller and its Representatives to the extent reasonably necessary in connection with Seller’s review (or preparation, if applicable) of the Proposed Closing Statement, the Proposed Amounts or any resolution of any dispute with respect thereto; provided that such access does not unreasonably disrupt the normal business operations of Buyer or the Target Companies.

(e) Within ninety (90) days following Buyer’s delivery of the Proposed Closing Statement to Seller, Seller shall deliver a Notice of Disagreement; provided, that such ninety (90)-day period shall be tolled for any period during which Buyer shall fail to make available to Seller all relevant books, records, documents and work papers required to be made available to Seller under Section 2.05(d) but only to the extent that such access or information (x) exists and (y) is requested by Seller in writing no more than forty-five (45) days following Buyer’s delivery (or deemed delivery in accordance with Section 2.05(b)) of the Proposed Closing Statement and (z) Buyer has failed to provide Seller with such access or information in accordance with the terms of Section 2.05(d). If Seller accepts the Proposed Amounts, or if Seller does not deliver a Notice of Disagreement to Buyer notifying Buyer of a dispute with respect to the Proposed Amounts in accordance with Section 2.05(f) within such ninety (90)-day period (subject to the proviso in the immediately foregoing sentence), then the Proposed Closing Statement and the Proposed Amounts set forth therein, in each case, shall be deemed final, conclusive and binding on the Parties in all respects and used for purposes of calculating the Final Adjusted Purchase Price in accordance with Section 2.05(h) and Section 2.05(i).

(f) If Seller disputes the accuracy of the Proposed Closing Statement or of any of the Proposed Amounts or of the Final Adjusted Purchase Price derived therefrom, then Seller shall provide written notice of its disagreement (such notice, a “Notice of Disagreement”) and specifying the Proposed Amounts that Seller disputes, including the specific line items and amounts in dispute, with all matters in dispute in a single subaccount arising out of the same or similar facts constituting a “Disputed Item” and, collectively, the “Disputed Items”.

(g) If a Notice of Disagreement is duly and timely delivered pursuant to Section 2.05(f), Seller and Buyer shall, during the thirty (30)-day period (or such longer period as Buyer and Seller mutually agree) following such delivery, negotiate in good faith to resolve the Disputed Items. If, at the conclusion of such resolution period, Seller and Buyer have not resolved all Disputed Items, then all Disputed Items remaining in dispute shall be submitted by Seller and Buyer for definitive resolution to Grant Thorton or such other independent firm of international standing as Seller and Buyer may agree (the “Independent Firm”). The Independent Firm shall be engaged by Seller and Buyer no later than ten (10) Business Days (or such longer period as Buyer and Seller mutually agree) following the conclusion of such resolution period. Each of Seller and Buyer agrees to promptly execute, if requested by the Independent Firm, a reasonable engagement letter with respect to the determination to be made by the Independent Firm with respect to such dispute in accordance with this Section 2.05(g). Promptly after joint engagement of the Independent Firm, the Parties shall provide the Independent Firm with a copy of this Agreement, the Accounting Principles, Buyer’s Proposed Closing Statement and Seller’s Notice of Disagreement. Each of Seller and Buyer shall deliver to the Independent Firm and to the other Party simultaneously a written submission of its final position (the “Final Position”) with respect to each of the Disputed Items that remain in dispute (which Final Position may be different than the position set forth in the Proposed Closing Statement and the Notice of Disagreement, as the case may be, but may not be outside of the range of the positions set forth in the Proposed Closing Statement and Notice of Disagreement) within fifteen (15) days of the engagement of such Independent Firm. Each Party shall thereafter be entitled to submit a rebuttal to the other’s submission and such rebuttal shall be delivered to the Independent Firm and to the other Party simultaneously within thirty (30) days of the delivery of the Parties’ initial submissions to the Independent Firm and to each other. The Independent Firm may request additional information from either Party solely to the extent necessary to resolve the Disputed Items still in dispute from either Party, but absent such a request neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Independent Firm or otherwise communicate with the Independent Firm. Without limiting the foregoing, to the extent the Independent Firm requests additional information in accordance with the immediately preceding sentence, in no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Independent Firm unless a copy of such submission is simultaneously provided to the other Party. The Independent Firm’s determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Firm shall be based on the written submissions (and any subsequent oral presentations made in accordance with the terms of this Section 2.05(g)) by Seller and Buyer with respect to the Disputed Items that remain in dispute and not on the Independent Firm’s independent review. In deciding any matter, the Independent Firm (i)

shall be bound by the terms and conditions of this Agreement, including the definition of Cash, Indebtedness, Company Transaction Expenses and Net Working Capital and the Accounting Principles and (ii) shall choose, with respect to each Disputed Item still in dispute, the Final Position proposed by Seller or Buyer in their written submissions. The scope of the disputes to be resolved by the Independent Firm shall be limited to fixing mathematical errors and determining whether the Disputed Items were determined in accordance with this Agreement and the Independent Firm is not to make any other determination. All negotiations pursuant to this Section 2.05(g) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence. The Parties acknowledge and agree that the Independent Firm shall be functioning solely as an expert and not as an arbitrator. Seller and Buyer shall use commercially reasonable efforts to cause the Independent Firm to render its determination within thirty (30) days after submission of the Parties’ rebuttals, or as soon thereafter as possible, which determination shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, absent manifest error by the Independent Firm. The fees and expenses of the Independent Firm shall be paid by Seller and Buyer in proportion to the allocation of the dollar value of the amounts in dispute between Seller and Buyer resolved by the Independent Firm, such that the Party prevailing on the greatest dollar value of such disputes pays the lesser proportion of such fees and expenses. For example, if Seller claims that the appropriate adjustments are One Thousand Dollars ($1,000) greater than the amount determined by Buyer and if the Independent Firm ultimately resolves the dispute by awarding to Seller Three Hundred Dollars ($300) of the One Thousand Dollars ($1,000) contested, then the fees, costs and expenses of the Independent Firm shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to Buyer and seventy percent (70%) (i.e., 700 divided by 1,000) to Seller.

(h) The final Cash of the Target Companies as of the Calculation Time, the final Indebtedness of the Target Companies as of the Calculation Time, the Final Company Transaction Expenses as of immediately prior to Closing, and the final Net Working Capital of the Target Companies as of the Calculation Time, as finally determined pursuant to this Section 2.05(h) (whether by agreement of Buyer and Seller or determination by the Independent Firm), are referred to herein respectively as the “Final Closing Cash”, the “Final Closing Indebtedness”, the “Final Company Transaction Expenses” and the “Final Closing Net Working Capital” (and, collectively, the “Final Amounts”). The final closing statement reflecting the Final Amounts shall be the “Final Closing Statement”.

(i) Following the procedures set forth in this Section 2.05,

(A)

if the Final Adjusted Purchase Price is greater than the Closing Purchase Price (such difference, the “Excess Amount”), then within three (3) Business Days after the determination of the Final Amounts, Buyer shall pay to Seller an amount in Dollars equal to the Excess Amount; and

(B)

if the Final Adjusted Purchase Price is less than the Closing Purchase Price (such difference, the “Shortfall Amount”), then within three (3) Business Days after the determination of the Final Amounts, Seller shall pay to Buyer an amount in Dollars equal to the Shortfall Amount.

Any amount to be paid by Buyer or Seller pursuant to this Section 2.05(i) shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller or Buyer, as the case may be. Seller and Buyer agree to treat any payments made under Section 2.05(i) as an adjustment to the Closing Purchase Price for all purposes, including Tax purposes (to the extent permitted by Applicable Law).

Section 2.06 Withholding. Each of Buyer and its Affiliates, agents and assigns (including, after Closing, the Target Companies) shall each be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required under any Applicable Law to deduct and withhold with respect to the making of any such payment. In the event of any required withholding (except withholding on a payment treated as compensation for Tax purposes or which is attributable to Seller’s failure to deliver the certificate contemplated by Section 2.04(a)(viii)), Buyer shall use commercially reasonable efforts to give written notice to Seller at least three (3) Business Days in advance thereof and shall reasonably cooperate to mitigate or eliminate any such withholding. All amounts withheld under this Section 2.06 shall be (a) properly remitted (or caused to be remitted) to the appropriate Tax Authority by Buyer in accordance with Applicable Law and (b) to the extent so remitted shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer that:

Section 3.01 Existence and Power of Seller and the Target Companies. Each of Seller and the Target Companies is duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing (or equivalent) under the laws of its jurisdiction of incorporation, formation or organization, except where the failure to be in good standing (or equivalent) has not been, and would not reasonably be expected to be, material to the Target Companies, taken as a whole. Each of the Target Companies (i) has all requisite corporate power and authority required to carry on its business (including the Business) as currently conducted and (ii) is duly qualified or otherwise authorized to do business in each jurisdiction in which the ownership, operation or leasing of properties and the conduct of its business (including the Business) as currently conducted requires it to be so qualified or otherwise authorized, except where the failure to be so qualified or otherwise authorized has not been, and would not reasonably be expected to be, material to the Target Companies, taken as a whole.

Section 3.02 Authority and Enforceability.

(a) The execution, delivery and performance by Seller and the Target Companies of this Agreement and the other Transaction Documents to which Seller or any Target Company is party (or will be a party at the Closing) and the consummation of the Contemplated Transactions on the part of Seller and the Target Companies are within the corporate powers of Seller and the Target Companies, as applicable, and have been duly authorized by all necessary corporate action on the part of Seller and the Target Companies, as applicable, and no further action by Seller or any Target Company (including by their respective equityholders, board of directors or similar governing body) is necessary to authorize the foregoing. This Agreement and the other Transaction Documents to which Seller or any Target Company is a party (or will be a party at the Closing) have been duly authorized, executed and delivered by Seller or the applicable Target Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute at the Closing a legal, valid and binding obligation of Seller and the applicable Target Company, as applicable, enforceable against Seller or the applicable Target Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) True and complete copies of the Organizational Documents of each Target Company, as in effect on the Agreement Date, have been made available to Buyer, and each such Organizational Document is in full force and effect, and no Target Company is in violation of any provisions thereof.

Section 3.03 Capital Structure of the Target Companies.

(a) Schedule 3.03(a) of the Seller Disclosure Schedules accurately sets forth the authorized Shares and the record and beneficial owner(s) thereof, and the Shares are all of the issued and outstanding Equity Interests of the Company. Seller is the sole legal and beneficial indirect owner of the Equity Interests of GPI (the “GPI Shares”). GPI is the sole legal and beneficial direct owner of the Shares, free and clear of all Liens (other than Liens arising under federal, provincial or state securities laws).

(b) Schedule 3.03(b) of the Seller Disclosure Schedules accurately sets forth the authorized Company Subsidiary Securities, as applicable, of each Target Company (other than the Company) and the record and beneficial owner(s) thereof, and the Company Subsidiary Securities constitute all of the issued and outstanding Equity Interests of the Target Companies (other than the Company).

(c) The Company is the sole legal and beneficial owner of the Company Subsidiary Securities, in each case, free and clear of all Liens (other than Liens arising under federal, provincial or state securities laws). All of the Shares and the Company Subsidiary Securities have been validly authorized and issued, are fully paid and, in respect of such jurisdictions where such concept is applicable, non-assessable and have not been issued in violation of any Organizational Document or any preemptive rights, options, rights of first refusal or offer, or subscription rights (or, to the knowledge of Seller, any similar rights under any Applicable Law). There are no direct or indirect options, equity-based compensation awards, phantom equity interests, Shares subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), warrants, subscriptions, preemptive rights, rights of first refusal or offer, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or the Company Subsidiary Securities or obligating Seller, GPI or any Target Company to issue, sell, register, vote or acquire any shares of capital stock, units of membership interest or any other Equity Interest in a Target Company. Neither Seller, GPI nor any Target Company is a party to, or otherwise bound by, any voting trust, proxy or other agreement or arrangement, restricting or otherwise relating to the voting, dividend rights or disposition of any Shares or any Company Subsidiary Securities. The Company does not have any Subsidiaries other than the Company Subsidiaries, and the Company does not (nor does any other Target Company) have any Equity Interests, whether direct or indirect, in any other Person other than the Company Subsidiaries. At the Closing, Buyer will directly acquire good and valid title to the Shares and will indirectly acquire good and valid title to the Company Subsidiary Securities, in each case, free and clear of all Liens (other than Liens under federal, provincial or state securities laws).

Section 3.04 Governmental Authorization. The execution and delivery by Seller of this Agreement or the execution and delivery by Seller or the applicable Target Companies of any other Transaction Document to which they are a party (or will be a party at the Closing) and the performance by Seller and the applicable Target Companies of their respective obligations hereunder and thereunder, require no action by or in respect of, consent or approval of, notice to or authorization from, or registration, qualification, filing or application with, any Governmental Authority, other than (a) compliance with any applicable requirements and filings under the Antitrust Laws and (b) the actions, consents, approvals, permits or filings set forth on Schedule 3.04 of the Seller Disclosure Schedules or otherwise referred to in this Agreement, and (c) the failure to obtain, file or make any consent or approval of, notice to or authorization from, or registration, qualification, filing or application with, any Governmental Authority that would not reasonably be expected to, individually or in the aggregate, (i) be material to the Target Companies, taken as a whole, or (ii) prevent or materially delay or impair Seller’s ability to consummate the Contemplated Transactions.

Section 3.05 Non-Contravention. Except as set forth on Schedule 3.05 of the Seller Disclosure Schedules, the execution and delivery of this Agreement or any other Transaction Document by Seller or any of the Target Companies to which they are a party (or will be a party at the Closing) and the performance by Seller, GPI or any of the Target Companies of their respective obligations under the Transaction Documents, does not and will not, with or without the passage of time, the giving of notice, or both: (a) violate, contravene or conflict with any provision of the Organizational Documents of Seller, GPI or any Target Company, (b) constitute a violation in any material respect of any provisions of any Applicable Law binding upon or applicable to Seller, GPI or any Target Company (other than any filings related to the Required Approvals) or (c) constitute a breach of a Material Contract, Real Property Lease or Permit that would give any Person a right of termination, cancellation, modification or acceleration of the maturity or performance under, the terms of such Material Contract, Real Property Lease or Permit (or require consent or notice), or give any Person a right to create a Lien upon any of the Equity Interests, or the material properties or assets, of any Target Companies, except, with respect to clause (b) and (c), for any such contravention, conflict, violation or breach, as the case may be, that would not reasonably be expected, individually or in the aggregate, to (i) be material to the Target Companies, taken as whole, or (ii) prevent or materially delay or impair Seller’s and the applicable Target Companies’ ability to consummate the Contemplated Transactions.

Section 3.06 Financial Statements; No Undisclosed Liabilities.

(a) Schedule 3.06(a) of the Seller Disclosure Schedules sets forth (i) the audited consolidated balance sheet of the Company as of the fiscal year ended December 30, 2023, and the related audited statements of income and cash flows of the Company for the fiscal year then ended (collectively, including the audit report thereon, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of July 13, 2024 (the “Balance Sheet Date”), and the related unaudited statement of income and cash flows of the twenty-eight (28) weeks then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Schedule 3.06(b) of the Seller Disclosure Schedules, (x) the Financial Statements have been prepared in all material respects in accordance with GAAP as in effect on the Agreement Date (except as described in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes and other presentation items and normal reoccurring year-end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole), consistently applied throughout the periods presented, and fairly present in all material respects the financial position of the Target Companies on a consolidated basis as of such dates and for the periods presented, and (y) the Target Companies maintain (i) books and records reflecting their assets and liabilities that are accurately reflected in the Financial Statements in all material respects and (ii) internal accounting controls that are adequate given the size, nature and complexity of the Target Companies and that provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement and (B) all material information concerning the Target Companies is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements.

(c) Except (i) as set forth in the Financial Statements, including the notes thereto, (ii) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, which are not, individually or in the aggregate, material to the Target Companies taken as a whole, and which did not arise from any breach of (x) any Contract or material Real Property Lease or (y) any warranty, tort, infringement, misappropriation or violation of any Applicable Law, (iii) for those liabilities that are repaid, terminated, forgiven, settled, canceled or otherwise extinguished in full at or prior to Closing, (iv) for those liabilities incurred in connection with the Contemplated Transactions or the execution, delivery or performance of this Agreement and included as a Company Transaction Expense and (v) as set forth on Schedule 3.06(c) of the Seller Disclosure Schedules, as of the Agreement Date, there are no existing or, to the knowledge of Seller, future or contingent, liabilities of any type of the Target Companies that are material, individually or in the aggregate, to the Target Companies, taken as a whole, and that are required to be reflected on a balance sheet prepared in accordance with GAAP as in effect on the Agreement Date.

Section 3.07 Absence of Certain Changes. Except as set forth on Schedule 3.07 of the Seller Disclosure Schedules, since the Balance Sheet Date, (i) there has not been any Effect that has had or reasonably would be expected to result in a Material Adverse Effect and (ii) the Target Companies did not undertake any action that, if undertaken after the Agreement Date, would constitute a violation of Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(d), Section 5.01(h) or Section 5.01(i).

Section 3.08 Material Contracts.

(a) Except as set forth on Schedule 3.08(a) of the Seller Disclosure Schedules, and (other than with respect to clause (v) except for any Employee Plans), as of the Agreement Date, the Target Companies are not a party to and, with respect to Contracts relating to the Business, neither Seller nor any Affiliate of Seller (other than the Target Companies) is a party to Contracts of the following types (including any Contract of the following types that is expired by its terms but under which business is currently being conducted (a “Material Expired Operational Contract”) being referred to herein as “Material Contracts”):

(i) any Contract that provides for payment to a Target Company for the provision of goods or the performance of services in an amount in excess of One Million Dollars ($1,000,000) annually;

(ii) except for Contracts with Company Employees or independent contractors, any Contract for the provision of goods or the performance of services requiring payments by a Target Company in excess of One Million Dollars ($1,000,000) annually;

(iii) any partnership, joint venture, strategic alliance, joint development, limited liability company or other similar Contract with any Person other than a Target Company;

(iv) any Contract that relates to any interest rate, foreign currency swap, derivative, hedging or similar transactions with respect to the Target Companies or the Business;

(v) any (A) written employment or consulting Contract executed by a current Company Employee or other individual service provider of the Target Companies (other than offer letters or Contracts with Company Employees or individual service providers that may be terminated upon notice of sixty (60) days or less without termination or severance obligations or Contracts with Company Employees or individual service providers of indeterminate duration terminable upon such notice as is required by Applicable Law) providing for a base salary or consulting fee in excess of One Hundred and Seventy-Five Thousand Dollars ($175,000) annually, (B) Collective Bargaining Agreement or (C) Contract pursuant to which the Target Companies are or may become obligated to make or provide any change in control, retention or severance payment or benefit to a Company Employee in connection with the Contemplated Transactions in excess of what is required under Applicable Law;

(vi) any Contract relating to the disposition, acquisition, license, sublicense, assignment, transfer, lease, sublease, mortgage or pledge of a material portion of the assets (other than the purchase or sale of inventory in the ordinary course of business or the sale of obsolete assets and other than relating to Leased Real Property) of, or any Equity Interest in, (A) any Person or any business enterprise of any Person or (B) any Target Company;

(vii) any Real Property Lease used by the Target Companies that is operated as a distribution center or headquarters location or a distribution off-site storage location;

(viii) any Contract with a Material Supplier;

(ix) any Contract (A) relating to Indebtedness for borrowed money incurred by a Target Company or primarily with respect to the Business in an amount not to exceed in the aggregate, when taken together with any other Contracts relating to Indebtedness, One Million Dollars ($1,000,000) or any associated Lien encumbering any assets or properties of any Target Company (other than Permitted Liens) or (B) under which any Target Company has made advances or loans to, or has guaranteed the obligations (whether by bonds, letters of credit or otherwise) of, any Person other than a Target Company (except for loans or advances made to Company Employees in the ordinary course of business) in an amount not in excess of One Hundred Thousand Dollars ($100,000);

(x) any Contract that provides for capital expenditures or commitments by a Target Company in an amount in excess of Five Hundred Thousand Dollars ($500,000) after the Closing Date;

(xi) any Contract (A) involving exclusivity, non-competition, non-solicitation or other agreements (other than non-disclosure agreements and employee non-solicitation agreements, in each case, that that are entered in the ordinary course of business) and materially restrict the ability of any Target Company to conduct or engage in any line of business, to compete against any Person or operate anywhere in the world, (B) that provides for most favored customer pricing provisions, exclusive rights, rights of first refusal, special discount rights or similar rights (for clarity, excluding discounts, rebates and similar arrangements generally offered by a Target Company or Seller to customers in the ordinary course) or (C) that provides for minimum sales or purchase requirements (for clarity, excluding minimum volume levels to achieve a rebate or other price discount entered into in the ordinary course), in each case of clause (B) or clause (C), that requires payments to a Target Company or by a Target Company in excess of One Million Dollars ($1,000,000); provided that the foregoing shall not include any Contract pursuant to which Target Company purchases any goods, products or similar items deemed “goods not for resale”;

(xii) any Contract with any Governmental Authority that requires payments to a Target Company in excess of One Hundred Thousand Dollars ($100,000) annually;

(xiii) any Related Party Contract (including any Shared Contract);

(xiv) any Contract under which any Target Company leases, subleases, holds or operates any personal property owned by any Person (other than a Target Company) that requires payments by a Target Company in excess of Two Hundred and Fifty Thousand Dollars ($250,000) annually;

(xv) any Contract that contains warranty, support or similar obligations of a Target Company that materially deviate from the standard Business warranties set forth on Schedule 3.23(a) of the Seller Disclosure Schedules;

(xvi) any Contract that contains any settlement, conciliation, co-existence or similar agreement in connection with a Proceeding (A) with any Governmental Authority; or (B) that would reasonably be expected to be material to a Target Company or requires a Target Company to pay consideration of more than Two Hundred and Fifty Thousand Dollars ($250,000) (net of insurance recoveries) after the Agreement Date;

(xvii) any Contract under which Seller or any of its Affiliates (including the Target Companies) (A) grants to another Person a license or other right to use any Owned Intellectual Property, other than (x) non-exclusive licenses of Intellectual Property granted to customers of the Business in the ordinary course of business and incidental to the sale of products or services of the Business, and (y) agreements where the only licenses or rights granted are nonexclusive licenses or rights granted to contractors or vendors to use Owned Intellectual Property for the sole benefit of the Business or (B) is granted a license or other right to use any Intellectual Property of another Person that is primarily related to the Business, other than (x) non-exclusive licenses for (1) commercially available software for which Seller and its Affiliates (including the Target Companies) pay one time or annual fees of less than Two Hundred and Fifty Thousand Dollars ($250,000) or (2) open source software and (y) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and incidental to the sale of any products or services; or

(xviii) any outstanding or binding commitment to enter into any Contract of the type described in the foregoing subsections of this Section 3.08.

(b) With respect to each Material Contract, except (A) as set forth on Schedule 3.08(b) of the Seller Disclosure Schedules, and (B) for Contracts that are expired by their terms and do not constitute Material Expired Operational Contracts (i) each Material Contract (other than any Material Expired Operational Contract) listed (or required to be listed) on Schedule 3.08(a) of the Seller Disclosure Schedules is in full force and effect and is a legal, valid and binding obligation of the applicable Target Company party thereto, enforceable against such applicable Target Company party thereto in accordance with its terms, except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) the applicable Target Company party thereto is not in default under or in breach of such Material Contracts, except for any such default or breach as has not been, and would not reasonably be expected to be, material to the Target Companies, taken as a whole, (iii) Seller does not have knowledge of any material breach or material default under any Material Contract by any counterparty thereto, and has not received any written notice, or to the knowledge of Seller, oral notice from any such counterparty thereto that it will (A) (x) terminate or not renew any Material Contract that has not expired or been terminated or (y) with respect to any Material Expired Operational Contract, not continue to operate under such Material Expired Operational Contract in accordance with past practice, or (B) materially and adversely modify any Material Contract, (iv) to the knowledge of Seller, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would reasonably be expected to become a material breach or material default by a Target Company or, to the knowledge of Seller, a counterparty to such Material Contract, under any Material Contract (or give any Person a right of termination, cancellation, modification or acceleration of the maturity or performance under any Material Contract) and (v) there are no material unresolved disputes under any Material Contract. Copies of each Material Contract set forth on Schedule 3.08(b) of the Seller Disclosure Schedules, which are true, complete and correct in all material respects, have been provided or made available to Buyer.

(c) The Target Companies are not party to any Shared Contracts other than the Shared Contracts identified on Schedule 5.03(b). The Target Companies are not party to any Intercompany Agreements that will not be terminated in accordance with Section 5.03(a).

Section 3.09 Property.

(a) The Target Companies do not own and in the past five (5) years have not owned any real property.

(b) Schedule 3.09(b)(i) of the Seller Disclosure Schedules contains a true and complete list of all real property currently leased, subleased, licensed, sublicensed or otherwise used or occupied by the Target Companies (the “Leased Real Property”). As of the Agreement Date, the Target Companies have good and valid leasehold interests in the Leased Real Property free and clear of all Liens other than Permitted Liens. All leases, subleases, licenses, sublicenses and other occupancy agreements for the Leased Real Property (together with any amendments, supplements or other material modifications and guarantees thereof, the “Real Property Leases”) are in full force and effect, and enforceable against the applicable Target Company, subject to proper authorization and execution of such Real Property Lease by the other party and except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Target Company, and to the knowledge of Seller, no counterparty is in default under any Real Property Leases except for defaults that have not been, and would not reasonably be expected to be, material to the Target Companies, taken as a whole, and to the knowledge of Seller there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a material breach or default by a Target Company or any third party, under any Real Property Lease (or to the knowledge of Seller, give any Person a right of termination, cancellation, modification or acceleration of the maturity or performance under any Real Property Lease). To the knowledge of the Seller and except as would not reasonably be expected to be material to the Target Companies, taken as a whole, or as set forth on Schedule 3.09(b)(i) of the Seller Disclosure Schedules, all buildings, fixtures and other improvements thereon, for which a Target Company is responsible, are in reasonable working order and repair in all material respects and are suitable for the purpose for which they are currently used. To the knowledge of Seller, there are no pending or threatened condemnation or similar proceedings related to any Leased Real Property. Except as set forth on Schedule 3.09(b)(ii) of the Seller Disclosure Schedules, there are no subleases, concessions or other contracts granting to any Person other than a Target Company the right to use or occupy any Leased Real Property or any portion thereof.

Section 3.10 Litigation. Except as set forth on Schedule 3.10 of the Seller Disclosure Schedules, there is no, and in the past three (3) years there has not been any, (a) Proceeding pending or, to the knowledge of Seller, threatened against or affecting the Target Companies before any Governmental Authority that is, was or would reasonably be expected to be material to the Target Companies, taken as a whole, or that challenges or seeks to prevent, enjoin, hinder, alter or delay the Contemplated Transactions or (b) Orders outstanding against or binding on the Target Companies that are material to the Target Companies, taken as a whole. To the knowledge of the Seller, (x) there is no basis for any such Proceeding that could reasonably be expected to be material to the Target Companies, taken as a whole and (y) no Target Company is in default in any material respect under, or in material breach of, any Order applicable to the Target Companies.

Section 3.11 Licenses and Permits. Except as set forth on Schedule 3.11 of the Seller Disclosure Schedules, the Target Companies hold, and are in compliance with, and during the past three (3) years have held and been in compliance with, all Permits required by Applicable Law required to conduct the Business in substantially the same manner as it has heretofore been conducted (including in respect of the Business as operated in the twelve (12) month period prior to the Agreement Date), except where the failure to have or comply with such Permits has not been, and would not reasonably be expected to be, material to the Target Companies, taken as whole, or the Business. Except as would not reasonably be expected to be, material to the Target Companies, taken as a whole, all such Permits are current and valid, in full force and effect and there is no, and has not been any, action, event, condition or occurrence that has resulted in, or would reasonably be expected to result in, the suspension, restriction, revocation, amendment, limitation, withdrawal, termination (either upon determination or upon renewal), non-renewal, impairment, cancellation or adverse modification of any such Permit.

Section 3.12 Compliance with Laws. Except as set forth on Schedule 3.12 of the Seller Disclosure Schedules and except for violations, infringements or non-compliance that have not been, and would not reasonably be expected to be, material to the Target Companies, taken as a whole, the Target Companies are (and during the past three (3) years have been) in compliance in all material respects with all Applicable Laws, and to the knowledge of Seller, no condition exists that with or without notice or lapse of time or both would constitute a material violation of any Applicable Law. None of Seller or any of Seller’s Affiliates (including the Target Companies) has received in the past three (3) years through the Agreement Date, any notification in writing or, to the knowledge of the Seller, orally asserting or alleging any failure by any Target Company to comply in any material respect with any Applicable Law or Permit. To the knowledge of Seller, no formal or informal investigation related to material violations of Applicable Laws or Permits by or involving any of the Target Companies is being conducted by any Governmental Authority and neither Seller nor any of its Affiliates (including the Target Companies) has conducted or initiated any internal investigation or made a voluntary, mandatory or directed disclosure to any Governmental Authority with respect to any actual, alleged or suspected violation of Applicable Law by or involving any of the Target Companies.

Section 3.13 Anti-Corruption and International Trade.

(a) During the past five (5) years, no Target Company (and no officer, director, agent, or employee, or, to the Target Company’s knowledge, agent of a Target Company, acting in such Person’s capacity as such) has, directly or indirectly, (i) taken any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery law applicable to the Target Companies in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “Anti-Corruption Laws”) or (ii) (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or (C) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(b) Since April 24, 2019, the Target Companies (i) have been in compliance (x) in all material respects with all requirements of Applicable Laws relating to customs laws and regulations (collectively, “International Customs Laws”) and (y) with all requirements of Applicable Laws related to export, import, economic sanctions, anti-boycott, and anti-money laundering laws and regulations (“International Sanctions Laws” and together with International Customs Laws, “International Trade Laws”) and (ii) have not directly or indirectly, engaged in any transaction or dealings with or involving any Person that is (A) on the list of Specially Designated Nationals and Blocked Persons published by the U.S. Treasury Department’s Office of Foreign Assets Control, the EU list of asset freeze target, or any equivalent list of sanctioned persons issued by any other relevant Governmental Authority or is otherwise subject to sanctions under any International Trade Laws, or (B) any country or territory that is subject to country-wide or territory-wide sanctions under and International Trade Laws or any Person that is located in or organized under the laws of any such country or territory.

(c) During the past five (5) years and since April 24, 2019, with respect to International Trade Laws, no Target Company has (A) received written notice of (x) any violation of any Anti-Corruption Laws or International Sanctions Laws or (y) material violation of any International Customs Laws, or (B) been a party to or the subject of any pending (or to the knowledge of Seller, threatened) action, or any audit or investigation, by or before any Governmental Authority (including receipt of any subpoena) related to any (x) violation of any Anti-Corruption Laws or International Sanctions Laws or (y) material violation of any International Customs Laws.

Section 3.14 Environmental Matters. Except as set forth on Schedule 3.14 of the Seller Disclosure Schedules:

(a) the Target Companies are in compliance in all material respects with, and for the last three (3) years have complied in all material respects with, applicable Environmental Laws, including the obligation to obtain, maintain and comply with all material Environmental Permits necessary to operate their respective businesses as conducted by the Target Companies;

(b) there has been no Release of any Hazardous Substances by Seller or any Target Company, or at, on, under or from the Leased Real Properties, or to the knowledge of Seller, at, on, under or from any property formerly owned, leased or operated by Seller or any Target Company or at, on, under or from any location to which Seller or any Target Company has arranged, by contract, agreement or otherwise, for the treatment or disposal of Hazardous Substances, in each case such that any of the Target Companies has incurred or would reasonably be expected to incur material liability with respect to such Release under Environmental Laws; and

(c) Seller has made available to Buyer all material environmental assessments and reports (including Phase I and Phase II reports) in its (or any of its Affiliates’) possession or control, in each case, prepared within the past three (3) years and relating to the operation of the Target Companies or to the Leased Real Properties.

Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) of the Seller Disclosure Schedules sets forth a list, as of the Agreement Date, of all Registered Owned Intellectual Property. Except to the extent as would not reasonably be expected to be material to the Target Companies, taken as a whole, all Registered Owned Intellectual Property is subsisting, valid and enforceable. There are no Proceedings pending against the Seller or any of its Affiliates in which the validity, scope, ownership or enforceability of any Owned Intellectual Property or Intellectual Property that is purported to be owned by a Target Company is being challenged or contested.

(b) Except as set forth on Schedule 3.15(b) of the Seller Disclosure Schedules or as would not reasonably be expected to be material to the Target Companies taken as a whole: (i) the Target Companies own, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to the Owned Intellectual Property; (ii) the Target Companies have and will continue to have after the Closing a valid and enforceable right to use the Licensed Intellectual Property, (iii) the conduct of the Business as currently conducted and as conducted in the twelve (12) month period prior to the Closing Date does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any other Persons; and (iv) none of the Owned Intellectual Property is subject to any outstanding Order of an arbitrator or court or other Governmental Authority, settlement or coexistence agreement adversely affecting any rights or remedies, or creating any obligations, with respect thereto.

(c) Except as set forth on Schedule 3.15(c) of the Seller Disclosure Schedules, as of the Agreement Date none of Seller or any of its Affiliates has received any written claim or written notice from any Person during the past three (3)-year period alleging that the conduct of the business of the Target Companies infringes any Intellectual Property rights of any other Persons.

(d) To the knowledge of Seller, no Person is engaging in any activity that infringes, dilutes, misappropriates or otherwise violates in any material respect any Owned Intellectual Property.

(e) Except as would not reasonably be expected to be material to the Target Companies, taken as whole, or the Business, the Target Companies, and Seller and its Affiliates with respect to the conduct of the Business, have obtained from all consultants and other Persons (other than Target Company employees whose works of authorship created in the course of their employment would vest in a Target Company by operation of Law) who have created for Seller or any of its Affiliates (including the Target Companies) any Intellectual Property, valid and enforceable written assignments of all right, title and interest of consultants or other such Persons in and to such Intellectual Property, and to the knowledge of Seller, no consultant of Seller or its Affiliates (including the Target Companies) is in material default or breach of any term of any nondisclosure agreement, assignment of invention agreement or similar agreement or Contract to the extent such term relates in any way to the protection, ownership, development, use or transfer of such Intellectual Property.

(f) Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, or the Business, Seller and its Affiliates (including the Target Companies), as applicable, have each taken commercially reasonable measures to preserve their ownership of, and rights in, all Owned Intellectual Property or Intellectual Property they purport to own. Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, or the Business, the software owned or licensed by Target Companies or Seller or its Affiliates for use in the Business does not contain (i) any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware or (ii) any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be accessed, modified, erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(g) Except as set forth on Schedule 3.15(g) of the Seller Disclosure Schedules or as would not reasonably be expected to be material to the Target Companies, taken as whole, neither Seller nor any of its Affiliates (including the Target Companies) have linked to, combined with or otherwise incorporated in any software included in the Owned Intellectual Property (including any software currently under development that is intended to be owned by a Target Company) any software or source code that is distributed under an open source license in a manner that would (i) require the contribution, sale, licensing, provision or public disclosure to any Person of any source code for such software or (ii) impose limitations on Buyer’s or a Target Company’s right to require royalty payments from or restrict further distribution of such software (such as, for example, the GNU General Public License or other “copyleft” licenses).

(h) Except as set forth on Schedule 3.15(h) of the Seller Disclosure Schedules or as would not reasonably be expected to be material to the Target Companies, taken as a whole, during the past three (3)-year period prior to the Agreement Date no Person has gained unauthorized access to the information technology systems used in connection with the Business (including in respect of the Business as operated in the twelve (12) month period prior to the Agreement Date).

(i) Except as would not reasonably be expected to be material to the Target Companies, taken as whole, or the Business, all Affiliates and, to the knowledge of Seller, third parties Processing Personal Information on behalf of the Target Companies or sharing Personal Information with the Target Companies (collectively, “Data Partners”), materially comply and have at all times in the past three (3) years immediately preceding the Agreement Date complied, in all material respects, with all applicable (i) Privacy Laws, (ii) published policies, notices, and statements related to privacy, security or the Processing of Personal Information (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”). To the extent required by applicable Privacy Laws, the Target Companies have in the past three (3) years immediately preceding the Agreement Date, where required by Privacy Laws, provided a Privacy Policy to individuals prior to the collection of any Personal Information, and all such Privacy Policies are and have been compliant with the requirements of Privacy Laws in all material respects.

(j) The Target Companies have at all times implemented, maintained and complied with, in all material respects, and required all Data Partners to implement technical, physical, and organizational measures, plans, procedures, controls, and programs, which at a minimum meet industry standard practice and are designed to: (i) protect Personal Information and confidential information against Security Incidents, and (ii) identify and address internal and external risks to the privacy and security of Personal Information and confidential information. Except as set forth on Schedule 3.15(j) of the Seller Disclosure Schedules, in the past three (3) years immediately preceding the Agreement Date, neither the Target Companies nor, to the knowledge of Seller, any of its Data Partners have experienced any Security Incidents.

(k) Except as set forth on Schedule 3.15(k) of the Seller Disclosure Schedules, in relation to any Security Incident or actual, alleged, or potential violation of a Privacy Requirement, neither the Target Companies nor, to the knowledge of Seller, any of its Data Partners have (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. To the knowledge of Seller, there are no facts or circumstances that could give rise to the occurrence of (i) or (ii).

(l) To the knowledge of the Company, other than this Agreement and any other Transaction Document, Seller and any of its Affiliates, on the one hand, and any of the Target Companies and any of their Affiliates, on the other hand, have not entered into any written Contracts (or to Seller’s knowledge, unwritten Contracts) transferring or allocating ownership of, or granting any rights in and under, Intellectual Property that is or would be material to the Catalog of the Target Companies described in Exhibit B hereto and was created, developed or acquired by any Target Company, in each case, except in the ordinary course of business in connection with the sale of products by one Person to another.

Section 3.16 Taxes.

(a) Except as set forth on Schedule 3.16 of the Seller Disclosure Schedules:

(i) all material Tax Returns required to be filed by or with respect to the Target Companies have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete in all material respects;

(ii) all material Taxes required to be paid by the Target Companies or for which the Target Companies are liable have been timely paid, after giving effect to any applicable extensions;

(iii) the Target Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third Person;

(iv) none of the Target Companies have participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(v) there are no actions, suits, proceedings, or audits, pending or threatened in writing against the Target Companies relating to Taxes;

(vi) no written claim that has not been fully resolved has been received by a Target Company from any Tax Authority in a jurisdiction where such Target Company does not file a particular Tax Return or pay a particular Tax that such Target Company is or may be required to file such Tax Returns or pay such Taxes;

(vii) no material deficiencies for Taxes with respect to the Target Companies have been claimed, proposed or assessed in writing by any Tax Authority that have not been resolved and paid in full;

(viii) no Target Company has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution (i) of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two-year period ending on the Agreement Date or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with any of the Contemplated Transactions;

(ix) no Liens for Taxes exist with respect to any assets or properties of any of the Target Companies, except for Permitted Liens;

(x) no Target Company owns an interest in an entity, or is otherwise subject to an arrangement, classified as a partnership for US federal income tax purposes;

(xi) no Target Company is a party to or bound by, or currently has any liability under, any Tax sharing agreement, Tax indemnity obligation or similar agreement, or arrangement with respect to Taxes, other than an agreement the primary purpose of which is not related to Taxes;

(xii) none of the Target Companies will be required to include in any taxable period ending after the Closing Date a material amount of taxable income (or Tax, in the case of clause (B)) attributable to income (or Tax) that accrued in a taxable period prior to the Closing Date but not recognized in such prior taxable period as a result of (A) the use of an improper method of accounting or a change in method of accounting, in each case prior to Closing, (B) any election made pursuant to Section 965 of the Code, (C) installment sale or open transaction disposition outside of the ordinary course of business made prior to Closing or (D) deferred revenue or other prepaid amount accrued or received prior to Closing outside of the ordinary course of business;

(xiii) no private letter rulings, technical advice memoranda, advance pricing agreements, tax holidays, tax abatement agreements or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority to or in respect of a Target Company that would bind such Target Company or Buyer after the Closing;

(xiv) the transactions contemplated by this Agreement will not result in a recapture to a Target Company of any material Tax benefits granted pursuant to a Tax holiday, abatement, incentive or similar grant in effect with respect to a Target Company;

(xv) for United States federal, state and local (and in the case of Worldpac Puerto Rico, Puerto Rican) income tax purposes, (x) the Company and Worldpac Canada are and have since their date of formation been classified as associations taxable as corporations, (y) Worldpac Puerto Rico is and has since January 1, 2013 been classified as an association taxable as a corporation and (z) Autopart International LLC is and has since December 31, 2021 been properly classified as an entity disregarded as separate from the Company;

(xvi) no Target Company is a member of a consolidated, combined, affiliated or unitary tax group other than any such group of which Advance Auto Parts, Inc. or a Subsidiary is the common parent or has primary responsibility for paying such income Taxes;

(xvii) (x) Worldpac Canada, Inc. is resident in Canada for purposes of the Income Tax Act (Canada), (y) each other Target Company is resident in the United States for purposes of the Code and (z) no Target Company has taxable nexus or a permanent establishment in a country other than their country of incorporation; and

(xviii) each intercompany receivable to be settled pursuant to Section 5.03(a) has an adjusted tax basis equal to the adjusted issue price of such debt obligation.

Section 3.17 Labor Matters.

(a) No Target Company is a party to any collective bargaining agreement or any other agreement (a “Collective Bargaining Agreement”) with any labor union, works council, collective bargaining unit or similar body that is applicable to the Company Employees (a “Labor Union”), and no Target Company is negotiating or under an obligation to negotiate with any Labor Unions. As of the Agreement Date, no material strikes or work stoppages are pending or, to the knowledge of Seller, threatened in writing with respect to the Company Employees, and no such strike or work stoppage has occurred within the three (3) years immediately preceding the Agreement Date.

(b) Except as set forth on Schedule 3.17(b) of the Seller Disclosure Schedules, the Target Companies are and have been for the past three (3) years in compliance in all material respects with all Applicable Laws respecting labor or employment, including all Applicable Laws respecting immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, background checks, hiring, authorization to work, disability rights and benefits, privacy, record retention, notice, leaves of absence, sick time, collective bargaining, employee terminations, compensation and benefits, and wages and hours (including payment of minimum wage and overtime) or any other material labor or employment related matters (collectively, “Employment Laws”); provided that Employment Laws shall not include matters related to worker classification (including the proper classification of workers as independent contractors and classification of employees as exempt and or non-exempt).

(c) To the knowledge of Seller, no Governmental Authority is investigating the classification of workers as employees or independent contractors or as exempt or non-exempt from overtime requirements, and there are no pending Proceedings alleging that workers were misclassified.

(d) Except as set forth on Schedule 3.17(d) of the Seller Disclosure Schedules there are no material Proceedings pending, or to the knowledge of Seller, threatened in writing against any Target Company concerning compliance with any Employment Laws. For the past three (3) years, the Target Companies have investigated all formal allegations of sexual harassment or discriminatory harassment of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations. In the last three (3) years the Target Companies have not received any formal written complaints related to allegations of violence, psychological harassment, sexual harassment, or sexual misconduct involving current or former senior executives of the Target Companies.

(e) Schedule 3.17(e) of the Seller Disclosure Schedules sets forth a complete and correct list of all Company Employees by: (i) primary work location, (ii) the entity that employs them, (iii) job title, (iv) status as full-time or part-time, (v) status as exempt or non-exempt from overtime under applicable wage and hour Laws, (vi) whether paid on an hourly, salary or other basis, (vii) the amount of their hourly, base salary or other pay, and (viii) if eligible for commissions, incentive pay or other non-discretionary compensation. The Seller has provided a materially true and complete census of all independent contractors engaged by the Target Companies of the date hereof. Other than (A) Company Employees and (B) former employees of the Target Companies who are no longer employed by Seller or its Subsidiaries, no Person has regularly spent more than fifty percent (50%) of his or her work time in the operation of the Business during the six (6) month period prior to the date hereof, except in connection with the negotiation of this Agreement. Each Company Employee has regularly spent all of his or her work time in the operation of the Business during the six (6) month period prior to the date hereof.

Section 3.18 Employee Benefit Matters.

(a) Schedule 3.18(a) of the Seller Disclosure Schedules lists, as of the Agreement Date, each material Employee Plan and identifies each such Employee Plan as a Company Employee Plan or Seller Plan. Seller has made available to Buyer copies of the following documents with respect to each Company Employee Plan (to the extent applicable): (i) the current plan and trust documents and adoption agreement (including any amendments thereto) and the most recent summary plan description and each summary of material modifications thereto; (ii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service with respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code; (iii) any non-routine correspondence with a Governmental Authority during the past three (3) years; and (iv) the most recent actuarial report or financial statement. With respect to each Seller Plan, Seller has made available to Buyer copies of the most recent summary plan description or a summary or written description of the material terms of each such Seller Plan.

(b) Except as set forth in Schedule 3.18(b) of the Seller Disclosure Schedules, each Company Employee Plan (and, except as would not result in material liability to Buyer, its Subsidiaries or the Target Companies, each Seller Plan) has been maintained, funded, administered and operated in accordance with its terms and is in compliance with the requirements of the Code, ERISA and all other Applicable Laws in all material respects. Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is entitled to rely upon a favorable determination letter or opinion letter issued by the Internal Revenue Service, and to the knowledge of the Seller, nothing has occurred whether by action or failure to act that would reasonably be expected to result in the loss of the qualified or exempt status of any such Employee Plan. There are no claims, lawsuits, investigations, inquiries, audits or arbitrations (other than routine claims for benefits) pending or, to the knowledge of Seller, threatened, involving any of the Company Employee Plans and, to the knowledge of Seller, no fact or event exists that would reasonably be expected to give rise to any such action. With respect to the Company Employee Plans, no Lien, material Tax or other material penalty for which there are any unsatisfied liabilities has been imposed under the Code, ERISA or any other Applicable Law, and there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which any liabilities are outstanding. With respect to each Company Employee Plan, all material contributions, premiums or payments required to be made have been made or, if not yet due, such amounts have been accrued in accordance with GAAP as in effect on the Agreement Date.

(c) Except as set forth on Schedule 3.18(c) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will or is reasonably expected to (whether alone or in conjunction with another event, including a termination of employment) (i) result in any material payment or benefit becoming due to any current or former Company Employee or other individual service provider or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any current or former Company Employee or other individual service provider, (ii) materially increase any benefits to any current or former Company Employee or other individual service provider under any material Company Employee Plan or otherwise, (iii) result in the acceleration of the timing of payment, vesting or funding of any material payments or benefits to any current or former Company Employee or other individual service provider under any material Company Employee Plan or otherwise, (iv) result in any restriction on the right of the Target Companies to merge, amend, terminate or transfer any Company Employee Plan or (v) give rise to payments or benefits that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or that could result in an excise Tax on any recipient under Section 4999 of the Code.

(d) In the past six (6) years, none of the Target Companies has sponsored, maintained, contributed to (or has had any obligation to contribute to) or has or reasonably could be expected to have any liability with respect to, (i) any plan subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Section 412 of the Code, or a defined benefit pension plan, termination indemnity, jubilee payment or similar program in any jurisdiction, (ii) a multiple employer plan within the meaning of Section 4001(a)(3) of ERISA or (iii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(e) None of the Target Companies has or reasonably could have any liability in respect of post-retirement or post-service health, medical or life insurance benefits for retired, former or current employees or directors except as required to comply with (i) Section 4980B of the Code or any similar state law provision at the participant’s sole cost or (ii) statutory minimum requirements of employment standards legislation in Canada, if applicable.

(f) Each Company Employee Plan that is constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all material respects in compliance with Section 409A of the Code.

(g) There is no Contract, agreement, plan or arrangement that requires a Target Company to pay (or otherwise could create an obligation or liability of a Target Company with respect to) a Tax gross-up, reimbursement or similar payment to any Person (including with respect to any Tax-related payments under Section 409A of the Code or Section 280G or 4999 of the Code).

(h) All Company Employee Plans that are subject to the laws of any jurisdiction outside the United States (i) have obtained from the Governmental Authority having jurisdiction, with respect to such Company Employee Plans, any determination or registration required in order to give effect to such Company Employee Plan, (ii) if they are intended to qualify for special tax treatment, satisfy in all material respects the requirements for such treatment and (iii) to the extent providing pension, termination indemnities, long-service awards, jubilee payments, post-termination welfare benefits or similar payments or benefits are set forth on Schedule 3.18(h) and are fully funded or book reserved, as applicable, in accordance with GAAP as in effect on the Agreement Date. No Excluded Participants participate in a Company Employee Plan. For purposes of this Agreement, the term “Excluded Participant” shall mean any participant in a Company Employee Plan who is not a current or former Company Employee (or a beneficiary or dependent thereof).

Section 3.19 Brokers Fees. There is no investment banker, broker, finder or other intermediary or Person that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates that might be entitled to any fee or commission from Buyer or any of its Affiliates (including the Target Companies) or to which any liability is owed from Buyer or any of its Affiliates (including the Target Companies) upon or after the consummation of the Contemplated Transactions.

Section 3.20 Material Suppliers.

(a) Schedule 3.20(a) of the Seller Disclosure Schedules sets forth a correct and complete list of the twenty (20) largest parts suppliers of the Target Companies, measured by the aggregate dollar volume of products and services purchased by the Target Companies for each of (x) the twelve-month period ended December 31, 2023 and (y) the fiscal period ended April 30, 2024 (each, a “Material Supplier”).

(b) Except as set forth on Schedule 3.20(b) of the Seller Disclosure Schedules, since December 31, 2023, no Material Supplier has provided Seller or any of its Affiliates with written or, to the knowledge of Seller, oral notice that it will (A) terminate its business relationship with the Target Companies or that it will not to renew any Material Contract that has not expired or been terminated (or, with respect to any Material Expired Operational Contract with any Material Supplier, that it will not continue to operate under such Material Expired Operational Contract in accordance with past practice), (B) materially and adversely modify any Material Contract with the Target Companies or (C) materially increase the prices charged to the Target Companies under any Material Contract, other than in the ordinary course of business.

Section 3.21 Insurance. Schedule 3.21 of the Seller Disclosure Schedules sets forth a correct and complete list of all current material policies of fire, liability, workers’ compensation, property and casualty maintained by the Target Companies (the “Business Insurance Policies”) and all Seller Insurance Policies maintained by Seller or any of its Affiliates in respect of the Business (including in respect of the Business as operated in the twelve (12) month period prior to the Agreement Date) (collectively, the “Covered Insurance Policies”) as of the Agreement Date. Seller has made available to Buyer true and correct copies of each Covered Insurance Policy. With respect to each Covered Insurance Policy, (a) all premiums due and payable with respect thereto have been paid in a timely manner, (b) such policy is in full force and effect in all material respects, (c) there is no existing default or event, which with the giving of notice, lapse of time or both, would constitute a material default under any such policy, (d) no written notices of cancelation or material and adverse modification have been received by Seller or its applicable Affiliates with respect to such policy (other than in connection with ordinary renewals), (e) Seller and its Affiliates are in compliance with the terms and conditions of such policy in all material respects, (f) no material claims with respect to the Business (including in respect of the Business as operated in the twelve (12) month period prior to the Agreement Date) are pending, or were not timely submitted, under such policy, (g) all claims reserves under such policy have been reasonably determined and are accurate in all material respects, and (h) all known incidents that are material to the Business and Target Companies and occurring prior to the Agreement Date (including in respect of the Business as operated in the twelve (12) month period prior to the Agreement Date) have been notified to the insurer under such policy in the ordinary course of business, to the extent applicable.

Section 3.22 Related Party Transactions. Except as set forth on Schedule 3.22(a) of the Seller Disclosure Schedules and except with respect to Contracts that solely relate to a Person’s employment with a Target Company, Seller or any of Seller’s Affiliates, there are no Contracts by and between any of the Target Companies, on the one hand, and any executive officer or director of any of the Target Companies (including, for the avoidance of doubt, Seller and any Affiliates of Seller (other than a Target Company)) or, to the knowledge of Seller, any other Seller Related Party, on the other hand (“Related Party Contracts”) or Intercompany Agreements. Except as set forth on Schedule 3.22(b) of the Seller Disclosure Schedules and except with respect to Contracts that solely relate to a Person’s employment, no executive officer or director of any Target Company, Seller, or any Affiliates of Seller or, to the knowledge of Seller, any other Seller Related Party: (i) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible or mixed) or assets (tangible or intangible) used in the Business; or (ii) has or has had any business dealings or a financial interest in any transaction with any Target Company, including owing any money to (or being owned money by) such Target Company.

Section 3.23 Product Warranty and Liability.

(a) Schedule 3.23(a) of the Seller Disclosure Schedules lists all written warranties and warranty policies of the Target Companies under which obligations still exist as of the Agreement Date that are generally applicable to the Worldpac Products or any other products sold by the Target Companies or the Business (other than warranties by any supplier or manufacturer of such Worldpac Products or other products).

(b) Schedule 3.23(b) of the Seller Disclosure Schedules sets forth a true and accurate list of any Proceedings related to product liability claims made against the Target Companies during the three (3) years prior to the Agreement Date, in each case with a claim amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000), arising from any injury to the person or property of such claimant as a result of the ownership, possession or use of any Worldpac Product. Except as set forth on Schedule 3.23(b) of the Seller Disclosure Schedules, to the knowledge of Seller, there is no reasonable basis for any Proceeding related to product liability claims by any third party against the Target Companies (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss), and arising from (i) services rendered by any Target Company or (ii) the sale or distribution of any Worldpac Product, in each case that is, or would reasonably be expected to be, material, individually or in the aggregate, to the Target Companies, taken as a whole.

Section 3.24 Sufficiency of and Title to Assets.

(a) Except as set forth on Schedule 3.24(a) of the Seller Disclosure Schedules, the Target Companies currently have and, as of the consummation of the Contemplated Transactions (taking into account the services to be provided under the Transition Services Agreement) will have, as of the Closing, good and valid title to, or other legal rights to possess and use, all of the material assets (tangible and intangible), properties and rights (including all Intellectual Property and information technology) necessary to conduct the Business (including as conducted in the twelve (12) month period prior to the Closing Date) in all material respects.

(b) Except as set forth on Schedule 3.24(b) of the Seller Disclosure Schedules and except as would not reasonably be expected to be, material to the Target Companies, taken as a whole, all of the tangible properties and assets that are material to the operation of the Business have been maintained in accordance with normal industry practice and are in reasonable operating condition and repair in all material respects, subject to ordinary wear and tear.

(c) Except as presented in the reserve for obsolete inventory on the Financial Statements, all Inventory is, and as of the Closing will be, of quality and quantity commercially usable and saleable in the ordinary course of the Business consistent with past practice. Except as otherwise set forth on Schedule 3.24(c) of the Seller Disclosure Schedules, (i) all Inventory (other than goods in transit) is located at a Leased Real Property, (ii) there are no consigned products included in the Inventory nor does the Business have any of the Inventory consigned to any third party and (iii) the Target Companies have the right to freely sell, dispose, transfer and move the Inventory without restriction.

(d) To Seller’s knowledge, all of the trade receivables owed to any Target Company are valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

(e) Except as set forth on Schedule 3.24(e) of the Seller Disclosure Schedules, during the twelve (12) months prior to the Agreement Date until the Closing Date, the Target Companies have not transferred, sold, distributed or assigned any assets, rights or Contracts that are material to the operations of the Target Companies to the Seller or its Affiliates (other than the Target Companies) except for distributions of cash or sales of inventory in the ordinary course of business.

Section 3.25 No Other Representations or Warranties. Except as expressly set forth in this Article III, as qualified by the Seller Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and in any other Transaction Document, neither Seller nor any other Person on behalf of Seller makes any representation or warranty, express or implied, at law or in equity, with respect to Seller, the Target Companies or their respective businesses, including with respect to financial condition, assets, liabilities or operations, or their past, current or future profitability or performance or any other matter, and any such other representations or warranties are hereby disclaimed, or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by any Person or in that certain datasite administered by Datasite (the “Dataroom”) or elsewhere to any Buyer Related Party or on behalf of any Seller Related Party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 4.01 Existence and Power of Buyer. Buyer is duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation, formation or organization. Buyer (a) has all requisite corporate power and authority required to carry on its business as now conducted and (b) is duly qualified or otherwise authorized to do business and, to the extent legally applicable, in good standing, in each jurisdiction in which the ownership, operation or leasing of properties and the conduct of its business as now conducted requires it to be so qualified or otherwise authorized, except where the failure to be so qualified or otherwise authorized has not had, and would not reasonably be expected to have, a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions on the terms and conditions set forth in the Transaction Documents.

Section 4.02 Authority and Enforceability. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party (or will be a party at Closing) and the consummation by Buyer of the Contemplated Transactions are within its corporate powers and have been duly authorized by all necessary corporate action on its part, and no further action by Buyer (including by its board of directors) is necessary to authorize the foregoing. This Agreement has been duly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute at the Closing a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally, or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03 Governmental Authorization. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party (or will be a party at Closing), and the performance by Buyer of its obligations hereunder and thereunder, require no action by or in respect of, consent or approval of, notice to or authorization from, or registration, qualification, filing or application with, any Governmental Authority, other than (a) compliance with any applicable requirements and filings under the Antitrust Laws, (b) the actions, consents, approvals, permits or filings set forth on Schedule 3.04 of the Seller Disclosure Schedules or otherwise expressly referred to in this Agreement and (c) the failure to obtain, file or make any consent or approval of, notice to or authorization from, or registration, qualification, filing or application with, any Governmental Authority that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair Buyer’s ability to consummate the Contemplated Transactions.

Section 4.04 Non-Contravention. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party (or will be a party at Closing), and the performance by Buyer hereunder and thereunder, does not and will not, with or without the passage of time, the giving of notice, or both: (a) violate, contravene or conflict with any provision of the Organizational Documents of Buyer, or (b) constitute a violation in any material respect of any provisions of any Applicable Law binding upon or applicable to Buyer (other than any filings related to the Required Approvals), except for any such contravention, conflict or violation that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions on the terms and conditions set forth in the Transaction Documents.

Section 4.05 Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, hinder, alter or delay the Contemplated Transactions or, if adversely determined, would reasonably be expected to impair the ability of Buyer to consummate the Contemplated Transactions on the terms and conditions set forth in the Transaction Documents.

Section 4.06 Brokers Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might be entitled to any fee or commission or to which any liability is owed from Seller or any of its Affiliates (other than the Target Companies) upon or after the consummation of the Contemplated Transactions.

Section 4.07 Financing; Financial Ability. As of the Agreement Date, Buyer has received (i) an executed equity commitment letter dated the date hereof (the “Equity Commitment Letter”) from Carlyle Partners VIII, L.P. to provide equity financing in accordance with the terms thereunder (the “Equity Financing”), which Equity Commitment Letter provides that Seller is a third party beneficiary thereto, and (ii) an executed debt commitment letter dated August 22, 2024, together with the Fee Letters (as defined in such debt commitment letter) (collectively, the “Debt Fee Letter”), executed in connection therewith (such debt commitment letter, together with all exhibits and schedules thereto and the Debt Fee Letter executed in connection therewith, in each case, as amended, restated, amended and restated, supplemented, modified or replaced in compliance with this Agreement, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”); Equity Financing and the debt financing arrangements, the “Debt Financing” and together with the Equity Financing, the “Financing” from the commitment parties identified therein from time to time (including any such Persons becoming party thereto pursuant to any joinder agreement) (collectively, “Lender”), pursuant to which Lender has committed, subject to the terms and conditions expressly set forth therein, to provide to Buyer the amount of financing set forth in the Debt Commitment Letter. As of the Agreement Date, a true and complete copy of each Commitment Letter, including all exhibits or schedules thereto, has been previously provided to the Seller; provided, however, that the fees and other commercially sensitive information in the Debt Fee Letter (including provisions in such Debt Fee Letter related solely to fees, pricing caps, “securities demand” related provisions, “flex terms” and other economic terms, in each case that do not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing available) may have been redacted by Buyer. Buyer has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid on or before the date hereof and will pay all additional fees expressly set forth in the Commitment Letters as they become due and payable. As of the date hereof and to the knowledge of Buyer, (a) each Commitment Letter, (i) is valid and in full force and effect, (ii) constitutes the legally valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto (except to the extent the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other Applicable Laws affecting enforcement of creditors’ rights generally) and (iii) does not contain any material misrepresentation by Buyer, and (b) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to prevent or substantially delay Buyer’s ability to consummate the Closing. There are no conditions precedent related to the funding of the full amounts of the Financing contemplated by the Commitment Letters, other than as set forth in the applicable Commitment Letters. As of the Agreement Date, none of the Commitment Letters have been amended, restated, amended and restated, supplemented, modified or replaced prior to the date hereof, except has been disclosed to Seller, and the respective commitments contained in the Commitment

Letters have not been withdrawn, terminated or rescinded. Except for the Commitment Letters, there are no other agreements, side letters or arrangements to which Buyer is a party in respect of, that modify the terms of, or that could reasonably be expected to prevent or substantially delay Buyer’s ability to obtain the Financing to the extent required for Buyer to consummate the Closing.

Assuming consummation of the Financing in accordance with the terms of the Commitment Letters and satisfaction of the conditions set forth in Sections 8.01 and 8.02 hereof, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Closing and pay on the Closing Date, to the extent required by the Transaction Documents, any expenses incurred by Buyer. As of the date hereof, Buyer does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay Buyer’s ability to obtain the Financing to the extent required for Buyer to consummate the Closing. Buyer affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Buyer obtains financing for the transactions contemplated by this Agreement.

As of the date hereof, to the knowledge of Buyer, each SCF Finance Party that is party to the SCF Memorandum of Understanding intends to comply with its obligations under the SCF Memorandum of Understanding and to provide the supply chain financing contemplated thereby on the Closing Date on the applicable terms and conditions set forth in the SCF Memorandum of Understanding. A true and correct copy of each Term Sheet (as defined in the SCF Memorandum of Understanding) has been provided to Seller on or prior to the date hereof.

Section 4.08 Solvency. Assuming (a) the conditions to Closing set forth in Article VIII are satisfied, (b) the accuracy of the representations and warranties set forth in Article III, (c) compliance in all material respects by Seller with its obligations hereunder and under the other Transaction Documents, (d) the funding in full on the Closing Date of the Financing, (e) that the most-recent projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) regarding the Target Companies and the Business prepared by or on behalf of Seller and made available to Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable, and (f) immediately prior to the Closing, the Target Companies are solvent, then, immediately following the Closing, after giving effect to the consummation of the Contemplated Transactions: (i) the fair value of Buyer’s and its Subsidiaries’ (including the Target Companies) assets will be greater than the total amount of its liabilities, including contingent liabilities; (ii) the present fair saleable value of Buyer’s and its Subsidiaries’ (including the Target Companies) assets will be greater than the amount that will be required to pay the probable liability of Buyer on its debts as they become absolute and matured in the ordinary course of business; (iii) Buyer and its Subsidiaries (including the Target Companies) will be solvent and able to pay its debts and obligations in the ordinary course of business as they mature; and (iv) Buyer and its Subsidiaries (including the Target Companies) will have adequate capital and liquidity to carry on its businesses and all businesses in which it is about to engage, including the business of the Target Companies. Buyer has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred by Buyer in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Affiliates.

Section 4.09 Investigation.

(a) Buyer is an informed and sophisticated purchaser in the Contemplated Transactions, and is experienced in the evaluation and purchase of businesses such as the business of the Target Companies, and has engaged expert advisors experienced in the evaluation and purchase of such business. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial, business and investment matters so as to be capable of evaluating the merits and risks of the Contemplated Transactions and is capable of bearing the economic risks of the Contemplated Transactions. Buyer represents, warrants, acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that Buyer and its Affiliates have conducted their own independent investigation, review, analysis and evaluation of the business, operations, assets, liabilities, Contracts, Intellectual Property, results of operations, financial condition, software, technology, properties and prospects of the Target Companies to assist Buyer in making an informed and intelligent decision with respect to the purchase of the Shares and the execution of the Transaction Documents. Buyer acknowledges that Seller has provided Buyer with adequate access to the properties, premises, Contracts and records related to the Target Companies for this purpose.

(b) Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal, provincial or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.

Section 4.10 No Vote/Approval Required. No vote or approval of any holders of any equity interest of Buyer is necessary to approve the Transaction Documents or the Contemplated Transactions that has not been obtained. The vote or approval of the board of directors or other applicable governing body of Buyer is the only vote or approval necessary to approve the Transaction Documents to which it is a party and the Contemplated Transactions. The board of directors or other applicable governing body of Buyer unanimously approved this Agreement and the Contemplated Transactions on or prior to the date hereof.

Section 4.11 Foreign Ownership. Buyer is not a “foreign person”, as defined in the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, including all implementing regulations thereof.

Section 4.12 No Other Representations or Warranties. Except as expressly set forth in this Article IV or in any other Transaction Document, Buyer makes no representation or warranty, express or implied, at law or in equity, with respect to Buyer, its Subsidiaries or its businesses or financial condition or any of its assets, liabilities or operations or any other matter, and any such other representations or warranties are hereby disclaimed.

ARTICLE V

COVENANTS AND AGREEMENTS OF SELLER

Section 5.01 Conduct of Business. Except (x) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as otherwise required by Applicable Law or expressly required by this Agreement, and (z) for the matters set forth on Schedule 5.01, from the Agreement Date until the Closing, (1) Seller shall, and shall cause its Affiliates (including the Target Companies), to (A) operate the business of the Target Companies in all material respects in accordance with the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to preserve intact the Business and retain the services of the Company Employees, and to maintain relationships with, the material suppliers, material customers and other third parties having material business relationships with the Target Companies, and (C) use commercially reasonable efforts to distribute any Cash held by Worldpac Canada in excess of Ten Million Dollars ($10,000,000) to the Company prior to the Closing Date and (2) Seller shall not, and shall cause its Affiliates (including the Target Companies) not to, with respect to the Target Companies:

(a) amend the Organizational Documents of any Target Company;

(b) (i) issue any Equity Interests, units of membership interest, shares or grant options, warrants, rights of first refusal or offer, subscription rights, preemptive rights, calls or other rights to purchase or otherwise acquire shares or other Equity Interests in any of the Target Companies or (ii) sell, license, transfer, assign, subject to any Lien or dispose of any Equity Interests in any of the Target Companies;

(c) declare or set aside any dividends or distributions on any shares, units of membership interest or other beneficial interest with respect to any of the Target Companies (in cash or in kind) to the extent such dividends or distributions are payable after the Closing;

(d) sell, transfer, exclusively license, pledge, mortgage, assign, dispose of or subject to Liens (other than Permitted Liens) (i) any material (individually or in the aggregate) assets of the Target Companies, whether tangible or intangible (other than the sale of inventory in the ordinary course of business or disposal of obsolete assets) or (ii) real properties of the Target Companies (including any portion of any Leased Real Property that is material to the Target Companies);

(e) except as permitted under Section 7.11, settle or compromise any Proceeding or claim relating to the Target Companies if such settlement or compromise involves the payment or receipt of funds by any Target Company in excess of Two Hundred and Fifty Thousand Dollars ($250,000) or imposes a material continuing non-monetary obligation on the Target Companies that would be binding on Buyer or its Affiliates after Closing;

(f) (i) make, change or revoke any material Tax election of any of the Target Companies, (ii) amend, refile or otherwise modify any material Tax Return of a Target Company, (iii) initiate any voluntary disclosure or similar program with a Tax Authority, or (iv) settle or compromise any material Tax Contest asserted against any of the Target Companies, except, in each case, as related to Taxes paid on an affiliated, consolidated, combined or unitary basis for which Seller or an Affiliate of Seller (other than a Target Company) is the party primarily responsible for payment or as would not otherwise materially affect the Tax liability of any Target Company;

(g) (i) except for a renewal on substantially the same terms and conditions, amend or modify, or waive any rights under, in any material respect or voluntarily terminate (without cause), in each case that primarily relate to, or would reasonably be expected to have a material and adverse impact on, the Target Companies or the Business, any Material Contract or (ii) enter into or propose to enter into any Contract that would be a Material Contract to which any Target Company is a Party, except of the type described in clause (i), (ii), (vii), (viii) or (ix) (subject to clause (n) below) of Section 3.08(a) entered into in the ordinary course of business;

(h) cause any of the Target Companies to invest in, make a capital contribution to, or otherwise acquire the Equity Interests of, or acquire, license, sublicense, assign, transfer, lease or sublease a material portion of the assets of any other Person;

(i) cause any of the Target Companies to enter into, conduct, engage in or otherwise operate any material new line of business unrelated to the Business;

(j) except as may be required by Applicable Law or under any Contract or Employee Plan (in each case, existing on the date hereof that has been provided to Buyer), (A) grant any increase in compensation or benefits to any Company Employee or other current or former individual service provider of the Business (except, with respect to Company Employees whose annual base salary is less than Two Hundred and Fifty Thousand Dollars ($250,000), for increases in annual base salary or hourly wage rates in the ordinary course of business consistent with past practice but in any event not to exceed three percent (3%) of annual base salaries in the aggregate for such employees as of the Agreement Date or seven percent (7%) of annual base salary for any individual, as of the Agreement Date), (B) adopt, establish, amend or terminate any Company Employee Plan (or, with respect to the Company Employees or other individual service providers of the Business, any other Employee Plan), or any agreement, plan, policy or arrangement that would constitute an Employee Plan if it were in existence on the date hereof, or increase or promise to increase any benefits thereunder except as required by Applicable Law or as a result of broad-based changes to group healthcare benefits made in the ordinary course of business consistent with past practice or (C) enter into, amend, extend or terminate any Collective Bargaining Agreement or recognize any union or other labor organization as the bargaining representative for any Company Employees;

(k) (A) hire, promote, demote or terminate (other than for cause) any Company Employee, except for the hiring, in the ordinary course of business, of Company Employees whose annual base salary is less than Two Hundred Thousand Dollars ($200,000) or (B) internally transfer or otherwise alter the duties and responsibilities of any employee of Seller or any of its Affiliates in a manner that affects whether such employee is or is not classified as an Company Employee;

(l) sell, transfer, license (except (i) in the ordinary course of business and (ii) non-exclusive licenses in connection with commercialization of the Business’ goods or services or to permit vendors to provide services for the benefit of the Business) or otherwise dispose of or fail to use commercially reasonable efforts to maintain any material Owned Intellectual Property or material Licensed Intellectual Property;

(m) make or commit to make capital expenditures not included in the Business’ capex plan provided to Buyer prior to the date hereof (or in excess of amounts reflected therein) by or on behalf of a Target Company in an amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

(n) (i) enter into any Contract incurring any Indebtedness (with respect to the Target Companies or any of their assets, properties and rights) or any Lien encumbering any assets, properties or rights of any Target Company (other than Permitted Liens) in each case other than any Indebtedness owed to Seller or its Affiliates that will be settled, terminated or cancelled at or prior to the Closing in accordance with Section 5.03(a) or any such Lien, guarantee or other Indebtedness with respect to the Target Companies that will be released in at or prior to the Closing or (ii) make an advance or loan to (whether by bonds, letters of credit or otherwise) any Person other than a Target Company (except for loans or advances of company expenses made to Company Employees in the ordinary course of business) in an amount not to exceed in excess of One Hundred Thousand Dollars ($100,000);

(o) acquire any real property;

(p) (i) change in any material respect any cash management practices and policies or practices and policies with respect to the collection of accounts receivable or payment of trade accounts payable or (ii) accelerate in any material respect the collection of or discounting of any accounts receivable or delay in any material respect the payment of accounts payable or accrued expenses; or

(q) authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

Section 5.02 Preservation of Records; Access to Certain Information.

(a) Subject to the provisions of this Section 5.02, during the period from the Agreement Date until the Closing or the earlier termination of this Agreement in accordance with the terms hereof, Seller shall, and shall cause the Target Companies to, consistent with Applicable Law: (i) grant Buyer and its Representatives, including insurers, reasonable access, during normal business hours and upon reasonable prior notice, to the employees, offices, properties, facilities, agreements, permits, records, books and affairs of the Target Companies as Buyer and its Representatives may from time to time reasonably request; and (ii) furnish to Buyer and its Representatives, including insurers, such additional financial, technical and operating data and other information concerning the Target Companies as Buyer and its Representatives, including insurers, may from time to time reasonably request, in each case solely for the purposes of consummating the Contemplated Transactions.

(b) From and after the Closing Date until the longer of (x) the expiration of any applicable time period under Seller’s document retention policies and (y) the sixth (6th) anniversary of the Closing Date (or, in the case of books and records for any longer period of time as required by Applicable Law, for such longer period), Seller shall, subject to compliance with Seller’s existing document retention policies, preserve all books and records of the Target Companies or otherwise to the extent related to the Business (including as historically conducted) in existence as of the Closing and shall not destroy or dispose of such books and records without giving notice to Buyer of such pending disposal and offering Buyer such books and records (at the sole cost and expense of Buyer). In the event that Buyer has not requested such materials within ninety (90) days following the receipt of notice from Seller (or if Buyer otherwise approves of such destruction or disposition in writing (email being sufficient)), Seller may proceed to destroy or dispose of such materials without any liability to Buyer or breach of this Agreement.

(c) From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Seller shall afford Buyer and its Representatives reasonable access (as Buyer may reasonably request for any reasonable and proper purpose that would not reasonably interfere with the normal business operations of Seller and its Subsidiaries) upon reasonable prior notice during normal business hours and subject to Seller’s supervision, to all employees whose assistance is reasonably required, offices, properties, agreements, books and records in the possession of Seller and its Affiliates, solely to the extent relating to the Target Companies or the Business (including as historically operated) and in existence as of the Closing, and shall provide copies (at the sole cost and expense of Buyer) for any reasonable and proper purpose, including in connection with (i) any judicial, quasi-judicial, administrative, Tax, audit or arbitration proceeding, (ii) any Proceeding not involving Seller or any of its Affiliates related to either the Target Companies or the conduct of the Business (including as historically operated), and for which Buyer or such Affiliate has liability by operation of Applicable Law or has assumed liability under this Agreement, (iii) the preparation of any financial statements or reports or (iv) otherwise to the extent that Buyer, in requesting such access, reasonably deems such access necessary or desirable in order to determine any matter relating to its rights and obligations hereunder or otherwise in connection with its tax, regulatory, litigation, contractual or other non-competitive legitimate matters; provided that Seller shall not be required to provide access for any purpose that is competitive with Seller and its Affiliates.

(d) Notwithstanding anything in this Agreement to the contrary:

(i) nothing herein shall require Seller or the Target Companies to furnish to Buyer or its Representatives or provide Buyer or its Representatives access to information (A) that is subject to and would cause the loss of attorney/client or an attorney work-product privilege or (B) that legal counsel for Seller concludes would reasonably be expected to violate a protective Order or any Antitrust Law;

(ii) before the Closing Date, neither Buyer nor any of its Representatives shall have access to personnel records of Seller or the Target Companies relating to individual performance or evaluation records, medical histories or records or other information that in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller or its Affiliates (including the Target Companies) to risk of liability;

(iii) the investigation contemplated by this Section 5.02 shall not unreasonably interfere with any of the current businesses, personnel or normal operations of the Target Companies;

(iv) the auditors and accountants of Seller and the Target Companies shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(v) Buyer shall not conduct, or permit its Affiliates or their respective Representatives to conduct, without the prior written consent of Seller, which consent Seller may withhold for any reason, any environmental sampling or testing at any property affiliated with Seller or, prior to the Closing, the Target Companies, including any environmental sampling or testing of air, surface water, groundwater, soil, building materials or anything else at or in connection with any such property;

(vi) before the Closing, without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed, Buyer shall not, and shall direct its Affiliates or Representatives acting for or on behalf of Buyer not to, contact, or instruct any other Person to contact on its or their behalf any employees of (excluding any employees who are made available to Buyer and its Representatives by Seller in connection with Buyer’s due diligence investigation of the Target Companies or for any other purpose in connection with the negotiation and execution of this Agreement or any other Transaction Document and the pursuit of the Contemplated Transactions, in each case solely to the extent made available by Seller and for the limited purposes made available by Seller), suppliers to or customers of the Target Companies or Seller or any of their Affiliates in connection with or with respect to this Agreement, any other Transaction Document or any Contemplated Transactions (other than in connection with the SCF Memorandum of Understanding, subject to the right of Seller to participate in any such communication or contact); and

(vii) Seller shall not be required to disclose any Tax Return, Tax schedules, work papers or other information of or with respect to Seller or any Affiliate thereof except to the extent such Tax Return, Tax schedules or other information is solely with respect to the Target Companies.

In the case of clauses (i), (ii) or (iv) of this paragraph (d), Seller shall use commercially reasonable efforts to make reasonable alternative accommodations (including, to the extent applicable, entry into a joint defense agreement or common interest agreement as contemplated by Section 5.02(e), targeted redactions, provisions of information to counsel to review or use of a “clean room” environment) to permit such disclosure or access (to the extent otherwise permitted under Applicable Law and pursuant to this Agreement) and shall provide Buyer with a reasonably detailed description and summary of the information not provided.

(e) If necessary to permit disclosure or access to the information described in Section 5.02(d)(i), Buyer shall enter into a customary joint defense agreement or common interest agreement, in form and substance mutually acceptable to Buyer and Seller, with one or more of Seller and the Target Companies.

(f) Notwithstanding anything to the contrary herein, during the period from the Agreement Date until the Closing or the earlier termination of this Agreement in accordance with the terms hereof, Lender and its Representatives shall have the same access to information in respect of the Target Companies (including, and subject to the provisions of Section 5.04, in regards to the employees, offices, properties, facilities, agreements, permits, records, books and affairs of the Target Companies and assistance with, and provision of necessary access and cooperation with respect to, field exams, appraisals and borrowing base certificate) as Buyer and its Representatives.

Section 5.03 Related Party Agreements; Carve-Out Matters.

(a) Intercompany Contracts and Accounts. Effective at least one day before the Closing Date, Seller shall settle, terminate or repay in full, or shall cause to be settled, terminated or repaid in full, (i) intercompany Contracts between or among Seller or any of its Affiliates, on the one hand, and any of the Target Companies, on the other hand, and (ii) any and all accounts (including trade payables and receivables) between or among Seller or any of its Affiliates, on the one hand, and any of the Target Companies, on the other hand, and (in the case of clause (ii) only), between or among the Target Companies (each such Contract or account, an “Intercompany Agreement”), other than the Transaction Documents (it being understood that any Contracts involving third parties shall constitute Shared Contracts and not Intercompany Agreements and shall be treated solely in accordance with Section 5.03(b) below), in each case, in a form and manner reasonably acceptable to Buyer (including in respect of Taxes) and without any further or continuing liability on the part of the party thereto. For the avoidance of doubt, nothing in this section shall be deemed to settle the “intercompany accounts” created pursuant to Item 9 of the Accounting Principles. In the event that following the Closing it is determined that Seller and its Affiliates failed to take any of the actions required by this Section 5.03(a) at or prior to the Closing, the Parties shall (and shall cause their Affiliates to) use reasonable best efforts to take such further actions as required to give effect to this Section 5.03(a).

(b) Shared Contracts. All Contracts (i) by and among Seller or any of its Affiliates (other than the Target Companies), on the one hand, one or more Target Companies, on the other hand, and any third party and (ii) to the extent relating in any material respect to the Business (including as operated during the last twelve (12) months prior to the Closing), by and among Seller or any of its Affiliates (other than the Target Companies), on the one hand, and any third party, on the other hand (other than such Contracts that relate to corporate general and administrative (G&A) services performed by Seller or its Affiliates (other than the Target Companies) or such Contracts to purchase goods not for resale) (each, a “Shared Contract”), shall be terminated, subcontracted, partially assigned or otherwise addressed, as the case may be, in each case in accordance with Schedule 5.03(b) (or to the extent not set forth on such Schedule, in a manner reasonably acceptable to Buyer and Seller); provided that, in connection therewith, neither Party will, and will cause its Affiliates not to, without the prior written consent of the other Party, (A) amend any Shared Contract in a manner that is materially adverse to the other Party or its Affiliates, (B) amend any Shared Contract in a manner that commits or purports to commit, or otherwise agree to commit or purport to commit, the other Party or its Affiliates after the Closing to make any payments, or (C) make any non-monetary concession that would bind or purport to bind the other Party; provided, further, that if a Shared Contract cannot be so subcontracted or partially assigned prior to the Closing, (i) each Party will cooperate the other Party and use commercially reasonable efforts to implement an agency type or other similar arrangement reasonably satisfactory to the Parties intended to provide the other Party, to the fullest extent permitted under such Shared Contract, the claims, rights and benefits of those parts that relate to such other Party, in a manner to put the Parties in as close to a position as reasonably possible as if the applicable portion of such Shared Contract had transferred at the Closing, and (ii) each Party will, and will cause its Subsidiaries to, enforce at the other Party’s reasonable request, or allow the other Party and its Affiliates to enforce in a commercially reasonable manner, any rights of the contracting Party or its Affiliates under such portion of such Shared Contract relating to the other Party or its Affiliates against the third party or third parties thereto, and each Party shall reasonably consult with the other Party as to the operation of such Shared Contract and accept such reasonable direction as the other Party shall request with respect to such portion of Shared Contract, provided the request of such other Party does not result in a materially adverse amendment of any Shared Contract.

(c) Misdirected Funds; Wrong Pockets. If at any time after the Closing, Seller or any of its Affiliates (i) receives a payment from a third party intended for the Target Companies or otherwise reflected in the Final Amounts or (ii) is in possession of any assets, properties or rights that are material for the operation of the Business and are primarily (as between Seller and its Affiliates (not including the Target Companies) on the one hand, and the Target Companies, on the other hand) related to or used or held for use in, the conduct of the Business (including as operated during the last twelve (12) months prior to the Closing), Seller will promptly deliver, or cause to be delivered, such payment, assets, property or right to the applicable Target Company for no additional consideration; provided that the foregoing shall not apply to any assets, properties or rights specifically set forth on Schedule 5.03(c) or that are specifically provided for or allocated between the Parties and their Affiliates pursuant to this Agreement or any Transaction Document (including as set forth on Exhibit B).

(d) Insurance.

(i) With respect to (A) accidents, events, happenings, injuries, claims, conduct or circumstances affecting the Business (including as operated during the last twelve (12) months prior to the Closing) or the Target Companies (including their respective assets or properties) that occurred or existed prior to the Closing Date and that would be eligible for coverage under any insurance policies held by Seller or any of its Affiliates (“Seller Insurance Policies”) that are occurrence-based insurance policies, after the Closing Date, at Buyer’s request, Seller shall, or shall cause its Affiliates to, make claims under such Seller Insurance Policies to the extent and as permitted under such Seller Insurance Policies, and (B) any claims relating to the Business or the Target Companies (including their respective assets or properties) that were made on or prior to the Closing Date under any Seller Insurance Policies that are claims-made insurance policies, upon Buyer’s reasonable request, Seller shall, or shall cause its applicable Affiliates to, direct any carriers under such Seller Insurance Policies to continue to process any such claims described in the foregoing clause (B); provided that, in the case of each of the immediately foregoing clauses (A) and (B), (w) Seller shall and shall cause its Affiliates to pay over any amounts received from the applicable insurers in respect of such claims within five (5) Business Days of receipt thereof (which Buyer acknowledges shall be net of any deductible or retention amount allocable to the Target Companies or the Business under such Seller Insurance Policies), (x) Buyer shall exclusively bear and reimburse Seller (as applicable) for the full amount of any “deductible” or net retentions associated with any such claims to the extent allocable to and not already borne by Buyer through a reduction in any amount received in accordance with the preceding clause (w), (y) (i) Buyer will have sole right to control and administer all such claims to the extent such claims relate primarily to the Target Companies or the Business and take any actions as it determines to be appropriate and (ii) Buyer and Seller will jointly control and administer all such claims, working together in good faith, to the extent such claims relate to both the Target Companies and the Seller and its Affiliates (other than the Target Companies) and shall share any deductible, self-retention amount and proceeds on a pro rata basis in accordance with their respective insured losses, and (z) Buyer shall, upon request from Seller, reimburse, within five (5) Business Days of such request, to Seller all reasonable and documented out-of-pocket costs and expenses incurred by Seller and its Affiliates in connection with the foregoing (excluding, for the avoidance of doubt, premiums paid for such policies).

(ii) Notwithstanding anything to the contrary, the Parties expressly acknowledge and agree that to the extent insurance proceeds or other amounts actually received by Buyer under this Section 5.03(d) (x) are in respect of restoring or replacing or substituting for the assets that, but for the underlying events resulting in such payments or recoveries, would have been reflected in the Final Closing Net Working Capital but were not reflected in the Final Closing Net Working Capital and as a result thereof Final Closing Net Working Capital was reduced, or (y) are in respect of paying or resolving or otherwise eliminating any liability that was reflected in the Final Closing Net Working Capital or the Final Closing Indebtedness and as a result thereof Final Closing Net Working Capital was reduced or the Final Closing Indebtedness was increased, then whether or not such payments or recoveries occur before or after the Final Closing Net Working Capital or the Final Closing Indebtedness becomes final and binding, Buyer shall pay such amounts over to Seller to the extent required to avoid or eliminate any duplication of recovery by Buyer.

(iii) Seller shall, and shall cause its Affiliates to, keep the Business Insurance Policies and any other insurance policies held by Seller or any of its Affiliates (including AAP) that cover in any respect the Business as of the date of this Agreement or the Target Companies, or suitable replacements therefor, on the same terms as currently in effect, in full force and effect through the Closing or, if any claims described in the foregoing Section 5.03(d)(i) are open or unresolved as of the Closing Date, until such claims are finally resolved. Seller shall, and shall cause its Affiliates to, preserve any records relating to, and provide Buyer and its Representatives, including insurers, access to copies of any such insurance policies in accordance with Section 5.02. Seller further agrees to maintain directors’ liability insurance coverage that provides coverage to the D&O Indemnified Parties for actions or omissions taken prior to the Closing Date for a period of at least six (6) years from the Closing Date.

(e) Separation Activities. Seller shall use commercially reasonable efforts, at Seller’s sole cost and expense and in a manner consistent with Schedule 5.03(e)(i) and in form and substance determined by Seller (after consultation with Buyer), to separate the operations of the applicable Target Company from the operations of the Seller or an Affiliate with respect to the Leased Real Property located at 8399 George Bolton Parkway, Unit 1, Bolton, ON L7E 4M2 as set forth on Schedule 5.03(e)(i) (the “Separation Activities”) prior to Closing (or to the extent such Separation Activities are not completed prior to Closing as soon as practicable thereafter); provided that, (i) in all cases the Separation Activities shall include, at Seller’s sole cost and expense, that the office operations of the applicable Target Company shall be separated from the operations of the Affiliate of Seller that occupies such Leased Real Property in a manner that provides separate access and control to each party’s respective office areas and (ii) upon receipt of reasonable supporting evidence of the costs thereof, Buyer shall reimburse Seller for fifty percent (50%) of the costs of the fence or other physical separation barrier installed at such Leased Real Property to separate the warehouse operations of the applicable Target Company from the operations of the Affiliate that occupies such Leased Real Property. Any new sublease or other Contract or amendment to any sublease or other Contract utilized to implement the Separation Activities shall be subject to the written approval of Buyer (such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in any sublease or other Contract already entered into by Seller and any of its Affiliates (other than the Target Companies), on the one hand, and a Target Company, on the other hand, in connection with the separation of any Leased Real Property set forth on Schedule 5.03(e)(ii), any costs related to such physical separation that have been allocated to the Target Companies thereunder will be borne by Seller (as a Company Transaction Expense or by direct payment thereof).

(f) Post-Closing Returns:

(i) Following the Closing, the Target Companies shall have no obligation to accept returns of Worldpac Products sold to Seller or any of its Affiliates (other than the Target Companies) prior to the Calculation Time (or to issue any credit via expectation of cash payment or credit against future orders or receivables) unless Seller has notified Buyer or the Target Companies in writing of any such returns within two (2) months following the Closing Date.

(ii) With respect to any returns of Worldpac Products sold to Seller or any of its Affiliates (other than the Target Companies) prior to the Calculation Time and returned to the Target Companies after the Calculation Time, Buyer shall assess such products against the return policy set forth in Exhibit C of the Supply Agreement (the “Worldpac Return Policy”) in order to determine if any such returns would not be allowable under the Worldpac Return Policy (as if then in effect). With respect to any such return(s) of Worldpac Products that were allowable under the Worldpac Return Policy, Buyer shall issue a credit to Seller or its Affiliates in respect to such return(s) at seventy percent (70%) of the sale price charged by Target Companies to the Company for the applicable Worldpac Product(s) subject to such return(s).

(g) Supply Chain Financing Program. Following the Closing for the period of time specified in the Transition Services Agreement, Seller and its applicable Affiliates shall (i) use reasonable best efforts to maintain in effect the existing Supply Chain Financing Programs on substantially the same terms and conditions on which such programs operate immediately prior to the Closing in order to provide the Target Companies and their suppliers the rights and benefits of the Supply Chain Financing Programs in accordance with in all material respects, and subject to, the terms set forth in the Transition Services Agreement and (ii) not, without the prior written consent of Buyer, (A) voluntarily amend the Supply Chain Financing Programs in a manner that is materially adverse to any Target Company, (B) voluntarily amend the Supply Chain Financing Programs in a manner that commits, or otherwise agree to commit, Buyer, its Affiliates or any Target Company after the Closing to make any payments thereunder (it being understood that Buyer, its Affiliates and the Target Companies may be required to make payments to Seller in respect thereof as expressly contemplated by the Transition Services Agreement), or (C) make any material non-monetary concession that would bind Buyer, its Affiliates or any Target Company.

Section 5.04 Cooperation with Financing.

(a) Prior to the Closing, Seller shall, and shall cause the Target Companies and direct their respective members, officers, directors, managers, employees and agents of any of the foregoing to, use commercially reasonable efforts to cooperate with Buyer in connection with the Debt Financing or Alternative Financing (as defined below) as may be reasonably requested by Buyer, provided that such requested cooperation does not unreasonably and materially interfere with the ongoing operations of the Target Companies. Such cooperation shall include, as reasonably requested by Buyer or Lender, using commercially reasonable efforts to (i) make the appropriate senior management of the Target Companies available for participation (including preparation for), which may be virtual, in a reasonable number of meetings, conference calls, drafting sessions and due diligence sessions and similar presentations that are customary for financings of a type similar to the Debt Financing at reasonable times and upon reasonable prior written notice, (ii) (A) advise, execute and deliver as needed in connection with the preparation of the definitive financing documents, including any credit or other agreements, pledge or security documents or any other agreements, documents instruments or certificates, required in connection with the Debt Financing or the Alternative Financing (collectively, the “Debt Financing Documents”), in each case, so long as such Debt Financing Documents are not effective prior to the Closing (other than customary authorization letters), (B) assistance with customary field exams and collateral evaluations, audits and/or appraisals to be conducted in connection with the Debt

Financing; assistance with the preparation of a customary borrowing base certificate, including relating to the borrowing base contemplated by the Debt Commitment Letter; delivery of applicable supporting information and documentation in connection with such exams, appraisals and the preparation of the borrowing base certificate; and assistance with, and provision of necessary access and cooperation with respect to such exams, appraisals and borrowing base certificate, in each case, to the extent necessary or advisable to obtain any portion of the Debt Financing consisting of an asset-based credit facility; provided, that any obligations contained in such documents or certificates shall be effective no earlier than as of the Closing (other than with respect to borrowing base certificates which may relate to an earlier period but shall not be required to be executed earlier than the Closing); and (C) delivery of Debt Financing Deliverables, (iii) facilitate the pledge of assets of the Target Companies constituting collateral on the Closing Date and perfection of liens in respect thereof, in each case, in connection with the Debt Financing or the Alternative Financing; provided, that no such documents shall be effective (or required to be delivered) until the Closing, (iv) cause the chief financial officer (or any equivalent officer) of the Company (or such other applicable Target Company) to execute and deliver a solvency certificate in the form attached to the Debt Commitment Letter, so long as such solvency certificate is not effective prior to Closing, (v) take any corporate actions prior to the Closing reasonably required to permit the consummation of the Debt Financing or the Alternative Financing, so long as such actions are not effective prior to the Closing, and (vi) cause the post-Closing board of directors (or any similar applicable governing body) of each Target Company to adopt resolutions approving the Debt Financing Documents, so long as such resolutions are not effective prior to the Closing.

(b) Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to do the following pursuant to this Section 5.04: (a) no Target Company shall (1) be required to incur any liability or (2) pay any fee, in each case, in connection with the Debt Financing or Alternative Financing prior to the Closing, (b) the pre-Closing board of directors (or any similar governing body) of any Target Company shall not be required to adopt resolutions that are effective prior to the Closing approving the Debt Financing, the Alternative Financing or the Debt Financing Documents or incur any personal liability, (c) neither Seller nor any of its Affiliates shall be required to provide cooperation that Seller reasonably believes would (1) result in the termination of any of Seller’s or such Target Company’s Material Contracts, (2) result in a violation of material Applicable Law, (3) result in the Seller’s or any of its Affiliates’ loss of attorney-client privilege or other similar legal privilege (so long as the Company and its Subsidiaries shall have used commercially reasonable efforts to disclose the relevant information in a way that would not waive such privilege), (4) violate Seller’s or any of their respective Affiliates’ organizational documents in a material fashion or (5) cause any of Seller’s representations, warranties, covenants or other obligations in this Agreement to be breached or any condition precedent set forth in this Agreement to fail to be satisfied, in each case, unless such breach or failure is waived by Buyer, (d) Seller shall not be required to give representations or warranties to Lender, or the indemnification thereof, or waive or amend any terms of this Agreement, (e) no Target Company shall be required to consent to the pre-filing of UCC-1s or the grant of Liens on Seller’s, the Target Companies’ or any of their respective Affiliates’ assets prior to the Closing, (f) no Target Company shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, or documents in connection with the Debt Financing or Alternative Financing, that is not contingent on, or would become effective prior to, Closing

(except the customary authorization letters), (g) except as contemplated in the SCF Memorandum of Understanding or as contemplated by Section 8.02(f), no Target Company shall be required to approach third parties prior to the Closing to discuss agreements limiting the rights of such third parties, (h) Seller and the Target Companies shall not be required to deliver any projections, pro forma financial information or any other forward-looking information to any third party other than the inputs for pro forma financial statements prepared by Buyer, (i) Seller and the Target Companies shall not be required to deliver any financial statements in a form or subject to a standard different than those provide to Buyer on or prior to the date hereof, and (j) Seller and the Target Companies shall not be required to deliver any legal opinions or accountants’ cold comfort letters or reliance letters.

(c) Buyer shall indemnify, defend and hold harmless the pre-Closing members, officers, directors, managers, employees and agents of Seller and its Affiliates from and against any liability or obligation to providers of the Debt Financing or the Alternative Financing in connection with the Debt Financing or the Alternative Financing and any information provided in connection therewith except to the extent resulting from the gross negligence, fraud, willful misconduct or bad faith of Seller or any of its Affiliates or any of their respective members, officers, directors, managers, employees and agents. Buyer shall promptly upon the Company’s written request reimburse Seller and the Target Companies for all reasonable and documented, out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred by Seller and the Target Companies in connection with such cooperation required by this Section 5.04. All non-public or otherwise confidential information regarding Seller, the Target Companies or any of their respective Subsidiaries or Affiliates and obtained by Buyer pursuant to this Section 5.04 shall be kept confidential in accordance with the terms of the Confidentiality Agreement and this Agreement.

Section 5.05 Confidentiality.

(a) From and after the Agreement Date and for so long as such Target Company Proprietary Information constitutes confidential or proprietary information of the Target Companies, Seller and its Affiliates (other than the Target Companies) shall, and shall direct their respective Representatives to, in each case, other than to the extent expressly permitted under this Section 5.05, (i) treat and hold as confidential in accordance with the terms of this Section 5.05 all Target Company Proprietary Information, (ii) limit disclosure of all Target Company Proprietary Information within Seller’s organization to those who have a need to know the information and only under customary confidentiality restrictions consistent with those in this Section 5.05, and (iii) only use such information to the extent licensed or otherwise expressly permitted under this Agreement or by another Transaction Document. In the event Seller or any of its Representatives are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any Target Company Proprietary Information, Seller shall (to the extent commercially reasonable and permitted by Applicable Law) notify Buyer promptly of the request or requirement so that Buyer, at its sole expense, may seek an appropriate protective order or waive compliance with this Section 5.05(a). If, in the absence of a protective order or receipt of a waiver hereunder, Seller or any of its Representatives are, on the written advice of counsel (which may include internal counsel), required to disclose such Target Company Proprietary Information, Seller or its applicable Representative, as the case may be, may so disclose such Target Company Proprietary Information; provided that Seller or its applicable Representative, as the case may be, shall (to the extent commercially reasonable and permitted by Applicable Law) use commercially reasonable efforts to consult with Buyer on the advisability of taking legally available steps to resist or narrow such requested or required disclosure and (to the extent commercially reasonable and permitted by Applicable Law) use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Target Company Proprietary Information. Seller shall, and shall direct its Affiliates and Seller’s and its Affiliates’ respective Representatives to, promptly cease all use of the Target Company Proprietary Information (other than Shared Business Information in accordance with Section 5.05(c) or as expressly permitted pursuant to this Section 5.05(a)) and shall use good faith, commercially reasonable efforts to, at Seller’s or its Representatives’ option, as applicable, and upon Buyer’s request, destroy or return to Buyer all Target Company Proprietary Information (other than Shared Business Information in accordance with Section 5.05(c) or as expressly permitted pursuant to this Section 5.05(a)) in Seller’s or its Representatives’ possession, as applicable, and confirm in writing compliance with this sentence; provided, that Seller and its Representatives shall be permitted to retain and use Target Company Proprietary Information to the extent (i) licensed or otherwise expressly permitted by this Agreement or by another Transaction Document, (ii) required by Applicable Law, (iii) reasonably necessary to prepare or complete any required Tax Returns or financial statements, (iv) reasonably necessary in connection with any insurance or benefits claims, (v) reasonably necessary to provide services to Buyer or the Target Companies in accordance with the terms and conditions of any of the Transaction Documents, (vi) reasonably necessary in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents, or (vii) to the extent retained in backup copies subject to current, bona fide written document retention policies of Seller or its Affiliates or Representatives, as applicable, subject to all confidentiality obligations and use restrictions hereunder or in any other Transaction Document.

(b) Notwithstanding the foregoing, the non-disclosure provisions of Section 5.05(a) shall not apply to information that (i) is or becomes generally available to the public other than as a direct or indirect result of a disclosure by Seller or its Representatives in violation of this Agreement, (ii) was within Seller’s or its Representatives’ possession on a non-confidential basis prior to it being made available to Seller or its Representatives by or on behalf of Buyer, any of its Representatives or by a Target Company, or becomes available to Seller or its Representatives on a nonconfidential basis from a source other than Buyer, any of its Representatives or a Target Company (in each case, other than the Target Company Proprietary Information); provided that, in each case, that the source of such information was not and is not known, to the reasonable knowledge of Seller or its Representatives, as applicable, to be in violation of a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or any other Person with respect to such information or (iii) is or was independently developed by Seller or its Representatives without using or referencing any Target Company Proprietary Information.

(c) Notwithstanding the foregoing, the Target Companies and their Affiliates shall retain the rights to, and ownership of, all Shared Business Information that is included in Target Company Proprietary Information. Effective as of the Closing, Buyer hereby grants, on behalf of Buyer and its Affiliates (including the Target Companies), to Seller and its Affiliates, on a perpetual, irrevocable and nonexclusive basis, the right to use all Shared Business Information that is included in Target Company Proprietary

Information, as it exists as of the Closing Date, in Seller’s and its Affiliates’ business in a manner that protects and preserves the confidentiality of such Shared Business Information. Seller and its Affiliates may not assign or transfer the foregoing license other than in connection with a merger, consolidation, sale or other change of control of Seller or its Affiliates to any Person who is or becomes an Affiliate of Seller or to a Person that has succeeded to a majority of the equity interests in Seller or all or a substantial portion of the business or assets or a business unit or division of Seller.

(d) The obligations set forth in this Section 5.05 shall not apply to any subject matter described in Exhibit B, which shall be governed solely by the terms set forth in Exhibit B. In the event of any inconsistency between this Section 5.05 and Exhibit B, Exhibit B shall govern solely to the extent of the inconsistency.

Section 5.06 Non-Solicitation. From the Closing Date through the second (2nd) anniversary of the Closing Date, Seller hereby covenants and agrees that it shall not, directly or indirectly through one or more of its Affiliates or Representatives, without the prior written consent of Buyer: (a) cause, induce or solicit any (i) Company Employee or (ii) any Person (other than Former Company Employees) who is, or who was during the twelve (12) months prior to the Closing Date, an employee, including any contract employees, of any Target Company of the Business (including as operated during the twelve (12) months prior to the Closing) other than hourly, non-exempt store or branch-level employees to terminate such Person’s employment or other relationship with the Target Companies, Buyer or any of their Affiliates or (b) hire, retain or employ, or attempt to hire, retain or employ, any such individual as an employee, independent contractor or otherwise; provided, however, that nothing herein shall prohibit the solicitation for employment or hiring, retaining or employing any such Person who has been terminated by Buyer or its applicable Affiliate prior to the commencement of employment discussions at least six (6) months prior to any solicitation by or on behalf of Seller.

Section 5.07 Exclusivity. During the period from the Agreement Date through the Closing or the earlier termination of this Agreement pursuant to the terms hereof, neither Seller nor any of its Affiliates will, and Seller will direct its Representatives not to, (a) knowingly encourage or facilitate the initiation of any expression of interest, proposal or offer from any Person (other than Buyer) relating to a Proposed Acquisition Transaction, (b) engage in discussions or negotiations with, or provide any non-public information to, any Person (other than Buyer and Buyer’s Representatives) concerning a Proposed Acquisition Transaction, or (c) enter into any Contract, arrangement or understanding with respect to a Proposed Acquisition Transaction. A “Proposed Acquisition Transaction” means any transaction involving (i) the purchase of any of the Shares or Company Subsidiary Securities, (ii) a merger, consolidation, share exchange, business combination or other similar transaction involving the Target Companies or the Business and (iii) the purchase of a material portion of the assets of the Target Companies, taken as a whole. Seller agrees, and shall cause its Affiliates and Representatives, to (i) cease, immediately after execution of this Agreement, any discussions or negotiations with any Person other than Buyer and its Representatives with respect to any Proposed Acquisition Transaction and (ii) send a “return or destroy” letter to all Persons (other than Buyer, its Affiliates and its and their respective Representatives) to whom Seller or any of its Affiliates (including the Target Companies) disclosed confidential information prior to the date hereof with respect to any proposed acquisition of the Target Companies.

Section 5.08 Certain Real Property Lease Matters. The Parties further agree as provided for on Schedule 5.08.

Section 5.09 Certain License Matters. The Parties further agree as provided for on Schedule 5.09.

ARTICLE VI

COVENANTS AND AGREEMENTS OF BUYER

Section 6.01 Confidentiality.

(a) From and after the Agreement Date and for so long as such Seller Proprietary Information constitutes confidential or proprietary information of Seller and its Affiliates (other than the Target Companies), Buyer and its Affiliates (including, following the Closing, the Target Companies) shall, and shall direct their respective Representatives to, in each case, other than to the extent expressly permitted under this Section 6.01, (i) treat and hold as confidential in accordance with the terms of this Section 6.01 all Seller Proprietary Information, (ii) limit disclosure of all Seller Proprietary Information within Buyer’s organization to those who have a need to know the information and only under customary confidentiality restrictions consistent with those in this Section 6.01; and (iii) only use such information to the extent licensed or otherwise expressly permitted under this Agreement or by another Transaction Document. In the event Buyer or any of its Representatives are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any Seller Proprietary Information, Buyer shall (to the extent commercially reasonable and permitted by Applicable Law) notify Seller promptly of the request or requirement so that Seller, at its sole expense, may seek an appropriate protective order or waive compliance with this Section 6.01(a). If, in the absence of a protective order or receipt of a waiver hereunder, Buyer or any of its Representatives are, on the written advice of counsel (which may include internal counsel), required to disclose such Seller Proprietary Information, Buyer or its applicable Representative, as the case may be, may so disclose such Seller Proprietary Information; provided that Buyer or its applicable Representative, as the case may be, shall (to the extent commercially reasonable and permitted by Applicable Law) use commercially reasonable efforts to consult with Seller on the advisability of taking legally available steps to resist or narrow such requested or required disclosure and (to the extent commercially reasonable and permitted by Applicable Law) use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Seller Proprietary Information. Buyer shall, and shall direct its Affiliates and Buyer’s and its Affiliates’ respective Representatives to, promptly cease all use of the Seller Proprietary Information (other than Shared Business Information in accordance with Section 6.01(c) or as expressly permitted pursuant to this Section 6.01(a)) and shall use good faith, commercially reasonable efforts to, at Buyer’s or its Representatives’ option, as applicable, and upon Seller’s request, destroy or return to Seller all Seller Proprietary Information (other than Shared Business Information in accordance with Section 6.01(c) or as expressly permitted pursuant to this Section 6.01(a)) in Buyer’s or its Representatives’ possession, as applicable, and confirm in writing compliance with this sentence; provided, that Buyer and its Representatives shall be permitted to retain and use Seller Proprietary Information to the extent (i) licensed or otherwise expressly permitted by this Agreement or by another Transaction Document, (ii) required by Applicable Law, (iii) reasonably necessary to prepare or complete any required Tax Returns or financial statements, (iv) reasonably necessary in connection with any insurance or benefits claims, (v) reasonably necessary to provide services to Seller or its Affiliates in accordance with the terms and conditions of any of the Transaction Documents, (vi) reasonably necessary in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents, or (vii) to the extent retained in backup copies subject to current, bona fide written document retention policies of Buyer or its Affiliates (including the Target Companies) or Representatives, as applicable, subject to all confidentiality obligations and use restrictions hereunder or in any other Transaction Document.

(b) Notwithstanding the foregoing, the non-disclosure provisions of Section 6.01(a) shall not apply to information that (i) is or becomes generally available to the public other than as a direct or indirect result of a disclosure by Buyer or its Representatives in violation of Agreement, (ii) was within Buyer’s or its Representatives’ possession on a non-confidential basis prior to it being made available to Buyer or its Representatives by or on behalf of Seller or any of its Representatives, or becomes available to Buyer, its Representatives or a Target Company on a nonconfidential basis from a source other than Seller or any of its Representatives; provided that, in each case, the source of such information was not and is not known, to the reasonable knowledge of Buyer or its Representatives, as applicable, to be in violation of a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or any other Person with respect to such information or (iii) is or was independently developed by Buyer or its Representatives or the Target Companies without using or referencing Seller Proprietary Information.

(c) Notwithstanding the foregoing, Seller and its Affiliates shall retain the rights to, and ownership of, all Shared Business Information that is included in Seller Proprietary Information. Effective as of the Closing, Seller hereby grants, on behalf of Seller and its Affiliates, to Buyer and its Affiliates (including the Target Companies), on a perpetual, irrevocable and nonexclusive basis, the right to use all Shared Business Information that is included in Seller Proprietary Information, as it exists as of the Closing Date in the business of Buyer and its Affiliates (including the Target Companies) in a manner that protects and preserves the confidentiality of such Shared Business Information. Buyer and its Affiliates may not assign or transfer the foregoing license other than in connection with a merger, consolidation, sale or other change of control of Buyer or its Affiliates to any Person who is or becomes an Affiliate of Buyer or to a Person that has succeeded to a majority of the equity interests in Buyer or all or a substantial portion of the business or assets or a business unit or division of Buyer.

(d) The obligations set forth in this Section 6.01 shall not apply to any subject matter described in Exhibit B, which shall be governed solely by the terms set forth in Exhibit B. In the event of any inconsistency between this Section 6.01 and Exhibit B, Exhibit B shall govern solely to the extent of the inconsistency.

Section 6.02 Preservation of Records; Access to Certain Information.

(a) From and after the Closing Date until the longer of (x) the expiration of any applicable time period under Buyer’s document retention policies and (y) the sixth (6th) anniversary of the Closing Date (or, in the case of books and records, for any longer period of time as required by Applicable Law, for such longer period), Buyer shall, subject to compliance with Seller’s existing document retention policies, preserve all books and records of the Target Companies or otherwise to the extent related to the Business (including as operated during the last twelve (12) months prior to the Closing) in existence as of the Closing and shall not destroy or dispose of such books and records without giving notice to Seller of such pending disposal and offering Seller such books and records (at the sole cost and expense of Seller). In the event that Seller has not requested such materials within ninety (90) days following the receipt of notice from Buyer (or if Seller otherwise approves of such destruction or disposition in writing (email being sufficient)), Buyer may proceed to destroy or dispose of such materials without any liability to Seller or breach of this Agreement.

(b) From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Buyer shall afford Seller and its Representatives reasonable access (as Seller may reasonably request for any reasonable and proper purpose that would not reasonably interfere with the normal business operations of Buyer and its Subsidiaries (including the Target Companies)) upon reasonable prior notice during normal business hours and subject to Buyer’s supervision, to all employees whose assistance is reasonably required, offices, properties, agreements, records and books in the possession of Buyer and its Affiliates, solely to the extent relating to the Target Companies and in existence as of the Closing, and shall provide copies (at the sole cost and expense of Seller) of such information as Seller may reasonably request for any such reasonable and proper purpose, including in connection with (i) the preparation of any Tax Returns, (ii) any judicial, quasi-judicial, administrative, Tax, audit or arbitration proceeding, (iii) any Proceeding not involving Buyer or any of its Affiliates related to Seller and its Affiliates (excluding the Target Companies) or their respective business (excluding the Business), and for which Seller or such Affiliate has assumed liability under this Agreement, (iv) the preparation of any financial statements or reports or (v) otherwise to the extent that Seller, in requesting such access, reasonably deems such access necessary or desirable in order to determine any matter relating to its rights and obligations hereunder or otherwise in connection with its tax, regulatory, litigation, contractual or other non-competitive legitimate matters; provided that Buyer shall not be required to provide access for any purpose that is competitive with Buyer and its Affiliates.

(c) For the avoidance of doubt, the preservation, disclosure and access obligations set forth in Section 6.02(a) and Section 6.02(b) shall not apply to the extent that (i) a confidentiality agreement is not in place between Seller and Buyer (or their respective Affiliates) that is reasonably acceptable to Buyer and (ii) any preservation, disclosure or provision of access pursuant thereto would (A) violate the provisions of any Applicable Law or any confidentiality agreement with or confidentiality obligation to a third party or (B) cause the loss of attorney-client privilege with respect thereto; provided that, in either such case of the foregoing clauses (A) and (B), Buyer shall use commercially reasonable efforts to make alternative accommodations to permit such preservation, disclosure or access (to the extent otherwise permitted under Applicable Law and pursuant to this Agreement). Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket costs and expenses incurred by Buyer or its Affiliates in complying with its obligations under Section 6.02(a) and Section 6.02(b).

Section 6.03 Insurance.

(a) Except as expressly provided in Section 5.03(d), from and after the Closing Date, the Target Companies shall cease to be insured by the Seller Insurance Policies, and Seller shall not have any obligation of any kind to maintain any form of insurance covering all or any part of the Target Companies or the operations, assets or liabilities in respect thereof, and neither Buyer nor its Affiliates (including the Target Companies) shall have any access, right, title or interest to or in any such insurance policies (including captive insurance policies and to all claims and rights to make claims and all rights to proceeds) to cover the Target Companies or the operations, assets or liabilities in respect thereof. Subject to Section 5.03(d), on or after the Closing, Seller or its Affiliates may amend any such insurance policies to give effect to this Section 6.03, effective as of the Closing Date.

(b) From and after the Closing Date, Buyer shall be responsible for securing all insurance it considers appropriate for the Target Companies and the operations and assets and liabilities in respect thereof. Except as expressly permitted by Section 5.03(d), Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Target Companies or the operations and assets and liabilities in respect thereof, under or in respect of any past or current insurance policy under which any of the foregoing is a named insured.

Section 6.04 Financial Support Arrangements.

(a) At or before the Closing, Buyer shall use commercially reasonable efforts to (i) have Seller and its Affiliates released in full, effective as of the Closing Date, from all liabilities and obligations under the Financial Support Arrangements set forth on Schedule 6.04(a) that are maintained by Seller or any of its Affiliates in connection with the business of the Target Companies, (ii) in furtherance of clause (i) above, without limitation, (A) arrange for and provide substitute Financial Support Arrangements of the same type and on the same terms and conditions as the existing Financial Support Arrangements or (B) effect the assignment of related Contracts and assume all liabilities and obligations under each such Financial Support Arrangement, obtaining from the creditor, beneficiary or other counterparty a full release (in a customary form) of Seller and any of Seller’s Affiliates who are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn on or paid under any such Financial Support Arrangement and (iii) provide financial information concerning Buyer and any guarantor as may be reasonably requested by those Persons for whose benefit such Financial Support Arrangements were made. Without limiting Buyer’s undertaking in the foregoing sentence, to the extent that Seller or any of its Affiliates has performance obligations under any Financial Support Arrangements or related Contracts after the Closing Date, Buyer shall not, and shall not permit any of its Affiliates to, renew or extend the term of, increase its obligations under, or transfer to a third party, any such Financial Support Arrangement or related Contract without Seller’s prior written consent.

(b) The Parties agree that failure of Buyer to obtain any such release or replacement contemplated under Section 6.04(a) despite use of commercially reasonable efforts shall not, in and of itself, constitute a breach by Buyer of this Agreement. Buyer’s obligations in respect of replacing the Financial Support Arrangements shall only require that Buyer provide a replacement guarantee on substantially the same terms as the terms of any such Financial Support Arrangement that is being replaced in effect as of the Agreement Date, and none of Buyer or any of its Affiliates shall be required to agree to any material and adverse change in the guarantee, collateral, security or other credit support needed in respect of the performance bonds, letters of credit or the Contracts underlying such Financial Support Arrangements as in effect as of the Agreement Date.

(c) If, at any time after the Closing Date, any such Financial Support Arrangements have not been irrevocably released, (A) (i) any amounts are drawn on or paid under any Financial Support Arrangement maintained by Seller or any of its Affiliates in connection with the business of the Target Companies pursuant to which Seller or any of its Affiliates are obligated to reimburse the Person making such payment or (ii) Seller or any of its Affiliates pays any amounts under (including expenses in maintaining), or any fees, costs or expenses relating to, any such Financial Support Arrangement, then Buyer shall indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all such reasonable and documented amounts promptly, but no later than three (3) Business Days after receipt from Seller of notice thereof (such notice to include reasonable supporting detail) and (B) Seller and its applicable Affiliates shall maintain such Financial Support Arrangements until the date on which it is replaced or otherwise provided for and perform under such Financial Support Arrangements as required thereunder.

Section 6.05 Indemnification of Directors and Officers.

(a) For a period of six (6) years after the Closing, Buyer will not, and will not permit any Target Company to, amend, repeal or modify any provision in any Target Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Party (unless required by Applicable Law or unless such amendment, repeal or modification would not adversely affect the rights of the D&O Indemnified Parties), it being the intent of the parties that the D&O Indemnified Parties will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law.

(b) In addition to the other rights provided for in this Section 6.05 and not in limitation thereof, for a period of six (6) years after the Closing, Buyer shall, and shall cause the Target Companies (together with Buyer, each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by Applicable Law, (i) indemnify, defend and hold harmless (and release from any liability to Buyer or the Target Companies) any Person who on or prior to the Closing was a director, manager or officer of any Target Company (in all of their capacities, collectively, the “D&O Indemnified Parties”) against any and all Damages incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director, manager or officer of any Target Company, whether asserted or claimed before, at or for a period of six (6) years after the Closing (a “D&O Indemnifiable Claim”), and advance to such D&O Indemnified Parties all reasonable and documented out-of-pocket expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that any such Person to whom expenses are advanced provides an undertaking to repay all of such advances to the extent it is determined such Person is not entitled to indemnification pursuant to the foregoing. Any D&O Indemnifiable Claims made and subject to indemnification in accordance with this Agreement will continue until such D&O Indemnifiable Claim is finally disposed of or all Orders or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied.

(c) Buyer hereby acknowledges (on behalf of itself and its Subsidiaries) that the D&O Indemnified Parties may have certain rights to indemnification, advancement of expenses, or insurance provided by current equityholders or other Affiliates of Seller or their respective equityholders (“Indemnitee Affiliates”) separate from the indemnification obligations of Buyer hereunder. The parties agree that subject to any rights the D&O Indemnified Parties may have under Seller Insurance Policies pursuant to Section 6.05(d)(iii), (i) Buyer and the applicable Target Companies are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Parties are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the D&O Indemnified Parties are secondary), (ii) Buyer and the applicable Target Companies will be required to advance the full amount of reasonable and documented out-of-pocket expenses incurred by the D&O Indemnified Parties and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and to the extent subject to indemnification by a D&O Indemnifying Party pursuant to this Agreement, without regard to any rights the D&O Indemnified Parties may have against any Indemnitee Affiliate and (iii) Buyer and the Target Companies (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish, and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) The obligations of Buyer and the Target Companies under this Section 6.05 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal representatives) to whom this Section 6.05 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.05 applies shall be third party beneficiaries of this Section 6.05, and this Section 6.05 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Buyer and the Target Companies).

(e) If Buyer or, following the Closing, the Target Companies, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case proper provisions shall be made so that the successors and assigns of Buyer or the Target Companies or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

(f) The rights of the D&O Indemnified Parties under this Section 6.05 shall be in addition to any rights such D&O Indemnified Parties may have under the Organizational Documents of the Target Companies, or under any applicable Contracts or Applicable Laws.

Section 6.06 Non-Solicitation. From the Agreement Date through the earlier to occur of the second (2nd) anniversary of (x) the Closing Date or (y) the termination of this Agreement in accordance with its terms, Buyer hereby covenants and agrees that it shall not, directly or indirectly through one or more of its Affiliates or Representatives, without the prior written consent of Seller: (a) cause, induce or solicit (i) any of the individuals set forth on Schedule 6.06 or (ii) any Person (other than Company Employees) who is, or who was during the last twelve (12) months prior to the Closing Date, an employee, including any contract employees, of Seller or its Affiliates (other than hourly, non-exempt store or branch-level employees to terminate such Person’s employment or other relationship with Seller or any of Seller’s Affiliates or (b) hire, retain or employ, or attempt to hire, retain or employ, any such individual as an employee, independent contractor or otherwise; provided, however, that nothing herein shall prohibit the solicitation for employment or hiring, retaining or employing any such Person who has been terminated by Seller or its applicable Affiliate prior to the commencement of employment discussions for a period of six (6) months prior to any solicitation by or on behalf of Buyer.

Section 6.07 Restrictive Covenants.

(a) Seller Customers. As an inducement to Seller entering into this Agreement and consummating the Contemplated Transactions, Buyer hereby covenants and agrees that during the period beginning on the Agreement Date and ending on the eighteen (18) month anniversary of the Closing Date, Buyer and its Subsidiaries (including the Target Companies) shall not, directly or indirectly, open any new brick-and-mortar retail stores owned or operated by Buyer and its Subsidiaries (including the Target Companies) that will sell automotive parts to “do-it-yourself” customers.

(b) Legitimate Interest and Enforcement. Buyer acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Seller and constitute a material inducement to Seller to enter into this Agreement and consummate the Contemplated Transactions. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, product or service, or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, product or service, or other limitations permitted by Applicable Law. Each covenant contained in this Section 6.07 and each provision hereof is a severable and distinct covenant and provision. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. In the event of Buyer’s nonfulfillment or breach of any of the covenants and agreements set forth in this Section 6.07, money damages would be inadequate and Seller would not have adequate remedy at law, and that Seller, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief or other relief in order to enforce or prevent any violations of such covenants and agreements (without posting a bond or other security). In addition, in the event of any nonfulfillment or breach of any of the covenants and agreements set forth in this Section 6.07, the periods described herein shall be tolled until such nonfulfillment or breach has been duly cured.

(c) For the avoidance of doubt, the provisions of this Section 6.07 will apply to all of the successors and assigns of each party.

Section 6.08 Catalog. The Catalog and its component parts shall be handled in accordance with Exhibit B attached hereto.

Section 6.09 Warranty Claims. From and after the Closing, Buyer will cause the Target Companies to take commercially reasonable efforts to ensure that all manufacturer warranties and third party contractual indemnification relating to any Worldpac Product sold by any Target Company to Seller or any of its Affiliates (other than the Target Companies) prior to the Closing Date are passed through to Seller or such Affiliate. Other than as set forth in this Section 6.09 or Section 5.03(f), Buyer and its Affiliates (including the Target Companies) do not provide any other warranty in respect of such Worldpac Products.

Section 6.10 Financing. Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange the Financing on the terms and conditions expressly described in the Commitment Letters, including using reasonable best efforts to: (a) maintain in effect the commitment for the Financing set forth in the Commitment Letters on terms and conditions no less favorable to Buyer (when taken as a whole) than those contemplated by the Commitment Letters (including after giving effect any related flex provisions) and (b) negotiate and enter into definitive agreements with respect thereto on the terms and conditions in the aggregate not materially less favorable to Buyer (when taken as a whole) than the terms and conditions expressly contemplated by the Commitment Letters (including after giving effect any related flex provisions) or on other terms that would not reasonably be expected to prevent or substantially delay Buyer’s ability to consummate the Closing or would add new (or adversely modify any existing) conditions to the consummation of the Debt Financing as compared to those in the Debt Commitment Letter as in effect on the Agreement Date. Buyer shall give Seller prompt notice (and in any event no later than three (3) Business Days following) of (i) any breach in any material respect by any party of any Commitment Letter of which Buyer becomes aware that would reasonably be expected to prevent or substantially delay the availability of the Financing that is required to consummate the Closing, (ii) if and when Buyer becomes aware that any portion of the Financing that is required to consummate the Closing contemplated by any Commitment Letter would reasonably be expected to not be available to consummate the Contemplated Transaction, and (iii) of any termination of any Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions expressly contemplated in the Debt Commitment Letter, which unavailability would reasonably be expected to prevent or substantially delay Buyer’s ability to consummate the Closing, Buyer shall use reasonable best efforts to obtain alternative financing, including from alternative sources in an amount sufficient for Buyer to consummate the Closing, with terms and conditions not materially less favorable to Buyer (when taken as a whole) than the terms and conditions expressly set forth in the Debt Commitment Letter (the “Alternative Financing”). Buyer shall not permit any material amendment, restatement, amendment and restatement, supplement or modification of the Debt Commitment Letter, or any waiver of any material provision or remedy thereunder to the extent that such amendment, restatement, amendment and restatement, supplement, modification or waiver (i) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing as compared to those in the Debt Commitment Letter as in effect on the Agreement Date or (ii) reduces the aggregate amount of the Debt Financing if such reduction would reasonably be expected to prevent or substantially delay Buyer’s ability to consummate the Closing, in each case, without the prior written consent of Seller. Notwithstanding the foregoing, compliance by Buyer with this Section 6.10 shall not relieve Buyer of its obligation to consummate the Contemplated Transaction, whether or not the Financing or the Alternative Financing is available.

Section 6.11 Misdirected Funds ; Wrong Pockets. If at any time after the Closing, any Target Company or any of its Affiliates (a) receives a payment from a third party intended for Seller or any of its Affiliates or (b) is in possession of any assets, properties or rights that are material for the operation of the business of Seller and is Affiliates and are primarily (as between Seller and its Affiliates (not including the Target Companies) on the one hand, and the Target Companies, on the other hand) related to or used or held for use in, the conduct of the business of Seller and is Affiliates (including as operated during the last twelve (12) months prior to the Closing), Buyer will promptly deliver, or cause to be delivered, such payment, assets, property or right to Seller for no additional consideration; provided that the foregoing shall not apply to any assets, properties or rights specifically set forth on Schedule 6.11 or that are specifically provided for or allocated between the Parties and their Affiliates pursuant to this Agreement or any Transaction Document (including as set forth in Exhibit B).

ARTICLE VII

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 7.01 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, such actions and to do, or cause to be done, all things necessary, proper, advisable or desirable under Applicable Law, to consummate or implement the Contemplated Transactions; provided, however, that the foregoing shall not be deemed to require either Party to waive compliance by the other Party of its covenants or obligations under this Agreement or to waive conditions to the Closing required to be satisfied by the other Party. Seller and Buyer shall execute and deliver, as appropriate or required, as the case may be, such other documents, certificates, agreements and writings and to take such other actions as may be reasonably necessary, proper, advisable or desirable to consummate or implement the Contemplated Transactions. At Buyer’s written request, prior to the Closing, Seller shall, and shall cause the Target Companies to, use commercially reasonable efforts to cooperate with Buyer (at Buyer’s sole cost and expense) in a commercially reasonable manner in connection with Seller’s obtaining of any third party consents required in connection with the consummation of the Contemplated Transactions under a Contract to which any Target Company is party; provided, that, except as otherwise expressly set forth in the Transaction Documents, nothing in this Section 7.01 shall require Seller or its Affiliates to make any payments beyond de minimis costs or otherwise agree to any material concessions in order to obtain any consents or approvals necessary, proper, advisable or desirable in connection with the consummation of the Contemplated Transactions (and the Seller shall not, and shall cause the Target Companies not to, make any payments beyond de minimis costs or otherwise agree to any material concessions without Buyer’s written consent).

Section 7.02 Public Announcements. Seller and Buyer shall not, and shall cause their respective Affiliates not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement or the Contemplated Transactions, without prior consultation with and approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned), except as may be required by Applicable Law or the rules of a stock exchange (upon the reasonable advice of counsel) or any national or international stock exchange regulations applicable to any such Party (in which event such Party shall endeavor to provide the other Party a meaningful opportunity to review and comment on the content and timing of such press release or public announcement in advance, to the extent reasonable under the circumstances); provided that (a) each of Seller and Buyer may make press releases or public announcements concerning this Agreement or the Contemplated Transactions that consist of information previously disclosed in previous press releases or public announcements made by either Party in compliance with this Section 7.02, (b) each of Seller and Buyer may respond to questions by the investors or those participating in investor calls, so long as Seller and Buyer tries in good faith to remain consistent with information previously disclosed in previous press releases or public announcements made by either Party in compliance with this Section 7.02, (c) Buyer and its Affiliates may disclose information regarding this Agreement and the Contemplated Transactions in connection with any syndication or marketing efforts and announcements related thereto in connection with the Debt Financing or in communications to any actual or prospective limited partners or other equityholders of Buyer or any of its Affiliates in connection with their fundraising and reporting activities in the ordinary course of their respective businesses, in each case of this clause (c), subject to a customary confidentiality agreement with such Person. For the avoidance of doubt, the immediately preceding sentence shall not be interpreted to permit Seller or any of its Affiliates to disclose any information in respect of the Financing without prior consultation with and approval of Buyer (which approval shall not be unreasonably withheld, delayed or conditioned). In addition, Buyer shall not, prior to the Closing, make any communication to any suppliers, lenders, creditors, distributors, employees, customers, other persons having business or financial relationships with the Target Companies pertaining to this Agreement and the Contemplated Transactions, without the prior written approval of Seller, except as otherwise contemplated by this Agreement, including in connection with the Debt Financing and the transactions contemplated by the SCF Memorandum of Understanding. No provision of this Agreement shall relieve Buyer from its obligations under the Confidentiality Agreement, or modify or terminate any of the restrictions imposed upon Buyer by Section 6.01.

Section 7.03 Governmental Filings; Regulatory Approvals.

(a) Seller and Buyer shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Contemplated Transactions. Subject to the terms and conditions of this Agreement, Buyer shall use reasonable best efforts to take or cause to be taken all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the Contemplated Transactions, including reasonable best efforts to obtain consents and approvals of all Governmental Authorities necessary to consummate the Contemplated Transactions. Buyer shall bear all filing fees relating to all approvals from any Governmental Authority necessary under the HSR Act and any other Required Approvals.

(b) In addition to and without limiting the foregoing, Buyer and Seller shall (i) make or cause to be made any filing required of each of them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”) and the other Required Approvals promptly (and in any case within ten (10) Business Days after the Agreement Date) (ii) respond as promptly as practicable to any request for additional information or documentary material from any applicable Governmental Authority and (iii) take all actions necessary, proper, advisable or desirable to cause the expiration or termination of the applicable waiting or suspension periods under the HSR Act and any other Required Approvals as soon as practicable and to obtain all requisite authorizations and approvals under the Required Approvals with respect to the Contemplated Transactions.

(c) Each of Buyer and Seller shall (i) cooperate in all respects with each other in connection with any filing or submission and any investigation or other inquiry, including any proceeding initiated by a private party, and in connection with resolving any such investigation or inquiry with respect to any such filing or the Contemplated Transactions, (ii) not extend any waiting or suspension period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Contemplated Transactions, except with the prior written consent of the other Party, (iii) respond as promptly as practicable to any applicable inquiries or requests received from any Governmental Authority for additional information or documentation, (iv) promptly make any applicable further filings or information submissions pursuant thereto that may be necessary or advisable and (v) promptly make any filings or submissions required or desirable under any applicable Antitrust Laws. Each of Buyer and Seller shall (A) promptly notify the other Party of any written or oral communication to that Party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit the other Party to review in advance any proposed substantive written communication, in each case relating to any of the foregoing, (B) subject to Applicable Law, consult and cooperate with the other Party, including permit the other Party to review and comment in advance, on any substantive communication, written or otherwise, given by it to any Governmental Authority or a private party regarding the Contemplated Transactions, (C) not agree to participate, or to permit its Affiliates to participate, in any material meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Contemplated Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate, and (D) to the extent permitted under Applicable Law, furnish the other Party with copies of all material correspondence, filings and written communications between such Party and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement and the Contemplated Transactions (unless the furnishing of such information would (1) violate the provisions of any Applicable Law or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto; provided that each such Party shall use commercially reasonable efforts to promptly communicate to the other Party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate Applicable Law or cause the loss of the attorney-client privilege with respect thereto). Notwithstanding anything in this Agreement to the contrary, Buyer shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws, subject to good faith consultations with the Seller and its Affiliates.

(d) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Buyer shall take any and all action necessary to obtain any necessary approval or obtain the expiration of any applicable waiting or suspension period under the HSR Act and the Competition Act and to prevent the initiation of any lawsuit by any Governmental Authority under the HSR Act and the Competition Act or to prevent the entry of any decree, judgment, preliminary or permanent injunction, or any order that would otherwise make the Contemplated Transactions unlawful, including actions (i) to divest, license, hold separate or otherwise dispose of or restrict the use or operation of, or agree to divest, license, hold separate or otherwise dispose of or restrict the use or operation of, any business, entities, assets, technology, Intellectual Property rights or facilities of Buyer or any of its Subsidiaries before or after the Closing, including if necessary the Target Companies to be acquired through the Contemplated Transactions, (ii) to terminate, amend or assign existing relationships or contractual rights and obligations, (iii) to amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements, (iv) to change or modify any course of conduct or otherwise make any commitment (to any Governmental Authority or otherwise) regarding future operations of Buyer or the Target Companies being acquired or (v) to limit, before or after the Closing, Buyer’s or any of its Subsidiaries’ freedom to take action with respect to, or its ability to retain, one or more of Buyer’s or its Subsidiaries’ businesses, product lines, licenses, operations, rights, assets or rights or interests therein, or Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Target Companies. If any action or Proceeding is instituted (or threatened to be instituted) challenging the Contemplated Transactions as violative of the HSR Act or the Competition Act, Buyer shall, at its sole cost and expense, take any and all actions necessary to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Contemplated Transactions, including efforts to litigate, pursue, defend, contest or otherwise resist any administrative or judicial action or order, including any Proceeding seeking a temporary restraining order, preliminary or permanent injunction, by any Governmental Authority or private party, challenging the Contemplated Transactions as violative of the HSR Act or the Competition Act.

(e) Buyer shall not, and shall cause its Subsidiaries not to, take any action, including but not limited to directly or indirectly acquiring, investing in, or agree to any commercial or strategic relationship with, any Person or acquiring, leasing or licensing any assets, or agreeing to do any of the foregoing, if doing so would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions set forth in Article VIII to be satisfied or the consummation of the Contemplated Transactions.

Section 7.04 Intellectual Property Matters.

(a) Buyer acknowledges and agrees that except as otherwise expressly set forth in this Agreement, including Section 5.05, this Section 7.04, Exhibit B, or any other Transaction Document: (i) Buyer is not obtaining any rights in, or to use, any Intellectual Property owned, licensed or used by Seller or its Affiliates other than those possessed by the Target Companies; and (ii) Buyer shall not at any time use any Marks that are confusingly similar to or dilutive of any Seller Mark.

(b) Buyer acknowledges and agrees that, between Buyer and its Affiliates (including, after the Closing, the Target Companies) on the one hand, and Seller and Seller’s Affiliates on the other, that Seller and Seller’s Affiliates exclusively own all Seller Marks. Except as otherwise provided in this Section 7.04 or any other Transaction Document: (i) as of the Closing Date, any and all existing right of a Target Company to use the Seller Marks automatically terminates and reverts to Seller and Seller’s Affiliates; and (ii) Buyer and its Affiliates (including, after the Closing, the Target Companies) have no rights, and are not acquiring any rights, to use the Seller Marks after the Closing Date. Seller acknowledges and agrees that, as of the Closing Date, between Buyer and its Affiliates (including, after the Closing, the Target Companies) on the one hand, and Seller and Seller’s Affiliates on the other, that the Target Companies exclusively own all Target Company Owned Marks. Except as otherwise provided in this Section 7.04 or any other Transaction Document: (i) as of the Closing Date, any and all existing right of Seller and Seller’s Affiliates to use the Target Company Owned Marks automatically terminates and reverts to the applicable Target Company owner; and (ii) after the Closing Date, Seller and its Affiliates will have no right, and are not acquiring any rights, to use the Target Company Owned Marks.

(c) Except as otherwise permitted in this Section 7.04 or any other Transaction Document, on and after the Closing Date, neither Buyer nor any of its Affiliates (including, after the Closing, the Target Companies) shall represent that it is, or otherwise holds itself out as being, affiliated with Seller or any of its Affiliates nor shall Seller or its Affiliates hold themselves out as being affiliated with any Target Company.

(d) Without limiting any rights granted to Seller under the Supply Agreement, each Target Company hereby grants to the Seller and its Affiliates, for a period of two hundred seventy (270) days after the Closing Date (the “Seller Transition Period”), a limited, non-divisible, non-transferable, non-sublicensable, non-exclusive, royalty-free, right and license to use any and all Marks included in the Owned Intellectual Property (“Target Company Owned Marks”) solely to the extent and in the manner in which such Target Company Owned Marks are used by Seller or its Affiliates as of the Closing Date. No later than the expiration of the Seller Transition Period, Seller and its Affiliates shall, except as expressly set forth in this Agreement or another Transaction Document, cease using any Target Company Owned Marks (including by ceasing to use or distribute any products or materials bearing Target Company Owned Marks, or relabeling products as necessary to conceal Target Company Owned Marks).

(e) Seller hereby grants to the Target Companies, for a period of two hundred seventy (270) days after the Closing Date (the “Buyer Transition Period”), a limited, non-divisible, non-transferable, non-sublicensable, non-exclusive, royalty-free, right and license to use the Seller Marks solely to the extent and in the manner in which such Seller Marks are used by the Target Companies as of the Closing Date. No later than the expiration of the Buyer Transition Period, Buyer shall cause the Target Companies to, except as expressly set forth in this Agreement or another Transaction Document, cease using any Seller Marks (including by ceasing to use or distribute any products or materials bearing Seller Marks, or relabeling products as necessary to conceal Seller Marks).

(f) To the extent that any Target Company is permitted to use any Seller Marks pursuant to this Section 7.04:

(i) Buyer shall cause the Target Company to (A) use the Seller Marks only in a form and manner consistent with, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services offered in connection with the Target Company’s use of the Seller Marks immediately prior to the Closing Date and (B) comply with all Applicable Laws and industry practice in connection with its use and distribution of the Seller Marks and any existing inventory of materials bearing such Seller Marks. Any and all goodwill arising from the use of the Seller Marks shall inure solely to the benefit of Seller or Seller’s Affiliates.

(ii) Buyer shall ensure that the Target Company does not, and shall not permit, enable or request any other Person to, use any of the Seller Marks in any manner, or engage in any act or omission, that tarnishes, degrades, disparages or reflects adversely on any of the Seller Marks or Seller’s or its Affiliates’ business or reputation, or that might dilute or otherwise harm the value, reputation or distinctiveness of or the goodwill of Seller or an Affiliate of Seller in any Seller Mark.

(iii) Seller may immediately terminate the right and license in this Section 7.04 if Buyer or any of its Affiliates (including, after the Closing, any Target Company) fails to comply in all material respects with the terms and conditions in this Section 7.04 or otherwise fails to comply with the Seller’s reasonable directions in relation to the use of the Seller Marks.

(g) To the extent that Seller or its Affiliates are permitted to use any Target Company Owned Marks pursuant to this Section 7.04:

(i) Seller and its Affiliates shall (A) use the Target Company Owned Marks only in a form and manner consistent with, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services offered in connection with the Seller’s use of the Target Company Owned Marks immediately prior to the Closing Date and (B) comply with all Applicable Laws and industry practice in connection with its use and distribution of the Target Company Owned Marks and any existing inventory of materials bearing such Target Company Owned Marks. Any and all goodwill arising from the use of the Target Company Owned Marks shall inure solely to the benefit of the Target Company.

(ii) Seller and its Affiliates shall not and shall not permit, enable or request any other Person to, use any of the Target Company Owned Marks in any manner, or engage in any act or omission, that tarnishes, degrades, disparages or reflects adversely on any of the Target Company Owned Marks or the Target Company’s business or reputation, or that might dilute or otherwise harm the value, reputation or distinctiveness of or the goodwill of the Target Company in any Target Company Owned Marks.

(iii) Buyer may immediately terminate the right and license in this Section 7.04 if Seller or any of its Affiliates fails to comply in all material respects with the terms and conditions in this Section 7.04 or otherwise fails to comply with the Buyer’s reasonable directions in relation to the use of the Target Company Owned Marks.

(h) Notwithstanding anything to the contrary, neither Party shall be deemed to have violated this Section 7.04, (b)-(g) even after the two hundred seventy (270) day period provided in clauses (d) and (e) above by reason of: (i) the appearance of Marks on any existing equipment, tools, dies, drawings, manuals, work sheets, operating procedures, other written or electronic data, materials or assets (including computer source code) that are used solely for internal purposes only in connection with the their businesses; (ii) the appearance of the Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a contract prior to the Closing, and that generally are in the public domain, or any other similar uses by any such third party over which such Party has no control; or (iii) the use by a Party or its Affiliates or the Target Companies of Marks in a non-trademark manner including for purposes of conveying to customers or the general public the nature of the transactions contemplated hereby, and/or to reference historical details concerning or make historical reference to the relationship between the businesses of the Target Companies and Seller and its Affiliates.

(i) Buyer and its Affiliates (including, after the Closing, the Target Companies) shall not, and shall not enable, or request any other Person to: (i) register or file any application to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to, any Seller Mark; or (ii) contest the ownership or validity of any of the Seller Marks including in any litigation or administrative Proceeding. Seller and its Affiliates shall not, and shall not enable, or request any other Person to: (i) register or file any application to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to, any Target Company Owned Mark; or (ii) contest the ownership or validity of any of the Target Company Owned Marks including in any litigation or administrative Proceeding.

(j) Without limiting any rights or remedies of Buyer or obligations of Seller under the Transaction Documents, Seller hereby disclaims all express and implied representations and warranties concerning the Seller Marks and all responsibility or liability under this Section 7.04 for claims by third parties after the Closing Date arising out of or relating to the use of any Seller Marks by Buyer or its Affiliates (including, after the Closing, the Target Companies). Without limiting any rights or remedies of Seller or obligations of Buyer under the Transaction Documents, Buyer hereby disclaims any express and implied representations and warranties made by it concerning the Target Company Owned Marks and all responsibility or liability under this Section 7.04 for claims by third parties after the Closing Date arising out of or relating to the use of any Target Company Owned Marks by Seller or its Affiliates.

(k) Notwithstanding any provision of this Section 7.04, Buyer and its Affiliates (including, after the Closing, the Target Companies) shall not remove or alter in any manner any confidential or proprietary marking or restrictive legend on any documentation that includes any Seller Proprietary Information.

(l) For the avoidance of doubt, nothing in this Agreement or any other Transaction Document shall be read to convey to either Party or its Affiliates (including, after the Closing, the Target Companies) the exclusive right to use any descriptive elements of any Marks not otherwise protected under Applicable Law apart from the Target Company Owned Marks, (for example, the term “auto part” and motor vehicle common names), including any elements set forth on Schedule 7.04(l), and each Party retains the right to use such descriptive terms independent of the other Party’s Owned Marks; provided, however, that this Section 7.04(l) shall not impair either Party from developing exclusive use rights in any Mark including such elements set forth on Schedule 7.04(l), in the future, nor shall it limit the ability of a Party to develop trademark rights using any of such elements as a part of such Mark.

(m) Nothing in this Section 7.04(m) shall be construed as modifying, altering or in any way overriding any provision of Exhibit B. Seller, on behalf of itself and its Affiliates (for clarity, other than the Target Companies) (the “Seller Covenant Parties”), and Buyer, on behalf of itself and its Affiliates (including the Target Companies) (the “Buyer Covenant Parties”), hereby covenant to the other Party that neither the Seller Covenant Parties nor the Buyer Covenant Parties shall bring any Proceeding against the other Party, its Affiliates, or any of their Covenant Third Parties (solely with respect to such Covenant Third Parties’ manufacture, sale, use or exploitation (as applicable) of the products and services of such other Party in the ordinary course of business), anywhere in the world that alleges that the current and future operation of the business of such Party infringes, misappropriates or otherwise violates any Intellectual Property (other than Marks), that (i) is owned by the Buyer Covenant Parties or the Seller Covenant Parties, as applicable, as of immediately after the Closing and (ii) used by such Party in the operation of its business prior to the Closing (the “Shared IP”). For the avoidance of doubt, each of Buyer and Seller recognizes that with regard to any Intellectual Property owned by the Buyer Covenant Parties or the Seller Covenant Parties, as applicable, that is included in the covenant not to sue in this Section 7.04(m), neither Buyer nor Seller is under any duty whatsoever to (x) continue prosecution of any patent or other Intellectual Property application; (y) maintain any patent or patent application or other Intellectual Property or (z) file a divisional or continuation application or any other application to register other Intellectual Property. Buyer and Seller recognize that the Buyer Covenant Parties or the Seller Covenant Parties may, in their sole discretion, abandon or otherwise discontinue prosecution of any and all patents and/or applications and/or other Intellectual Property without providing any notice to Buyer or Seller, as applicable. The Parties intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent Applicable Law in any foreign jurisdiction, each of the above covenants will be treated as a license to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code). The above covenants are intended to run with the Shared IP subject thereto. Seller and Buyer shall each and shall each require the Buyer Covenant Parties or the Seller Covenant Parties, as applicable, to transfer this covenant, in whole or in part, to the acquirer of any Shared IP owned by them and subject thereto, and such acquirer shall assume its obligations in writing or by operation of Applicable Law. Any such acquirer is deemed automatically bound by such covenant regardless of whether such acquirer executes such written assumption. Further, Buyer or Seller may transfer the covenant granted to it, in whole or in part, in connection with a merger, consolidation, sale or other change of control of such Party to any Person who is or becomes an Affiliate of such Party or to a Person that has succeeded to a majority of the equity interests in such Party its Affiliates or all or a substantial portion of the business or assets or a business unit or division of Party. All other transfers of this covenant require the prior written consent of the other Party in its sole discretion, and are void ab initio without same. The obligations set forth in this Section 7.04(m) shall not apply to any Intellectual Property described in Exhibit B or confidential information described in Section 5.05 or Section 6.01, each of which shall be governed solely by the terms set forth in Exhibit B, Section 5.05 or Section 6.01, as applicable. In the event of any inconsistency between this Section 7.04(m) and Exhibit B, Section 5.05 or Section 6.01, Exhibit B, Section 5.05 or Section 6.01, as applicable, shall govern solely to the extent of the inconsistency.

(n) Seller acknowledges that certain Target Company Proprietary Information may reside on information technology systems owned, leased, licensed or otherwise controlled by Seller or any of its Affiliates other than the Target Companies (the “Target Company Data”) and may be commingled with Seller data. Seller agrees that such Target Company Data, including any such data that constitutes Owned Intellectual Property, is owned by one or more of the Target Companies. Solely to the extent that the Target Companies do not otherwise have a copy of or access to (i) Target Company Data, (ii) software that is used in the conduct of the Business, or (iii) the tangible embodiment of any Owned Intellectual Property which is reasonably useful for the conduct of the Business, at Buyer’s request, Seller shall, and shall cause its Affiliates to, at no cost to Buyer, deliver or transfer in a reasonably agreed manner and format, such Target Company Data, software, or copies of tangible embodiment of Intellectual Property to Buyer or a designated Target Company on a date to be mutually agreed by Buyer and Seller as part of the System Separation and Data Migration (as defined in the Transition Services Agreement). For the avoidance of doubt, Seller may redact information that does not relate to the Business. The obligations set forth in this Section 7.04(n) shall not apply to any data or other information described in Exhibit B, which shall be governed solely by the terms set forth in Exhibit B. In the event of any inconsistency between this Section 7.04(n) and Exhibit B, Exhibit B shall govern solely to the extent of the inconsistency.

(o) Buyer acknowledges that certain Seller Proprietary Information may reside on information technology systems owned, leased, licensed or otherwise controlled by Buyer or any of its Affiliates (including the Target Companies) (the “Seller Data”) and may be commingled with Target Company data. Buyer agrees that such Seller Data is owned by Seller. Solely to the extent that Seller and its Affiliates do not otherwise have a copy of or access to (i) Seller Data, or (ii) the tangible embodiment of any Seller Data, at Seller’s request, Buyer shall, and shall cause its Affiliates to, at the sole cost of Seller, deliver or transfer in a reasonably agreed manner and format, such Seller Data, or copies of tangible embodiment of Intellectual Property to Seller or a designated Affiliate on a date to be mutually agreed by Buyer and Seller as part of the System Separation and Data Migration (as defined in the Transition Services Agreement). For the avoidance of doubt, Buyer may redact information that does not relate to Seller’s business. The obligations set forth in this Section 7.04(o) shall not apply to any data or other information described in Exhibit B, which shall be governed solely by the terms set forth in Exhibit B. In the event of any inconsistency between this 7.04(o) and Exhibit B, Exhibit B shall govern solely to the extent of the inconsistency.

(p) Consents and Agreements Not to Challenge.

(i) Consent and Agreement Not to Challenge. Provided that Buyer and its Affiliates (including, after the Closing, the Target Companies) are in compliance with the requirements of this Section 7.04(p), Seller consents to and shall not assert any challenge or bring any Proceeding (including any claim for trademark infringement, trademark dilution, or unfair competition) based on the Target Companies’ ownership, use in a manner consistent with the historical practice and the ordinary course of business use by the Target

Companies, or registration of the “THE RIGHT PART AT THE RIGHT TIME” Mark (including U.S. Trademark Reg. No. 4758838 and Canadian Trademark Reg. No. TMA944918) (“Acquired Mark”). Provided that Seller and its Affiliates (excluding the Target Companies) are in compliance with the requirements of this Section 7.04(p), Buyer and its Affiliates (including, after the Closing, the Target Companies) consent to and shall not assert any challenge or bring any Proceeding (including any claim for trademark infringement, trademark dilution, or unfair competition) based on Seller’s or its Affiliates’ ownership, use in a manner consistent with the historical practice and the ordinary course of business use by Seller and its Affiliates (excluding the Target Companies), or registration of the “RIGHT PART, RIGHT PLACE, RIGHT TIME” Mark (“Retained Mark” and together with the Acquired Mark, the “Consented Marks”).

(ii) Assignment of Registration. Seller agrees that, on or before the Closing Date, Seller shall assign U.S. Trademark Reg. No. 4758838 and Canadian Trademark Reg. No. TMA944918 to Company.

(iii) Mutual Undertakings. The Parties agree that they will not advertise or promote goods or services under the Consented Marks in a manner that implies that such Party or its goods or services are affiliated or connected with the other Party or the other Party’s goods or services. In the unlikely event that either Party becomes aware of any actual consumer confusion resulting from the simultaneous use of the Consented Marks as permitted by this Agreement, such Party shall promptly advise the other Party of the details of such confusion and the Parties shall take commercially reasonable steps to address the confusion and prevent its future occurrence. The consents and obligations of this Section 7.04(p) are intended to run with ownership or licensed use of the Consented Marks subject thereto. Seller and Buyer shall each and shall each require their Affiliates (including, with respect to Buyer, the Target Companies), as applicable, to transfer such consents and obligations to the acquirer or licensee of any Consented Marks owned by them and subject thereto, and such acquirer shall assume its consents and obligations in writing or by operation of Applicable Law. Each Party shall bear its own costs in connection with performance of this Section 7.04(p). In the event of any inconsistency between this Section 7.04(p) and any other provision of this Section 7.04, the terms of this Section 7.04(p) shall govern solely to the extent of the inconsistency, provided that the Acquired Mark is a Target Company Owned Mark subject to the provisions of Section 7.04(d).

Section 7.05 Agreements Regarding Tax Matters.

(a) Seller shall, at its expense, prepare, or cause to be prepared, and file or cause to be filed when due, all Tax Returns that are required to be filed by or with respect to the Target Companies on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Affiliate of Seller that is not a Target Company for Tax years or periods beginning on or before the Closing Date. The Target Companies shall, at their expense, prepare, or cause to be prepared, and file or cause to be filed when due, all Tax Returns not described in the prior sentence that are required to be filed by or with respect to the Target Companies on or before the Closing Date (taking into account any applicable extensions), and shall pay (or cause to be timely paid) all Taxes required to be paid with respect to any such Tax Return.

(b) Except for the Tax Returns described in Section 7.05(a), Buyer shall, at its expense, prepare, or cause to be prepared, and file, or cause to be filed, when due, all Tax Returns required to be filed by or with respect to the Target Companies after the Closing Date. Buyer shall pay (or cause to be timely paid) all Taxes required to be paid with respect to any Tax Return governed by this Section 7.05(b).

(c) The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records), documents and powers of attorney relating to the Target Companies as are reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, or the prosecution, defense, or conduct of any Tax Contest. Notwithstanding anything to the contrary in this Section 7.05(c) or this Agreement, Buyer shall have no right to access or receive any Tax information that relates to any of Seller’s consolidated, combined or unitary Tax Returns, including workpapers, supporting documents, and other information or data with respect thereto other than such information that pertains solely to the Target Companies. Buyer and Seller agree to, and shall cause the Target Companies to, retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any Pre-Closing Period until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax Authority.

(d) To the extent relating to the Target Companies, Seller shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing agreements or similar arrangements (other than this Agreement) between the Target Companies, on the one hand, and Seller or any Affiliate of Seller (other than the Target Companies), on the other hand, and neither Seller nor any Affiliate of Seller, on the one hand, or the Target Companies, on the other hand, will have any liability or be entitled to any right thereunder to each other on or after the Closing Date.

(e) Without the prior written consent of Seller (not to be unreasonably withheld or delayed), Buyer and its Affiliates shall not (a) cause any Target Company to take any action on the Closing Date or after the Closing other than in the ordinary course of business (other than any action expressly contemplated by this Agreement), (b) make or change any Tax election with respect to a Target Company that has a retroactive impact to a Pre-Closing Period, (c) amend any Tax Return of a Target Company for a Pre-Closing Period or (d) to the extent related to a Target Company for a taxable period ending on or before the Closing Date, initiate any voluntary disclosure with any Tax Authority, in each case to the extent such action would reasonably be expected to either (x) impact the Taxes of Seller or its Affiliates (other than the Target Companies) or (y) reduce any amount payable to Seller pursuant to this Agreement.

(f) Seller and Buyer agree that (i) they shall join in making an election under Section 338(h)(10) of the Code (and any similar election under any applicable state or local Applicable Law) with respect to the acquisition by Buyer of the Shares pursuant to this Agreement and with respect to the deemed purchase of the shares of Worldpac Puerto Rico and (ii) Buyer shall make an election under Section 338(g) of the Code (and any similar election under any applicable state or local Applicable Law) with respect to the deemed purchase of the shares of Worldpac Canada (collectively, the “Section 338 Elections”). Seller shall deliver to the Buyer, no later than five (5) days prior to the Closing Date, drafts of Internal Revenue Service Form 8023 and any similar forms under applicable state and local income Tax Law (collectively, the “Section 338 Election Forms”) effectuating the Section 338 Elections described in the preceding clause (i). The Section 338 Election Forms shall be duly executed by Seller and Buyer at or prior to the Closing. Buyer and Seller (as required by Applicable Law) shall timely file with the appropriate Governmental Authorities the Section 338 Election Forms as prescribed by Applicable Law. If, after filing any of such Section 338 Election Forms, any changes or supplements are required thereto, Buyer and Seller shall complete any required amendments or supplements thereto, and Buyer and Seller shall promptly execute such amended form and Buyer shall timely file such amended form, and any required supplements thereto, with the appropriate Governmental Authorities. Seller and Buyer agree that, as a “protective” matter, Seller and the Company shall also file an election statement under Section 336(e) and Treasury Regulations section 1.336-2(j) with respect to the acquisition by Buyer of the Shares and with respect to the deemed purchase of the shares of Worldpac Puerto Rico. The “protective” Section 336(e) election statement (as described in sections 1.336-2(h)(5) and (6) of the Treasury Regulations) to be filed in accordance with such protective election shall also be considered “Section 338 Election Forms” for purposes of this Agreement. Seller, the Company and Worldpac Puerto Rico agree that this Agreement shall constitute a written binding agreement to make a Section 336(e) election within the meaning of Treasury Regulations Section 1.336-2(h)(1)(i), and that the statements delivered pursuant to this Section 7.05(f) will be attached to Seller’s (or, if applicable, the parent of the U.S. federal corporate consolidated income tax group which includes Seller) and the Company’s timely filed U.S. federal income Tax Return for the taxable period that includes the Closing Date and provided to the Company and Worldpac Puerto Rico.

(g) Seller shall deliver to Buyer, within thirty (30) days after the Final Adjusted Purchase Price is determined pursuant to Section 2.05, a schedule (the “Allocation Schedule”) allocating the Final Adjusted Purchase Price and “Adjusted Grossed-up Basis” (as such term is defined under applicable Treasury Regulations under Section 338 of the Code) among the assets of the Company and Autopart International, including an allocation to the shares of Worldpac Canada and Worldpac Puerto Rico. The amounts allocated to the shares of Worldpac Canada and Worldpac Puerto Rico shall be further allocated (along with the Adjusted Grossed-up Basis) to the assets of Worldpac Canada and Worldpac Puerto Rico, respectively, as a result of the Section 338(h)(10) and Section 338(g) elections with respect to such Target Companies and such allocations shall be set forth on the Allocation Schedule. The Allocation Schedule shall be prepared in accordance with Section 338 of the Code and the Treasury Regulations thereunder. Buyer may dispute any amounts reflected on the Allocation Schedule by providing written notice to Seller of the disputed items, and setting forth in reasonable detail the basis of such dispute, within thirty (30) days following receipt of the Allocation Schedule. In the event Buyer and Seller are unable to resolve any dispute within thirty (30) days, Buyer and Seller shall submit the dispute to the Independent Firm in the manner provided by Section 2.05. Buyer and Seller agree (i) to file, and to cause their respective Affiliates to file, all Tax Returns (including IRS Form 8883, Asset Allocation Statement Under Section 338) in a manner consistent with the Allocation Schedule (as modified by the mutual agreement of Buyer and Seller or as finally determined by the Independent Firm) and not to take (and to cause their respective Affiliates not to take) any position inconsistent therewith in any Tax Return, unless required to do so by Applicable Law or with prior written consent of the other Parties. If any Governmental Authority disputes the allocation contained in the final Allocation Schedule, the Party receiving notice thereof shall promptly notify the other Parties of such dispute.

(h) Any overpayments of estimated Taxes, refunds or credits in lieu of refunds of Taxes set forth on Schedule 7.05(h), plus any interest attributable thereto, that are received by Buyer (or its Affiliates) or any Target Company, or to which Buyer (or its Affiliates) or a Target Company become entitled, shall be for the account of the Seller, and Buyer shall pay (or cause to be paid) to Seller (in immediately available funds) any such overpayment, refund or the amount of such credit, reduced by any Taxes or other reasonable out-of-pocket costs incurred by Buyer or any Target Company in connection with obtaining such refunds, within ten (10) Business Days after receipt or entitlement thereto (or utilization thereof). For purposes of this Section 7.05(h), a Target Company shall be deemed to have received a refund or credit of Taxes to the extent that the Target Company elects to apply such refund or credit, which it would otherwise would have been entitled to receive, to offset or reduce Taxes relating to any period (or portion thereof) beginning after the Closing Date. Buyer shall, and shall cause the Target Company, to cooperate with Seller in obtaining any such refunds and credits under this Section 7.05(h). To the extent that an amount of a refund or credit paid to Seller pursuant to this Section 7.05(h) is subsequently disallowed or required to be returned to the relevant Tax Authority, Seller shall promptly repay to Buyer such amount, together with any interest, penalties or other additional amounts imposed by such Tax Authority.

(i) Seller and Buyer agree to treat any payments made under Section 2.05 as an adjustment to the Final Adjusted Purchase Price for all purposes, including Tax purposes (to the extent permitted by Applicable Law).

(j) Buyer shall control at its sole discretion and expense all Tax Contests of the Target Companies for Pre-Closing Periods and Straddle Periods other than any Tax Contests with respect to Taxes paid or Tax Returns filed on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Affiliate of Seller that is not a Target Company (which shall be controlled by Seller at its sole discretion and expense). The controlling party shall timely pay or cause to be timely paid all Taxes required to be paid with respect to the final resolution of such Tax Contest.

(k) Neither Buyer nor any of its Affiliates will make or cause to be made any election under subsection 256(9) of the Income Tax Act (Canada) (or any counterpart provision of any applicable corresponding Canadian provincial or territorial Tax legislation) with respect to acquisition of control of any Target Company that occurs as a result of the acquisition of the Shares by Buyer pursuant to this Agreement.

Section 7.06 Transfer Taxes. All transfer and similar fees, Taxes or governmental charges, including all documentary, sales, use, stamp, registration and other similar Taxes or governmental charges (but excluding, for the avoidance of doubt, any Tax on net income (however denominated) or gain), and all conveyance fees, recording charges and other fees and charges, together with any related interest, fines, penalties and additions (together, “Transfer Taxes”) resulting from the transfer of the Shares to Buyer, shall be paid by Buyer.

Seller shall pay any Transfer Taxes resulting from the consummation of the Contemplated Transactions other than the transfer of the Shares to Buyer. To the extent that Applicable Law requires any such Transfer Taxes to be paid to the relevant Tax Authority by a party (or its Affiliates) other than the party required to bear such Transfer Taxes pursuant to the prior two sentences, the party required to bear such Transfer Taxes shall promptly reimburse the other party (or its relevant Affiliate(s), as applicable) for Transfer Taxes paid by such Person upon presentation of a receipt or other evidence showing payment of such Transfer Taxes. The party responsible to pay the Transfer Taxes will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by Applicable Law, the other party will join in the execution of any such Tax Returns and other documentation following review and approval of such Tax Returns and other documentation by such party (or its Representatives). Promptly following the filing of each such Tax Return or other documentation, the party filing the Tax Return will provide to other party a copy of such Tax Return or other documentation as filed and evidence of the timely filing thereof.

Section 7.07 Legal Representation; Privilege.

(a) Buyer agrees, on its own behalf and on behalf of the Buyer Related Parties, that each of Hogan Lovells US LLP and Hogan Lovells International LLP (collectively, “Hogan Lovells”) may serve as counsel to Seller, on the one hand, and the Target Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions, as well as other past matters, and that, following the Closing, Hogan Lovells may serve as counsel to Seller or any Affiliate or Representative of Seller, in connection with any litigation, claim or obligation arising out of or relating to the Contemplated Transactions and the Transaction Documents notwithstanding any representation by Hogan Lovells prior to the Closing Date of any Target Company, and Buyer consents thereto and irrevocably waives any conflict of interest arising therefrom, and Buyer shall cause the Buyer Related Parties to consent to waive any conflict of interest arising from such representation.

(b) Buyer, on its own behalf and on behalf of the Buyer Related Parties, hereby agrees that, in the event that a dispute arises between or among Buyer or any of its Affiliates (including, following the Closing, any Target Company), on the one hand, and Seller and/or any of its Affiliates (including, prior to the Closing, any Target Company), on the other hand, Hogan Lovells may represent Seller and/or any of Seller’s Affiliates in such dispute even though the interests of Seller and/or such Affiliate may be directly adverse to Buyer or any of its Affiliates at that time (including, following the Closing, any Target Company), and even though Hogan Lovells may have represented the Target Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Seller and/or its Affiliates, and Buyer hereby waives, on behalf of itself and its Affiliates (including, following the Closing, the Target Companies), any conflict of interest in connection with such representation. Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Hogan Lovells, and Buyer’s consent with respect to this waiver is fully informed. Buyer further agrees that, as to all communications between Hogan Lovells and the Target Companies to the extent that they directly and specifically relate to this Agreement, the negotiation, execution or performance of this Agreement or to the transactions contemplated by this Agreement and the Transaction Documents, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege with respect thereto belong solely to Seller, including in any dispute with Buyer or its Affiliates (including, following the Closing, each Target Company), and shall be solely controlled by Seller, including in any dispute with Buyer or its Affiliates (including, following the Closing, each Target Company) and will not pass to or be claimed by Buyer or its Affiliates (including, following the Closing, each Target Company).

(c) If the Closing occurs, all of the client files and records generated and maintained by Hogan Lovells to the extent resulting from its representation of Seller and the Target Companies in connection with this Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby shall be and become the exclusive property of (and be controlled by) Seller and no Target Company will retain any copies of such records or have any access to them. Buyer, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Target Companies) and Representatives and each of the successors and assigns of the foregoing (the “Waiving Parties”), hereby irrevocably acknowledges and agrees that all communications between Seller and its counsel, including Hogan Lovells, to the extent made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding to the extent arising out of or relating to, this Agreement, any other Transaction Documents or the Contemplated Transactions, or any matter to the extent relating to any of the foregoing, are privileged communications between Seller and such counsel and from and after the Closing neither Buyer nor any Person purporting to act on behalf of or through Buyer or any of its Affiliates (including, after the Closing, the Target Companies) or Representatives, will seek to obtain the same by any process. Furthermore, Buyer, on its own behalf and on behalf of the Waiving Parties, hereby irrevocably acknowledges and agrees that all (i) emails and other communications from or among any Seller Related Party, any Target Company, or any Affiliates or other Representatives of any Seller Related Party or Target Company to the extent concerning, related to, or in respect of the sale process, this Agreement, or any agreement to the extent entered into in connection herewith or related hereto (including all prior drafts), the assets, liabilities, operations, prospects and condition of any Target Company and their businesses to the extent related to the foregoing, and any other matter to the extent relating to any of the foregoing (whether or not such email or other communication is entitled to any attorney-client or other privilege) and (ii) documents or materials to the extent created by or on behalf of any Seller Related Party or any Target Company in connection with, to the extent in preparation for, related to, or arising out of the Project Wheels sale process, this Agreement, or any agreement entered into in connection herewith or related hereto (including all prior drafts) and the subject matter hereof and thereof, or any dispute or proceeding arising out of or relating to, the Project Wheels sale process, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby, or any matter to the extent relating to any of the foregoing, will be exclusively owned and controlled by Seller and will not pass to or be claimed by Buyer or the Target Companies from and after the Closing, and none of Buyer or any Target Companies or any other Person purporting to act on behalf thereof or any of the Waiving Parties will seek to access, obtain, use, rely on or otherwise disclose the same, including, without limiting the foregoing, by or through any legal or other process, without in each case first obtaining Seller’s consent, which may be granted or withheld in Seller’s sole discretion. In furtherance of the foregoing, Buyer acknowledges that it would be impractical to remove all such emails and communications from the records (including emails and other electronic files) of any Target Company and that any possession of Buyer of any of the foregoing will not affect or alter the ownership of such emails and communications. From and after the Closing, Buyer, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Target Companies) and Representatives, waives and will not assert any attorney-client privilege with respect to any communication between Hogan Lovells and any of the Target Companies or Seller to the extent occurring prior to the Closing in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Contemplated Transactions, or any matter relating to any of the foregoing. Notwithstanding the foregoing, after the Closing, in the event that a dispute arises between Buyer or any Target Company, on one hand, and a third party, other than a party to this Agreement (or an Affiliate thereof), on the other hand, the Target Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Hogan Lovells to such third party; provided, however, that no Target Company may waive such privilege without the prior written consent of Seller. Notwithstanding the foregoing, Seller shall not, and shall cause its Affiliates not to, knowingly waive any attorney-client privilege with respect to or otherwise disclose any such privileged information, other than in connection with the enforcement or defense of its rights or obligations under this Agreement.

Section 7.08 Employee Matters.

(a) Company Employees. Seller shall, and Seller shall cause its Affiliates to, take all necessary actions so that (i) each Company Employee is employed by a Target Company as of the Closing Date and (ii) no Out-of-Scope Employee is employed by a Target Company as of the Closing Date, except as mutually agreed between the Parties. Seller will be responsible for, and will reimburse and indemnify Buyer for, any and all notice, payment in lieu of notice, termination pay or severance payments payable in connection with the consummation of the transactions contemplated by this Agreement to any Company Employee (and all payroll or similar Taxes in respect thereof), except to the extent any such payments arise from the actions of Buyer on or after the Closing.

(b) Employment Contracts and Retention Agreements. Except as otherwise provided in this Section 7.08, from and after the Closing, Buyer (through the Target Companies) shall assume the obligations of Seller and its Subsidiaries under any employment agreements, retention, severance, incentive, change of control or other agreements and arrangements, and employment related Contracts or Applicable Law relating to the terms and conditions of employment of each Company Employee, and Buyer shall be responsible for any liabilities or obligations thereunder arising out of or pertaining to the termination of employment of, employing of or the failure or refusal to employ, reinstate, reactivate or reemploy any Company Employee (and all payroll or similar Taxes in respect thereof), whether such liabilities or obligations are based on events occurring prior to, on or after the Closing Date, provided, however, that, notwithstanding anything to the contrary in this Agreement, (i) no Seller Plan (including the Specified Arrangement) shall be transferred, whether directly or indirectly, to Buyer or any of the Target Companies in connection with the transactions contemplated by this Agreement, (ii) Seller shall retain all liabilities and obligations arising under, in connection with or in relation to any of the Seller Plans and (iii) each Company Employee shall cease to participate in any Seller Plan as of the Closing, in each case except as expressly otherwise provided under the Transition Services Agreement. Seller shall terminate and liquidate the Specified Arrangement in accordance with Treasury Regulation Section 1.409A-3(j(4)(ix)(B) (which shall include the payment by

Seller of the “Termination Payment” (as set forth in the Specified Arrangement) and any associated employer side payroll taxes), provided that Section 18 of the Specified Arrangement shall survive such termination. No later than the Closing Date, Seller shall use commercially reasonable efforts to (i) obtain from the Specified Employee a release of claims in favor of Seller and its Affiliates in a form reasonably acceptable to Buyer and (ii) obtain the consent of the Specified Employee to add the Company as an intended third party beneficiary to Section 18 of the Specified Arrangement (and any other non-competition, non-solicitation, non-disparagement, confidentiality, intellectual property assignment, or similar restrictions to which the Specified Employee is or may become subject), provided that, for the avoidance of doubt, the Specified Employee’s failure to agree to the actions set forth in clause (i) or (ii) shall not be a breach of this Section 7.08(b) by Seller.

(c) Levels of Compensation and Benefits for Company Employees. For not less than one (1) year following the Closing Date, Buyer shall provide, or shall cause to be provided, to each Company Employee while such Company Employee remains employed with Buyer and its Subsidiaries: (i) an annual base salary or hourly wage rate and target annual cash bonus opportunity that, in each case, are at least equal to such Company Employee’s annual base salary or hourly wage rate and target annual cash bonus opportunity immediately prior to the Closing (in each case, excluding specific performance goals and equity or equity-based compensation); and (ii) all other compensation and benefits that are substantially comparable in the aggregate to the other compensation and benefits provided to such Company Employee immediately prior to the Closing (excluding, in each case, equity or equity-based arrangements, change in control, retention or similar benefits, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans and specific performance goals for any cash incentive compensation). For not less than one (1) year following the Closing Date, Buyer shall provide, or shall cause to be provided to each Company Employee (other than the Specified Employee) who is terminated by Buyer without cause with severance benefits (including notice, payment in lieu of notice and termination pay) that are no less favorable than the severance benefits provided to such Company Employee immediately prior to the Closing under the applicable Employee Plan set forth on Schedule 7.08(c) (giving effect, for the avoidance of doubt, to the service credit provisions set forth in Section 7.08(d)), subject to the execution of a general release of claims in a form reasonably acceptable to Buyer.

(d) Service Credit and Welfare Plans. For purposes of vesting, eligibility to participate, and for purposes of vacation and severance, the level of benefits and calculations of severance (and, for the avoidance of doubt, excluding other than benefit accrual under a defined benefit pension plan) under the employee benefit plans of Buyer and its Affiliates providing benefits to any Company Employees after the Closing Date (the “New Plans”), Buyer shall use commercially reasonable efforts to cause each Company Employee to be credited with his or her years of service with Seller or its applicable Affiliates (including the Target Companies) and their respective predecessors prior to the Closing, to the same extent as such Company Employee was entitled, prior to the Closing, to credit for such service under any corresponding Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date, except to the extent that recognition of such credit would result in a duplication of benefits or compensation. In addition, and without limiting the generality of the foregoing, following the Closing Date, (A) Buyer shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all corresponding

New Plans to the extent coverage under any such New Plan is comparable to an Employee Plan in which such Company Employee participated immediately prior to the Closing and (B) for purposes of each New Plan providing medical, dental, prescription drug and/or vision benefits to any Company Employee, Buyer shall use commercially reasonable efforts to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in any such New Plan, was subject to such conditions under the corresponding Employee Plan and (2) any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the calendar year of the Employee Plan ending on the date such Company Employee begins participating in the corresponding New Plan to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable calendar year as if such amounts had been paid in accordance with such New Plan.

(e) Earned Vacation. Following the Closing Date, for each Company Employee, Buyer shall, or shall cause the Target Companies to, honor, in a manner consistent with the applicable policies of Seller, all unused vacation, personal days and sick days of each such Company Employee during the calendar year in which the Closing Date occurs, or for such longer period as required by Applicable Law, and thereafter, Buyer shall cause the Company Employees to be subject to, and commence to accrue benefits under, the vacation, sick leave and other personal time off policies of Buyer applicable to the respective Company Employee (giving effect, for the avoidance of doubt, to the service credit provisions set forth in Section 7.08(d)).

(f) WARN Act. On the Closing Date, Seller shall provide to Buyer a list of all employees of Seller and its Subsidiaries who provided services primarily to the Business and whose employment has terminated within the ninety (90) day period prior to the Closing Date, including a description of the circumstances of such termination. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates for any and all liabilities and obligations incurred by Seller and its Affiliates pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any similar state, federal or provincial statute in connection with any Company Employee, including the provision of notice or payment in lieu of notice and any applicable penalties, to the extent any such liabilities arise from the Contemplated Transactions or actions of Buyer on or after the Closing.

(g) Deferred Compensation Plans. Seller shall retain any liabilities and obligations with respect to any deferred compensation plan maintained by Seller or its Affiliates in which Company Employees participated prior to Closing, including the Advance Auto Parts, Inc. Deferred Compensation Plan (each, a “Deferred Compensation Plan”), and Buyer and the Target Companies shall assume no liabilities or obligations with respect to a Deferred Compensation Plan. Seller shall terminate and liquidate each Company Employee’s interests in the Deferred Compensation Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).

(h) Reserved.

(i) Employment Liabilities. At the Closing, and except as otherwise provided in this Section 7.08, Buyer shall assume all liabilities relating to or in any way connected with the employment and/or dismissal of any Company Employee or Former Company Employee (the “Seller Employment Liabilities”). Effective as of the Closing Date, (i) Buyer hereby indemnifies Seller and its Affiliates from and against, and agrees to hold each of them harmless from, against and in respect of, any and all Damages arising out of, resulting from or relating to any Seller Employment Liability and (ii) other than with respect to a Seller Employment Liability, Seller shall indemnify Buyer and its Affiliates (including, following the Closing, each Target Company) from and against, and agrees to hold each of them harmless from, against and in respect of, any and all Damages arising out of, resulting from or relating to the employment or service (or the termination of employment or service) of any Person by Seller or any of its Subsidiaries. “Former Company Employee” means any former employee of a Target Company who (A) as of his or her last day of employment with Seller and its Subsidiaries, was employed by a Target Company and (B) throughout his or her employment with the Seller and its Subsidiaries, spent fifty percent (50%) or more of his or her working time in the operation of the Business. Notwithstanding the foregoing, with respect to any Former Company Employee who, throughout his or her employment with the Seller and its Subsidiaries, spent less than seventy-five percent (75%) or more of his or her working time in the operation of the Business, Buyer’s obligations under this Section 7.08(i) shall not exceed (i) the amount of the Damages arising out of, resulting from or relating to a Seller Employment Liability with respect to such Former Company Employee (calculated after reduction for the portion of such Damages that could be covered by an insurance policy) times (ii) a percentage (not to exceed seventy-five percent (75%)) representing the portion of such Former Company Employee’s working time throughout his or her employment with the Seller and its Subsidiaries that was spent in the operation of the Business.

(j) Independent Contractors. At the Closing, Buyer shall assume all liabilities and obligations of Seller and its Affiliates with respect to any individual who is retained as an independent contractor in connection with the operation of the business of the Target Companies in accordance with the terms and conditions in effect for such individual’s retention by Seller or its applicable Affiliate immediately before the Closing.

(k) Equity Incentive Awards. Seller shall retain any liabilities and obligations with respect to all long-term incentive compensation awards and equity-based incentive compensation awards that were granted to Company Employees prior to Closing and remain outstanding as of the Closing, whether or not such awards would be settled in stock or cash, including under the Advance Auto Parts, Inc. 2014 Long-Term Incentive Plan, as amended and/or restated, or the Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan, as amended and/or restated (the “Outstanding LTI Awards”), and Buyer and the Target Companies shall assume no liabilities or obligations with respect to such Outstanding LTI Awards. Except with respect to Outstanding LTI Awards held by the Specified Employee, Seller shall cause each Company Employee to vest as to a pro-rated portion (based on the number of calendar days of the applicable vesting period that occur prior to the Closing Date) of all Outstanding LTI Awards that are not subject to performance-based vesting conditions. In addition, Seller shall retain all other obligations related to the Outstanding LTI Awards, including all responsibility for the administration and settlement of such Outstanding LTI Awards in accordance with the terms of the applicable Seller long-term incentive plan(s).

(l) Workers Compensation. Other than with respect to a Company Employee Plan, as of the Closing, Seller shall retain responsibility for the costs and administration of any and all workers’ compensation claims of any current or former Company Employee relating to injuries sustained or accidents that occurred prior to the Closing, including (i) injuries that relate entirely to an accident that occurred or injury that was identifiably sustained before the Closing, regardless of whether such claims are filed by such Person before or after the Closing, (ii) injuries identifiably sustained by a current or former Company Employee after the Closing that are aggravations or reinjuries of injuries or illnesses that were sustained before the Closing, and (iii) treatment after the Closing required by a current or former Company Employee following complete recovery from injuries sustained before the Closing. In the case of workers’ compensation claims relating to an injury or condition that occurred over a period both preceding and following the Calculation Time, the claim shall be the joint responsibility of Seller and Buyer, and shall be equitably apportioned between them based on the relative periods of time that the condition or injury transpired preceding and following 12:01 a.m. on the Closing Date.

(m) Restrictive Covenants. Effective as of the Closing, and subject to Applicable Law, Seller shall use reasonable efforts to add the Company as an intended third party beneficiary to each agreement associated with the Outstanding LTI Awards (or applicable portion thereof) containing non-competition, non-solicitation, non-disparagement, confidentiality, intellectual property assignment or similar restrictions. Subject to any limitations set forth in any of the Transaction Documents, on and following the Closing, without limiting Seller’s rights pursuant to Section 6.07, Seller shall not enforce or permit any of its Affiliates to enforce against Buyer, its Affiliates or any Company Employee (i) any noncompetition provision that would purport to prohibit such individual from working for Buyer or any of its Affiliates or taking any action on their behalf except to the extent Buyer or the Target Companies are expressly restricted from taking such action by Section 6.07 of this Agreement; (ii) any confidentiality restrictions relating to a Company Employee’s, ability to use nonpublic, confidential, proprietary or trade secret information in the operation of the Business (including as operated during the last twelve (12) months prior to the Closing); or (iii) any customer or client non-solicitation or non-interference obligations relating to a Company Employee’s ability to solicit and/or interact with customers or clients in connection with operation of the Business (including as operated during the last twelve (12) months prior to the Closing).

(n) Cooperation. From and after the date hereof, and subject to Applicable Law, the Seller and Buyer shall, and each shall cause their respective Affiliates to provide such information regarding any Company Employee to, the other parties hereto and their respective Affiliates as may be reasonably necessary to facilitate the transactions and activities contemplated by this Agreement, including (i) exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plans, (ii) sharing with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of their respective employee benefit plans with respect to Company Employees, (iii) resolving any and all employment-related claims regarding Company Employees, and (iv) in responding to questions posed by employees or any other individual service providers. Without limiting the generality of the foregoing, Seller will, and will cause its Affiliates to, provide Buyer with a reasonable opportunity to review and comment on any communications intended for Company Employees that Seller or its Affiliates desire to send to Company Employees prior to the Closing, other than communications in the ordinary course of business or as may be required by Applicable Law or, subject to providing Buyer reasonable notice of such communications, under any Contract or Employee Plan. Seller and its Affiliates shall not make any communications regarding terms and conditions of employment or employee benefits (other than communications in the ordinary course of business or as may be required by Applicable Law or, subject to providing Buyer reasonable notice of such communications, under any Contract or Employee Plan) following the Closing without the consent of Buyer, which shall not be unreasonable withheld, conditioned or delayed. Seller and Buyer shall each cooperate with the other in good faith to provide any employment-related notice required by Law or Contract in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer shall use commercially reasonable efforts to implement separate fully operational human resources programs and services as contemplated by the Transition Services Agreement (including implementation of a separate Workday or similar system) for the Target Companies no later than the TSA Benefits End Date (as defined in the Transition Services Agreement and Schedules thereto).

(o) Third Party Rights. This Section 7.08 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 7.08, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.08. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of the Target Companies, Buyer or any of their respective Affiliates. Nothing in this Agreement, whether express or implied, shall (i) confer upon any Company Employee or former employee of the Target Companies, or other individual service provider of the Seller or its Subsidiaries (including the Target Companies) any rights or remedies, including any right to employment or continued employment for any period or terms of employment or (ii) be interpreted to prevent or restrict Buyer or any of its Affiliates from modifying or terminating the employment or terms of employment of any Company Employee.

Section 7.09 Control of Operations. Nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Target Companies prior to the Closing Date.

Section 7.10 R&W Policies.

(a) Buyer shall bear all costs associated with obtaining the R&W Policies, including, as applicable, the premium, broker fee, underwriting fee and surplus lines fees.

(b) In the event that Buyer or any of its Affiliates elects to obtain a R&W Policy, Buyer shall enter into a R&W Binder Agreement, on or prior to the Closing. As soon as practicable after the Closing, Buyer shall deliver to Seller a true and complete copy of each final, bound R&W Policy.

(c) Buyer shall ensure that each final, bound R&W Policy expressly states that the R&W Insurer may not subrogate or otherwise make or bring any action or proceeding against Seller (or its past, present or future Affiliates, members, partners, or any of Seller’s or their Representatives) based upon, arising out of, or related to this Agreement or the Contemplated Transactions, except to the extent any such subrogation or action or proceeding is expressly permitted pursuant to the terms of the R&W Policy (which permission shall include claims arising out of or resulting from Fraud) (the “Seller Subrogation Provision”). From and after the Closing Date, Buyer shall not (and shall cause its Affiliates not to), without the prior written consent of Seller, amend, modify, terminate or waive the Seller Subrogation Provision in a manner that would allow the R&W Insurer to subrogate or otherwise make or bring any action or proceedings against Seller (or its past, present or future Affiliates, members, partners, or Representatives) based upon, arising out of, or related to this Agreement or the Contemplated Transactions, except to the extent any such subrogation or action or proceeding is expressly permitted pursuant to the terms of the R&W Policy.

Section 7.11 Litigation Matters.

(a) Buyer and Seller agree that, from and after the Closing, at Seller’s sole cost and expense, Seller shall control and direct the pursuit of all claims, counterclaims and causes of action with respect to the class action litigation In Re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation (No. 1:05-md-01720-MKB-JO) pursuant to the Superseding and Amended Definitive Class Settlement Agreement authorized by the United States District Court Eastern District of New York on September 18, 2018, and all activities relating to the prosecution of the matters relating thereto, including any appeals or related administrative or legal actions (the “Interchange Claim”). From and after the Closing, Seller may (at its sole cost and expense) litigate, dispute, defend, appeal or make counterclaims pertaining to the Interchange Claim in the name and on behalf of the and the Target Companies, and, at Seller’s sole cost and expense, Buyer shall, and shall cause the Target Companies to, provide Seller and its Affiliates cooperation as may be reasonably requested by Seller from time to time for the prosecution or defense of such claims, including making appropriate personnel of the Target Companies available, and providing reasonable access to the books, records, and other documents of the Target Companies relating to the Interchange Claim during regular business hours upon prior written notice and in such manner so as not to unreasonably interfere with the operation of the Business. Seller, Buyer and the Target Companies shall enter into a joint defense and common interest agreement as necessary to preserve the attorney-client privilege and confidentiality of communications between any of the Target Companies, Buyer, Seller and their respective counsels, as applicable, regarding the Interchange Claim. Buyer shall pay or cause to be paid to Seller, and Seller shall be entitled to receive, all Damages and other recoveries paid to the Target Companies by any third party in connection with the Interchange Claim (less reasonable and out-of-pocket, unreimbursed costs and expenses incurred by Buyer in connection with the litigation, prosecution or defense of such Interchange Claim). Buyer shall pay or cause to be paid to Seller any such money received by a Target Company by wire transfer of immediately available funds to an account designated in writing by Seller within two (2) Business Days of receipt of such money by any Target Company.

(b) Buyer and Seller agree that, from and after the Closing, at Seller’s sole cost and expense, Seller shall control and direct the pursuit and defense of all claims, counterclaims and causes of action by or against Seller and its Affiliates (including the Target Companies, whether prior to or following the Closing) in the matters of (i) Advance Stores Company, Incorporated, Autopart International, Inc. et al. v. Office of the United States Trade Representative et al. (No. 20-02954) pursuant to a complaint filed in the United States Court of International Trade on September 21, 2020 (the “AP Trade Claim”) and (ii) Worldpac, Inc.

et al. v. Office of the United States Trade Representative et al. (No. 20-03167) pursuant to a complaint filed in the United States Court of International Trade on September 21, 2020 (the “Worldpac Trade Claim” and together with the AP Trade Claim the “USTR Claims”) and all activities to the extent relating to the prosecution and defense of the matters thereof, including any appeals or related administrative or legal actions. From and after the Closing, Seller may (at Seller’s sole cost and expense) litigate, dispute, defend, appeal or make counterclaims pertaining to the USTR Claims in the name and on behalf of the Target Companies, and, at Seller’s sole cost and expense, Buyer shall, and shall cause the Target Companies to, provide Seller and its Affiliates cooperation as may be reasonably requested by Seller from time to time for the prosecution or defense of such claims, including making appropriate personnel of the and the Target Companies available, including as witnesses for interviews, depositions and trial (including any reasonably necessary preparation for serving as witnesses), and providing reasonable access to the books, records, and other documents of the Target Companies to the extent relating to the USTR Claims, including for discovery purposes, during regular business hours upon prior written notice and in such manner so as not to unreasonably interfere with the operation of the Business; provided that Buyer shall have the right to participate in any such claims at Buyer’s expense and by Buyer’s own counsel; provided, further, that Seller shall not enter into any settlement agreement with respect to any USTR Claim to the extent such agreement would restrict operations of the Target Companies or their respective Affiliates following the Closing without the prior written consent of Buyer (not to be unreasonably conditioned, delayed or withheld). Seller, Buyer and the Target Companies shall enter into a joint defense and common interest agreement as necessary to preserve the attorney-client privilege and confidentiality of communications between any of the Target Companies, Buyer, Seller and their respective counsels, as applicable, regarding the USTR Claims. Buyer shall pay or cause to be paid to Seller, and Seller shall be entitled to receive, all Damages and other recoveries paid to the Target Companies by any third party in connection with the USTR Claims (less any tariffs paid by the Target Companies to the Office of the United States Trade Representative following the Closing that are recovered by the Target Companies upon the final resolution of the USTR Claims) plus payment by Buyer to Seller of the Target Companies’ proportionate share of any legal and other out-of-pocket, unreimbursed expenses incurred by Seller in its pursuit of such recovery. Following the Closing, Buyer shall cause the Target Companies to pay such amounts to Seller by wire transfer of immediately available funds to an account designated in writing by Seller within two (2) Business Days of receipt of such money by any Target Company.

Section 7.12 Transferred Personal Information.

(a) Prior to the Closing, Buyer covenants and agrees to: (i) use and disclose Transferred Personal Information solely for purposes of preparing for integration of the Target Companies with Buyer and its Affiliates, (ii) not to disclose the Transferred Personal Information to any Person for any purpose other than purposes related to the Contemplated Transactions, (iii) protect the Transferred Personal Information by security safeguards appropriate to the sensitivity of such information and (iv) if this Agreement is terminated in accordance with its terms, return the Transferred Personal Information to Seller, or destroy it, within a reasonable time period.

(b) Following the Closing, each of the Parties covenants and agrees to: (i) use and disclose the Transferred Personal Information under its control solely for the purposes for which the Transferred Personal Information was collected, permitted to be used or disclosed before Closing, (ii) protect the Transferred Personal Information by security safeguards appropriate to the sensitivity of such information and (iii) give effect to any withdrawal of consent made in respect of the Transferred Personal Information.

Section 7.13 Supply Chain Financing.

(a) Prior to Closing, Buyer shall, and Buyer shall cause its Subsidiaries and their respective members, officers, directors, managers, employees and agents of any of the foregoing to each use reasonable best efforts to institute a new supply chain financing program (or, at the option of Buyer, multiple supply chain financing programs) with respect to the suppliers of the Target Companies (collectively, the “New SCF Program”) as soon as practicable after the Agreement Date in accordance with the terms of the SCF Memorandum of Understanding, including (i) taking the steps outlined in the SCF Memorandum of Understanding to be taken by Buyer and its Subsidiaries to institute the New SCF Program by the deadlines stated therein, (ii) negotiating the relevant SCF Documentation in accordance with the terms of the SCF Memorandum of Understanding (or such other terms and conditions as are reasonably acceptable to Buyer), (iii) providing as of the Closing its pro rata share of the required letter of credit support described in the SCF Memorandum of Understanding, (iv) executing and delivering the relevant SCF Documentation, and (v) causing the post-Closing board of directors (or any similar applicable governing body) of each Target Company to adopt resolutions approving the New SCF Program.

(b) Prior to Closing, Seller shall, and shall cause the Target Companies and their respective members, officers, directors, managers, employees and agents of any of the foregoing to, use reasonable best efforts to cooperate with Buyer in connection with instituting a New SCF Program, including using reasonable best efforts to (and using reasonable best efforts to cause the Target Companies and their respective members, officers, directors, managers, employees and agents of any of the foregoing to): (i) take the steps outlined in the SCF Memorandum of Understanding to be taken by Seller and its Affiliates by the deadlines stated therein, (ii) ensure that any efforts in arranging, negotiating and entering into the New SCF Program benefit from the existing lending and investment banking relationships of Seller and the Target Companies, (iii) provide information with respect to the suppliers of the Target Companies as is reasonably requested by Buyer, the SCF Agent (as defined in the SCF Memorandum of Understanding) or the Supply Chain Financing Parties (as defined in the SCF Memorandum of Understanding and, together with the SCF Agent, the “SCF Finance Parties”), (iv) support the Buyer’s negotiation of the relevant SCF Documentation in accordance with the terms of the SCF Memorandum of Understanding (or such other terms and conditions as are reasonably acceptable to Buyer), (v) solicit the Specified Suppliers to execute and deliver the relevant SCF Documentation and take the steps described in the SCF Memorandum of Understanding, and any other actions necessary, to “onboard” the Specified Suppliers so that they are able to utilize the New SCF Program as of the Closing in a manner consistent with historical practice under the Supply Chain Financing Programs, (vi) provide as of the Closing its pro rata share of the required letter of credit support described in the SCF Memorandum of Understanding (which shall not in any event exceed $200,000,000); provided that Seller’s obligation to provide a letter of credit shall be contingent upon Buyer’s delivery to Seller of the SCF Guaranty, and (vii) cause the post-Closing board of directors (or any similar applicable governing body) of Seller to adopt resolutions approving the New SCF Program. Upon request of Seller, Buyer shall, at Buyer’s cost and expense, engage consultants to assist Seller in cooperating with Buyer’s efforts to institute a New SCF Program.

(c) From the date hereof and until the Closing, Buyer shall, upon Seller’s reasonable written request, keep Seller informed on a regular and current basis and in reasonable detail (in each case as determined by Buyer in good faith) of the status of the Buyer’s efforts to arrange the New SCF Program and of material developments concerning the timing of the closing of such New SCF Program.

(d) If all or any portion of the New SCF Program is reasonably likely to not be available at Closing in accordance with the terms of the SCF Memorandum of Understanding (as determined by Buyer in good faith), Buyer and Seller shall use reasonable best efforts to obtain alternative substitutes to the Supply Chain Financing Programs, including from the SCF Finance Parties and/or from alternative sources, in an amount and on terms and conditions that satisfy the Minimum SCF Program Terms and, for the avoidance of doubt, if such alternative substitutes to the Supply Chain Financing Programs are available that satisfy the Minimum SCF Program Terms Buyer shall be required in all cases to accept such alternative substitutes to the Supply Chain Financing Programs solely if they comply with the Minimum SCF Program Terms (such compliant alternative substitutes to the Supply Chain Financing Programs for the purposes of Section 8.02(e) shall also constitute the “New SCF Program”).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of Each Party. The obligations of Seller and Buyer to consummate the Closing are subject to the satisfaction (or the waiver in writing by each of Seller and Buyer, as the case may be, in their respective sole and absolute discretion and to the extent permitted by Applicable Law) as of the Closing of the following conditions:

(a) any applicable waiting period under the HSR Act, and any extensions thereto (such as through a timing agreement), and under the Antitrust Laws set forth on Schedule 8.01 (collectively with the HSR Act, the “Required Approvals”) shall have expired or been terminated (and it is agreed that the receipt by any Party of a form letter from the Federal Trade Commission’s Bureau of Competition, substantially in the form announced and disclosed by the Federal Trade Commission on August 3, 2021, will not result in a failure of the condition set forth in this Section 8.01(a) to be satisfied); and

(b) there shall not be in effect an Order entered by a Governmental Authority, or Applicable Law enacted, promulgated entered or enforced, that enjoins, prevents, or makes illegal the consummation of the Contemplated Transactions.

Section 8.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or the waiver in writing by Buyer in its sole and absolute discretion and to the extent permitted by Applicable Law) as of the Closing of the following further conditions:

(a) Seller shall have performed and complied with, in all material respects, those covenants and obligations under this Agreement that are required to be performed by Seller at or prior to the Closing;

(b) (i) the representations and warranties of Seller set forth in Section 3.01 (Existence and Power of Seller and the Target Companies), Section 3.02(a) (Authority and Enforceability), Section 3.07(i) (Absence of Certain Changes) and Section 3.19 (Brokers), in each case, shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date (except that those representations and warranties that by their express terms are made as of a specific earlier date shall be required to be true and correct in all respects only as of such earlier date), (ii) Section 3.03 (Capital Structure of the Target Companies) shall be true and correct in all but de minimis respects on and as of the Agreement Date hereof and on and as of the Closing Date (except that those representations and warranties that by their express terms are made as of a specific earlier date shall be required to be true and correct in all but de minimis respects only as of such earlier date), and (iii) the other representations and warranties of Seller contained in this Agreement (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct on and as of the date hereof and the Closing Date as though made on and as of such time (except that those representations and warranties that by their express terms are made as of a specific earlier date which shall be required to be true and correct only as of such earlier date), in each case except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect;

(c) Since the Agreement Date, no Material Adverse Effect has occurred and is continuing;

(d) Buyer shall have received a certificate dated as of the Closing Date and signed by an officer or authorized representative of Seller with respect to the matters set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c); and

(e) definitive documentation with respect to a New SCF Program (the “SCF Documentation”) shall have been executed by each of the parties thereto other than Buyer and such New SCF Program shall satisfy the Minimum SCF Program Terms; provided that the condition in this Section 8.02(e) shall not apply in the event that such New SCF Program is not obtained due to the failure of Buyer to provide its pro rata share of the required letter of credit support described in the SCF Memorandum of Understanding at Closing.

Section 8.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or the written waiver by Seller (to the extent permitted by Applicable Law) in its sole and absolute discretion) as of the Closing of the following further conditions:

(a) Buyer shall have performed and complied with, in all material respects, those covenants and obligations under this Agreement that are required to be performed by it at or prior to the Closing;

(b) the representations and warranties of Buyer contained in this Agreement (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct on and as of the Agreement Date and on and as of the Closing Date (except that those representations and warranties which by their express terms are made as of a specific earlier date shall be required to be true and correct only as of such earlier date); and

(c) Seller shall have received a certificate dated as of the Closing Date and signed by an officer of Buyer with respect to the matters set forth in Section 8.03(a) and Section 8.03(b).

ARTICLE IX

NON-SURVIVAL

Section 9.01 Non-Survival. The representations, warranties, covenants and agreements contained in this Agreement or in any schedule, certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing (with the Parties agreeing to contractually shorten any applicable statutes of limitations) or upon the termination of this Agreement pursuant to Section 10.01 (subject to Section 10.02 and Section 10.03), except that this Section 9.01 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing or after the termination of this Agreement, in which case such covenant or agreement shall survive for the applicable period specified in this Agreement or, if not specified, for the period required for the applicable party to complete the performance required thereby.

Section 9.02 Release. If the Closing occurs, each of Buyer, on the one hand, and Seller, on the other hand, on behalf of itself and each of its Affiliates and its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”) acknowledges and agrees (and, from and after the Closing, Buyer shall cause the Target Companies to acknowledge and agree) that, (I) in the case of Buyer, Buyer on behalf of itself and its Releasing Parties (including the Target Companies) on whose behalf Buyer is granting a release pursuant hereto, will not have, and hereby irrevocably waives and releases, any claim for breach, detrimental reliance, or other right (whether in contract, in tort, by statute, or at law or in equity), any right of indemnification or reimbursement, cost recovery, contribution or other remedy against Seller or its Affiliates or any of their respective current or former equityholders, partners, members, Representatives, successors and assigns (collectively, the “Seller Released Parties”) and (II) in the case of Seller, Seller on behalf of itself and its Releasing Parties on whose behalf Seller is granting a release pursuant hereto, will not have, and hereby irrevocably waives and releases, any claim for breach, detrimental reliance, or other right (whether in contract, in tort, by statute or at law or in equity), any right of indemnification, cost recovery, contribution or reimbursement from or other remedy against Buyer or its Affiliates or any of their respective current or former equityholders, partners, members, Representatives, successors and assigns (collectively, the “Buyer Released Parties”), in each case, to the extent applicable, (i) in respect of the operation of the Target Companies prior to the Closing, or any fact or event occurring in respect of the Target Companies occurring or existing prior to the Closing, or (ii) arising out of, or relating to, the Seller Released Party’s capacity as a direct or indirect equityholder of the Company; provided that the foregoing shall not serve to release or relieve (a) any rights, remedies or causes of action of any Releasing Party, or any liabilities or obligations of any Seller Released Party or Buyer Released Party, arising under or in connection with this Agreement or the Transaction

Documents, or any other agreement or certificate entered into in connection with the transactions contemplated by this Agreement or the Transaction Documents, (b) any rights or obligations of any Person in respect of any employment, officer or director relationship, (c) any rights or obligations of any Person in respect of any contractual relationship between or among any of the Seller Released Parties and any of the Buyer Released Parties or (d) Fraud; and provided further the foregoing release applies to direct claims only, and nothing contained herein shall operate to release any right, claim or cause of action to the extent relating to or arising out of any third party claim, cause of action or Proceeding, including any right of contribution in respect of a third party claim.

Section 9.03 Indemnification.

(a) Buyer Indemnity. From and after the Closing, Buyer shall indemnify and reimburse Seller and its Affiliates, in respect of any Damages actually suffered by Seller or its Affiliates and its and their directors, managers, officers and employees, to the extent relating to or arising out of:

(i) any claim (including any Proceeding) made or brought by any Person who is not a Party or an Affiliate of a Party, as applicable (a “Third-Party Claim”) with respect to the Business prior to the Closing, including Third Party Claims arising after the Closing but to the extent relating to pre-Closing operations, excluding in each case any such Damages (A) arising from a warranty claim in respect of any Worldpac Products sold to Seller or any of its Affiliates (other than the Target Companies) prior to the Closing, (B) relating to the resale of any Worldpac Products by Seller or any of its Affiliates (other than the Target Companies) to a third party prior to the Closing, (C) relating to the resale of any Advance Products by any Target Company to any third party prior to the Closing, (D) relating to any liability expressly allocated in this Agreement or in any Transaction Document, (E) any Security Incident occurring during the Pre-Closing Period and impacting (x) any information technology system, Personal Information, or confidential information of Seller or any of its Affiliates (other than the Target Companies) used or Processed in connection with the Business, or (y) any Personal Information or confidential information of the Target Companies; and

(ii) any claim (including any Proceeding) arising from (A) any Shared Contract, or (B) any Material Contract to the extent relating to the Business (including as operated during the last twelve (12) months prior to the Closing), by and among Seller or any of its Affiliates (other than the Target Companies), on the one hand, and any third party, on the other hand, including any liability arising as a result of joint and several liability thereunder.

(b) Seller Indemnity. From and after the Closing, Seller shall indemnify and reimburse Buyer and its Affiliates in respect of any Damages actually suffered by Buyer or its Affiliates and its and their directors, managers, officers and employees, to the extent relating to or arising out of:

(i) any Third Party Claim with respect to:

(A)

the business of Seller and its Affiliates (other than the Target Companies and the Business) prior to the Closing, including Third Party Claims arising after the Closing but to the extent relating to pre-Closing operations, excluding in each case any such Damages (1) arising from a warranty claim in respect of any products sold by Seller or any of its Affiliates (other than the Target Companies) to the Target Companies prior to the Closing (“Advance Products”), (2) relating to the resale of any Advance Products by any Target Company to any third party prior to the Closing, (3) relating to the resale of any Worldpac Products by Seller or any of its Affiliates (other than the Target Companies) to a third party prior to the Closing, (4) relating to any liability expressly allocated in this Agreement or in any Transaction Document and (5) any Security Incident occurring during the Pre-Closing Period and impacting (x) any information technology system, Personal Information, or confidential information of the Target Companies used or Processed in connection with the Business, or (y) any Personal Information or confidential information of the Target Companies (other than the Specific Indemnification Matter);

(B)	Taxes payable on a consolidated, combined, affiliated, unitary or similar basis by any Tax group that includes Seller or at least one Affiliate of Seller that is not a Target Company;

(C)	the Specific Indemnification Matter;

(ii) any claim (including any Proceeding) arising from (A) any Shared Contract, or (B) any Material Contract to the extent relating to the Business (including as operated during the last twelve (12) months prior to the Closing), by and among Seller or any of its Affiliates (other than the Target Companies), on the one hand, and any third party, on the other hand, including any liability arising as a result of joint and several liability thereunder.

(c) Certain Limitations.

(i) The aggregate amount of all Damages for which Seller or Buyer, as applicable, shall be liable pursuant to Section 9.03(a) (with respect to Buyer) or Section 9.03(b) (with respect to Seller), in each case, shall not exceed the Final Adjusted Purchase Price actually received by Seller.

(ii) Upon any Indemnified Party becoming aware of any Damages as to which indemnification may be sought by such Indemnified Party pursuant to this Section 9.03, such Indemnified Party shall use commercially reasonable efforts to mitigate such Damages; provided, that any reasonable out-of-pocket third party expenses or costs incurred as a result of such mitigation efforts shall be included in the Damages of such Indemnified Party.

(iii) The amount of any Damages for which indemnification may be provided under this Section 9.03 shall be net of any amounts actually recovered (excluding any reasonable and documented out-of-pocket costs actually incurred by the Indemnified Party in obtaining such recovery) by the Indemnified Party or its Affiliates under insurance policies, indemnity or contribution agreements, Contracts or otherwise with respect to such Damages, as applicable. The Indemnified Party shall seek, and use commercially reasonable efforts to obtain, full recovery of any Damages, as applicable, under all such insurance policies, indemnity or contribution agreements and Contracts (including by seeking indemnification or other redress pursuant to the terms of any Contract to which the Indemnified Party or its Affiliates is a party); provided, that in no event will the Indemnified Party be obligated to pursue any such recovery against any customers, suppliers, vendors or clients of, or any other persons with a business relationship with, the Indemnified Party or its Affiliates in the event that the Indemnified Party determines in good faith that pursuing such rights could reasonably be expected to be detrimental or cause harm to the Indemnified Party’s or its Affiliates’ business or their respective relationship with such customers, suppliers, vendors, clients or other persons. In the event that an insurance, indemnification or other recovery or redress is made by any party with respect to any Damages, as applicable, for which any such Person has been indemnified hereunder and has received or retained funds in the amount of such Damages, as applicable, or portion thereof, then a refund equal to the aggregate amount of such recovery (net of any (x) reasonable and documented out-of-pocket costs and (y) deductible or retention amounts actually incurred by the Indemnified Party in obtaining such recovery) shall be made promptly to the Indemnifying Party.

(iv) In calculating the amount of Damages which are subject to indemnification under this Section 9.03, there shall be deducted an amount equal to reduction in Income Taxes (determined on a “with and without” basis) payable by the party claiming such Damages or any of its Affiliates in the year such Damages were incurred and the subsequent year, in each case, from being able to claim a Tax loss or Tax credit as a result of such Damages.

(v) For the avoidance of doubt, no Indemnified Party shall have any right to indemnification under this Section 9.03 for any Damages to the extent such Indemnified Party previously obtained indemnification under this Section 9.03 for such Damages, and in no event shall any Party hereto be indemnified under different provisions of this Agreement for Damages that have already been paid or are otherwise expressly taken into account under this Agreement and not subject to indemnification under this Section 9.03. No Indemnified Party shall be entitled to claim indemnification under this Section 9.03 with respect to the same Damages more than once.

(vi) For the avoidance of doubt, nothing in this Section 9.03 is intended to allow Seller and its Affiliates (other than the Target Companies) to allocate liabilities of Seller or its Affiliates (that are not liabilities incurred by the Target Companies) to the Target Companies (x) solely due to the fact that the Target Companies were owned by Seller prior to Closing or (y) solely in respect of the provision of corporate general and administrative (G&A) services by Seller and its Affiliates (other than the Target Companies) to the Target Companies prior to Closing. Such liabilities shall include, for the avoidance of doubt any indebtedness for borrowed money incurred by Seller or its Affiliates (of any Target Company) or any guarantees by the Target Company thereof.

(d) Procedures.

(i) If a Person seeking indemnification under this Section 9.03 (the “Indemnified Party”) receives written notice of the assertion or commencement of any Third Party Claim against any Indemnified Party with respect to which the Seller or Buyer, as applicable (each, in such capacity, an “Indemnifying Party”), may be liable for indemnification under this Section 9.03, Indemnified Party shall give Indemnifying Party written notice thereof within thirty (30) days after receipt of written notice of such Third-Party Claim. The failure to give such written notice shall not, however, relieve Indemnifying Party of its indemnification obligations, except and only to the extent that such Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by Indemnified Party shall include copies of all material written documents pursuant to which such Third-Party Claim has been made to Indemnified Party and shall indicate the estimated amount of the Damages that has been or may be sustained by Indemnified Party in connection therewith, to the extent specified in the foregoing documents. Indemnifying Party shall, at its option, have the right to participate in, or by giving written notice to Indemnified Party within twenty (20) days after receipt of the notice from Indemnified Party relating to such Third-Party Claim to assume the defense of, any Third-Party Claim at Indemnifying Party’s expense and by Indemnifying Party’s own counsel; provided that (1) the Third-Party Claim seeks (and continues to seek) solely monetary damages, (2) Indemnifying Party expressly agrees, in its notice assuming such defense, to be fully responsible for all Damages relating to such Third-Party Claim and the amount of indemnification available to Indemnified Party under Section 9.03(a) or Section 9.03(b), and (3) the Third-Party Claim does not relate to or arise in connection with any criminal or quasi criminal proceeding, allegation or investigation (the conditions set forth in clauses (1) through (3) are, collectively, the “Litigation Conditions”). In the event an Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.03(d)(ii), (x) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of Indemnified Party and (y) Indemnified Party shall have the right, at its own cost and expense, to fully participate in the defense of any Third-Party Claim with counsel selected by it (including by being provided copies of, and a right to review and comment on, all material correspondence and the right to participate in all meetings and conference calls); provided, however, if there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have one counsel for Indemnified Party and Indemnifying Party, the fees and expenses of separate counsel for Indemnified Party shall be Damages subject to the indemnification provisions of this Section 9.03 (including the limitations set forth herein). If (A) Indemnifying Party elects not to defend such Third-Party Claim, (B) any of the Litigation Conditions ceases to be met or (C) Indemnifying Party fails to employ counsel reasonably acceptable to Indemnified Party within a reasonable period of time after receiving notice of such Third-Party Claim from Indemnified Party, then Indemnified Party may (in good faith consultation with Indemnifying Party) settle or defend such Third-Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third-Party Claim; provided that, the Indemnified Party shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. Indemnified Party and Indemnifying Party shall keep each other reasonably informed of the status of any Third-Party Claim at all stages thereof where such Person is not represented by its own counsel and will cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records to the extent relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim; provided that Indemnified Party and Indemnifying Party agree to reasonably cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information disclosed or exchanged in connection with such claim and the attorney-client and work-product privileges.

(ii) Notwithstanding any other provision of this Agreement, no Indemnifying Party shall enter into any settlement of a Third-Party Claim without the prior written consent of the applicable Indemnified Party, except as provided in this Section 9.03(d)(ii). No Indemnifying Party may, without the prior written consent of the applicable Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third-Party Claim, (2) grants any relief other than monetary damages that are paid in full by Indemnifying Party, (3) may reasonably be expected to have a materially adverse effect on the business of Indemnified Party or any of its Affiliates, (4) is a claim for Taxes or (5) includes any finding or admission of any wrongdoing, violation of Applicable Law or violation of the rights of any third party by Indemnified Party or any of its Affiliates. If a settlement offer is made to settle a Third-Party Claim that would not require prior written consent of Indemnified Party pursuant to the immediately preceding sentence and Indemnifying Party desires to accept and agree to such offer, Indemnifying Party shall give written notice to that effect to Indemnified Party. If Indemnified Party fails to consent to such settlement offer within ten (10) days after its receipt of such notice, Indemnified Party may assume the defense and continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If Indemnified Party fails to consent to such settlement offer and also fails to assume defense of such Third-Party Claim within ten (10) days after its receipt of such notice, the Indemnifying Party may settle the Third- Party Claim upon the terms set forth in such offer to settle such Third-Party Claim.

(iii) Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by Indemnified Party by giving the applicable Indemnifying Party written notice thereof once Indemnified Party concludes that it is entitled to indemnification under Section 9.02. The failure to give such written notice shall not, however, relieve Indemnifying Party of its indemnification obligations, except and only to the extent that Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by Indemnified Party shall describe the Direct Claim in reasonable detail (to the extent available) and shall indicate the estimated amount of the Damages that has been or may be sustained by Indemnified Party in connection therewith (to the extent estimable). Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, Indemnified Party shall allow Indemnifying Party and its professional advisors to investigate the matter(s) or circumstance(s) alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and Indemnified Party shall assist Indemnifying Party’s investigation (at the Indemnifying Party’s expense) by giving such information and assistance (including access to the Company’s appropriate personnel and the right to examine and copy any accounts, documents or records) as Indemnifying Party or any of its professional advisors may reasonably request in connection with such investigation. If Indemnifying Party does not so respond within such 30-day period, Indemnifying Party shall be deemed to have rejected such claim, in which case Indemnified Party shall be free to pursue such remedies as may be available to Indemnified Party on the terms and subject to the provisions of this Agreement.

(e) Each Party, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that no Party or its Affiliates may avoid any limitation on liability set forth herein by (x) seeking damages for breach of contract, tort, or pursuant to any other theory of liability or asserting any claim against any Non-Recourse Party for conspiracy, aiding or abetting or other theory of liability with respect to a claim that may be asserted against a Party to this Agreement, all of which are hereby irrevocably waived or (y) asserting or threatening any claim against any Person that is not a Party (or a successor to a Party) for breaches of the representations, warranties, covenants, or agreements contained in this Agreement.

(f) Notwithstanding the foregoing, (i) any right, claim, cause of action and liability in respect of Fraud shall survive the Closing and (ii) all rights, claims and causes of action that may be available pursuant to any other Transaction Document shall survive the Closing.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by Seller or Buyer if the Closing shall not have been consummated by January 30, 2025 (the “Termination Date”);

(c) by Seller, in the event of a breach by Buyer of any representation, warranty, covenant or agreement made by Buyer contained in this Agreement, where the effect of such breach (together with any other breach) would be to cause the conditions to Seller’s obligation to consummate the Closing set forth in Section 8.01 or Section 8.03 not to be satisfied (or not to be capable of satisfaction), and such breach is not cured (if capable of being cured) by Buyer within twenty (20) days of receiving written notice from Seller of the breach or alleged breach, which written notice shall state that unless such breach is cured in accordance with this Section 10.01(c), Seller intends to terminate this Agreement (provided that such cure period shall not extend beyond the third Business Day prior to the Termination Date); provided that the right to terminate this Agreement under this Section 10.01(c) shall not be available to Seller if Seller is then in breach of this Agreement where the effect of such breach (together with any other breach) would be to cause the conditions to Buyer’s obligation to consummate the Closing set forth in Section 8.01 or Section 8.02 not to be satisfied (or not to be capable of satisfaction);

(d) by Buyer, in the event of a breach by Seller of any representation, warranty, covenant or agreement made by Seller contained in this Agreement, where the effect of such breach (together with any other breach) would be to cause the conditions to Buyer’s obligation to consummate the Closing set forth in Section 8.01 or Section 8.02 not to be satisfied (or not to be capable of satisfaction), and such breach is not cured (if capable of being cured) by Seller within twenty (20) days of receiving written notice from Buyer of the breach or alleged breach, which written notice shall state that unless such breach is cured in accordance with this Section 10.01(d), Buyer intends to terminate this Agreement (provided that such cure period shall not extend beyond the third Business Day prior to the Termination Date); provided that the right to terminate this Agreement under this Section 10.01(d) shall not be available to Buyer if Buyer is then in breach of this Agreement, where the effect of such breach (together with any other breach) would be to cause the conditions to Seller’s obligation to consummate the Closing set forth in Section 8.01 or Section 8.03 not to be satisfied (or not to be capable of satisfaction);

(e) by Seller or Buyer if (i) there shall be any Applicable Law that makes the Contemplated Transactions illegal or otherwise prohibited or (ii) a Governmental Authority shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions and such Order shall have become final and nonappealable; or

(f) by Seller if (i) the Closing shall not have occurred on or before the date required by Section 2.02, (ii) all the conditions to Closing set forth in Section 8.01 and Section 8.02 have been satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that, by their nature, are to be satisfied by deliveries made at the Closing (and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time)), (iii) Seller has irrevocably notified Buyer in writing that Seller is ready, willing and able to consummate the Closing and (iv) Buyer fails to consummate the Closing by the date that is two (2) Business Days after the later of the date on which Buyer is required to consummate the Closing pursuant to Section 2.02 and the date of delivery of such written notification by Seller.

Any Party desiring to terminate this Agreement pursuant to this Section 10.01 shall give written notice of such termination to the other Party.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01:

(a) this Agreement shall forthwith become null and void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: (i) Section 6.01, (ii) Section 5.04 (solely with respect to Buyer’s indemnification obligations thereunder), (iii) Section 7.02, (iv) Section 7.12, (v) this Section 10.02, (vi) Section 10.03 and (vii) Article XI;

(b) in the event of termination of this Agreement in accordance with its terms, all confidential or proprietary information received by Buyer with respect to Seller or the Target Companies shall be treated in accordance with Section 6.01 and the Confidentiality Agreement; and

(c) except as provided in Section 10.03, such termination shall be without liability of any Party (or any Affiliate, Representative or Non-Recourse Party of such Party or any Seller Related Party or Buyer Related Party) to the other Party for any breach or Damages suffered as a result thereof or related thereto or in connection therewith; provided, however, that nothing in this Section 10.02(c) shall relieve any Party from liability for (i) Fraud or (ii) willful and material breach of its covenants or agreements under this Agreement prior to such termination (it being understood that any failure of Buyer to consummate the Closing at the time required under Section 2.02 shall be deemed a willful and material breach of Buyer’s covenants under this Agreement).

Section 10.03 Termination Fee.

(a) If this Agreement is validly terminated (i) pursuant to Section 10.01(c) or Section 10.01(f), or (ii) pursuant to Section 10.01(b) and at the time of such termination pursuant to this clause (ii) Seller could have terminated under Section 10.01(c) or Section 10.01(f), then Buyer shall pay, or cause to be paid, to Seller a termination fee equal to Ninety Million Dollars ($90,000,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Seller. The Termination Fee shall be paid by Buyer within three (3) Business Days after such termination.

(b) Buyer and Seller each acknowledges and agrees that (i) the covenants and obligations contained in this Section 10.03 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, Seller and Buyer would not have entered into this Agreement and (ii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be impossible to calculate with precision. In the event that Buyer is required to pay the Termination Fee pursuant to Section 10.03(a) and Buyer pays the full Termination Fee, payment from Buyer of the Termination Fee pursuant to Section 10.03(a) shall be the sole and exclusive remedy of Seller against Buyer, Buyer’s Non-Recourse Parties, the Buyer Related Parties and Lenders for any Damages suffered or incurred as a result of or under this Agreement, including the failure of the Contemplated Transactions to be consummated or for a breach or failure of Buyer to perform hereunder or otherwise. Notwithstanding anything herein to the contrary, in no event shall Seller or its Affiliates be entitled to seek or obtain any recovery or judgment in excess of the Termination Fee (other than any reimbursement and indemnification obligations pursuant to Section 5.04 and the Recovery Costs and Interest, which shall be in excess of the Termination Fee) against Buyer, any of its Non-Recourse Parties or any of the Buyer Related Parties or the Lenders or any of their respective assets, and in no event shall Seller or its Affiliates be entitled to seek or obtain any Damages suffered or incurred as a result of or under this Agreement or the Contemplated Transactions against Buyer, any of its Non-Recourse Parties or any of the Buyer Related Parties or the Lenders for, or with respect to, this Agreement or the Contemplated Transactions, including any breach by Buyer, the termination of this Agreement, the failure to consummate the Contemplated Transactions or any claims or actions under Applicable Law arising out of any such breach, termination or failure; provided, that nothing in this Section 10.03 will limit the right of Seller to bring or maintain any Proceeding for injunctive, specific performance or other equitable relief to the extent provided in Section 11.15 or in connection with the enforcement of the Confidentiality Agreement or the Limited Guarantee. For the avoidance of doubt, while Seller may pursue both the payment of the Termination Fee (as well as any reimbursement and indemnification obligations pursuant to Section 5.04 and the Recovery Costs and Interest, if any) and specific performance pursuant to, and subject to the limitations in, Section 11.15, (A) in no event shall Seller be permitted or entitled to receive the Termination Fee (and the Recovery Costs and Interest) if it receives a grant of specific performance under Section 11.15 as a result of which the Closing is consummated and (B) after Buyer has paid the Termination Fee (as well as any reimbursement and indemnification obligations pursuant to Section 5.04 and the Recovery Costs and Interest, if any), in no event shall Seller be entitled to specific performance pursuant to Section 11.15.

(c) If Buyer fails to pay the Termination Fee when due pursuant to this Section 10.03, then (i) Buyer shall reimburse Seller for reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred by Seller or its Affiliates in connection with the collection of such overdue amount and the enforcement by Seller of its rights under this Section 10.03 and (ii) Buyer shall pay to Seller interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Seller in full) at a rate per annum equal to ten percent (10%) per annum, compounded quarterly, calculated on a daily basis during the period (clauses (i) and (ii), collectively, subject to the following proviso, the “Recovery Costs and Interest”); provided, that in not event shall Buyer be liable for any such Recovery Costs and Interest in excess of Five Million Dollars ($5,000,000) in the aggregate. It is understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion or both the Termination Fee and (other than, to the extent applicable, the Recovery Costs and Interest and fees, costs and expenses pursuant to and in accordance with the terms of Section 5.04) other Damages.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be given (a) by hand, (b) by overnight courier service, (c) by certified or registered mail, return receipt requested or (d) by email:

(a)	if to Buyer:

c/o the Carlyle Group

1001 Pennsylvania Avenue NW

Washington, D.C. 20004

Attention:   Wesley Bieligk

 Katherine Barasch

Email:    [*Personally Identifiable Information*]

 [*Personally Identifiable Information*]

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

555 Eleventh Street NW, Suite 1000

Washington, D.C. 20004-1304

Attention:   David Dantzic

 Victoria VanStekelenburg

Email:    [*Personally Identifiable Information*]

 [*Personally Identifiable Information*]

(b)	if to Seller:

Advance Auto Parts, Inc. 4200 Six Forks Road

Raleigh, North Carolina 27609

Attention:   General Counsel, Executive Vice President and

 Corporate Secretary, c/o Tammy Finley

 Chief Financial Officer and Executive Vice President,

 c/o Ryan Grimsland

Email:    [*Personally Identifiable Information*]

 [*Personally Identifiable Information*]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention:   John Beckman

 Elizabeth M. Donley

 Katherine Keeley

Email:   [*Personally Identifiable Information*]

 [*Personally Identifiable Information*]

 [*Personally Identifiable Information*]

or to such other address or email address and with such other copies, as a Party may hereafter specify for such purpose by notice in writing to the other Parties. Each such notice, request or other communication shall be effective (A) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (1) delivered personally, (2) sent by overnight courier, or (3) sent by email transmission (provided that, in the case of email transmission, each party shall promptly confirm receipt of any such transmission if requested and if no such confirmation is received within twelve (12) hours of transmission, notice shall be provided via an alternative method set forth in this Section 11.01 but shall be deemed given when sent via email transmission), and (B) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 11.01.

Section 11.02 Amendments; Waivers.

(a) This Agreement may be amended or waived, and any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof (to the extent permitted by Applicable Law), but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereunder.

Section 11.03 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense.

Section 11.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided that (a) Seller may, but shall not be required to, assign its rights and obligations under this Agreement without the prior written consent of Buyer (i) to any Affiliate of Seller, or (ii) to any Person in connection with the transfer or sale of all or substantially all of the Equity Interests, assets or business of any business unit or division of Seller or its Affiliates to which this Agreement relates; (b) after the Closing, Buyer may, but shall not be required to, assign its rights and obligations under this Agreement without the prior written consent of Seller (i) to any Affiliate of Buyer, or (ii) to any Person in connection with the transfer or sale of all or substantially all of the Equity Interests or assets of Buyer; and (c) Buyer may collaterally assign its rights under this Agreement to any Lender or any agent or collateral trustee for Lenders; provided that (x) the party assigning its rights and obligations under this Agreement shall continue to remain primarily liable under this Agreement notwithstanding any such assignment, (y) no such assignment shall limit, abrogate or release such party’s obligations hereunder and (z) no such assignment shall conflict with or in any way limit the rights of Seller or obligations of any Person pursuant to the Commitment Letters or the Limited Guarantee. Any attempted assignment, delegation or transfer in violation of this Section 11.04 shall be void.

Section 11.05 Seller Disclosure Schedules. The Seller Disclosure Schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in the Seller Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in this Agreement are made and given subject to, and as qualified by, the disclosures contained in the Seller Disclosure Schedules. Where a reference is made only to a particular part of a disclosed document, the full contents of the document are deemed to be disclosed unless the context requires otherwise. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person. In the event a subject matter is addressed in more than one representation and warranty, Buyer will be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended in and of itself to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use in and of itself the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Seller Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item, or matter not described or included in this Agreement or in any Seller Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. Certain information set forth in the Seller Disclosure Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of this Agreement. The disclosure of any information on the Seller Disclosure Schedules shall not be deemed in and of itself to constitute an acknowledgement or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is material, nor shall any information so included and disclosed be deemed in and of itself to establish a standard of materiality or otherwise be used to determine whether any other information is material or any other disclosure is required. The Seller Disclosure Schedules have been arranged for purposes of convenience in separately titled Schedules corresponding to the Sections of this Agreement; however, each Schedule of the Seller Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other Schedule of the Seller Disclosure Schedules to the extent the relevance of such matter to such Schedule is reasonably apparent on its face.

Section 11.06 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. Unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement. References in this Agreement to a party or other Person include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. For all purposes of this Agreement, but subject to Section 2.02 (with respect to the effective time of the Closing), including any deadlines, delivery of notices or measurements of the period hereunder, a “day” shall mean 12:00 a.m. Eastern Time to 11:59 p.m. Eastern Time, on such day. All references in this Agreement to “Dollars” or “$” shall mean the lawful currency of the United States. All references to “ordinary course” or “ordinary and regular course” shall mean “ordinary course of the Target Companies consistent with their past practices”. For the avoidance of doubt, each of the representations and warranties set forth in this Agreement shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained in this the Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, covenant or agreement.

Section 11.07 Entire Agreement. This Agreement and the other Transaction Documents, together with the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter hereof; provided, that, notwithstanding anything to the contrary, the Confidentiality Agreement is hereby amended, as of the date of this Agreement, to include in the definition of “Representatives” contained therein all debt and equity financing sources, financial advisors, limited partners and co-investors of Buyer and its Affiliates and each of their respective Representatives (as currently defined in the Confidentiality Agreement). Carlyle Investment Management L.L.C. is an express intended third party beneficiary of the immediately preceding proviso. If there is any conflict between the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern. The parties hereby acknowledge and agree that, in the event that this Agreement is terminated in accordance with its terms, the term of the Confidentiality Agreement pursuant to Section 23 thereof shall be deemed to have been, and hereby is, amended and extended to expire on the date that is two (2) years following the termination of this Agreement. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the sale and purchase of the Target Companies exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The parties hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 11.08 Third Party Beneficiaries. Certain provisions of this Agreement (including Section 6.05, Section 7.07 and Section 8.01) are intended for the benefit of, and will be enforceable as third-party beneficiaries by, the D&O Indemnified Parties, the Seller Related Parties, the Buyer Related Parties, the Lenders, Hogan Lovells and Carlyle Investment Management L.L.C. (for purposes of Section 11.07), to the extent applicable. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement the D&O Indemnified Parties, the Seller Related Parties, the Buyer Related Parties, the Lenders, and Carlyle Investment Management L.L.C. (for purposes of Section 11.07) and Hogan Lovells any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 11.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed and duly delivered by the other Party.

Section 11.10 Governing Law. This Agreement and all and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, non-performance, interpretation, termination or construction hereof, shall be construed under, governed by, and enforced in accordance with the laws of the State of Delaware (without regard to the conflicts of law provisions thereof that would require the application of the Applicable Law of another jurisdiction, including Delaware laws relating to applicable statutes of limitations and burdens of proof).

Section 11.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11. A COPY OF THIS SECTION 11.11 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

Section 11.12 Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (the “Delaware Courts”) (and of the appropriate appellate courts thereto), in any Proceeding arising out of or relating to this Agreement or the Contemplated Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally waives any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such Proceeding in any Delaware Court (and of the appropriate appellate courts thereto). Each Party hereby irrevocably and unconditionally consents and agrees that service or process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware, in any manner permitted by Applicable Law or, without limiting the foregoing, in the manner provided for notices in Section 11.01.

Section 11.13 Severability. Any provision of this Agreement that is deemed or determined to be invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction and shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, Seller and Buyer agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 11.14 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.15 Specific Performance.

(a) Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, prior to the termination of this Agreement in accordance with its terms, the other Party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Party at law or in equity. Except as provided in Section 11.15(b), each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party. Each Party hereby irrevocably waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

(b) Seller shall be entitled to specific performance to cause the Equity Financing to be funded and to cause the consummation of the Contemplated Transactions if (i) all of the conditions to Buyer’s obligations to consummate the Closing set forth in Section 8.01 and Section 8.02 have been satisfied (other than conditions that, by their terms, are to be satisfied by deliveries made at the Closing (and which are capable of being satisfied on such date if it were the Closing Date)) or waived; (ii) Buyer has failed to consummate the Closing by the date that the Closing is required to have occurred pursuant to Section 2.02; (iii) Seller has irrevocably notified Buyer in writing that if specific performance is granted and the Equity Financing is funded the Closing will occur; and (iv) the proceeds of the Debt Financing (or the Alternative Financing) are available to Buyer (or will be funded at the Closing if the Equity Financing is funded at the Closing). Nothing in this Section 11.15 shall prevent Seller from seeking and obtaining specific performance against the Guarantor under the Limited Guarantee in accordance with its terms.

(c) If Seller brings an action for specific performance pursuant to this Section 11.15, but a court declines to enforce specifically the obligations of Buyer to effect the Closing in accordance with this Agreement, then, in addition to the right of Seller to terminate this Agreement pursuant to Section 10.01, Seller shall be entitled to pursue all applicable remedies at law or in equity, including seeking payment of the Termination Fee. For the avoidance of doubt, in no event shall the exercise of Seller’s right to seek specific performance pursuant to this Section 11.15 reduce, restrict or otherwise limit Seller’s rights to terminate this Agreement pursuant to Section 10.01 (Termination) to pursue all applicable remedies at law or in equity, including seeking payment of the Termination Fee; provided that under no circumstances will Seller or its Affiliates be permitted or entitled to receive both (x) a grant of specific performance requiring Buyer to effect the Closing that results in consummation of the Contemplated Transactions and (y) the payment of the Termination Fee.

Section 11.16 No Additional Representations; Non-Recourse.

(a) Buyer represents, warrants, acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer and its Affiliates have relied solely on the representations and warranties expressly and specifically set forth in Article III, as qualified by the Disclosure Schedules, or in any other Transaction Document. The representations and warranties expressly and specifically set forth in Article III, as qualified by the Disclosure Schedules, or in any other Transaction Document, constitute the sole and exclusive representations, warranties, and statements of any kind made or given by Seller and/or any other Seller Related Party to Buyer in connection with the transactions contemplated hereby, and Buyer, on its own behalf and on behalf of its Affiliates, understands, acknowledges and agrees that all other express or implied representations, warranties, and statements (including any statement by omission) of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities or projected operations of the Target Companies, or the quality, quantity or condition of the Target Companies assets or the accuracy and completeness of information provided to the Buyer Related Parties) are specifically disclaimed by Seller (and no Target Companies, Seller Related Party or any other Person makes, or has made, any such representations, warranty, or statement (including any statement by omission) of any kind). Buyer and its Affiliates are not relying and have not relied on any representation or warranty that is not expressly and specifically set forth in Article III, or in any other Transaction Document, in making its determination to proceed with the transactions contemplated by this Agreement, or for any other purpose, including any information relating to the future or historical business, condition (financial or otherwise), projected operations, results of operations, prospects, assets or liabilities of the Target Companies, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, or future results of operations, or any other information, document or material provided to or made available to the Buyer Related Parties or Buyer’s lenders or other financing sources or their respective Affiliates or Representatives, in each case, whether in certain “data rooms,” confidential information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of any Target Company or Seller or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof. All representations and warranties set forth in this Agreement are contractual in nature only. WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OR IN ANY OTHER TRANSACTION DOCUMENT, SELLER DOES NOT MAKE OR PROVIDE, AND BUYER, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, HEREBY IRREVOCABLY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE TARGET COMPANIES’ ASSETS OR ANY PART THEREOF. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, OR IN ANY OTHER TRANSACTION DOCUMENT (X) BUYER IS ACQUIRING THE TARGET

COMPANIES ON AN “AS IS, WHERE IS” BASIS AND (Y) NEITHER SELLER NOR THE COMPANY NOR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, MANAGER, EMPLOYEE, OR AGENT OF ANY OF THE FOREGOING AND ANY OTHER SELLER RELATED PARTY, WHETHER IN ANY INDIVIDUAL, CORPORATE, OR ANY OTHER CAPACITY) IS MAKING OR HAS MADE, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS (INCLUDING ANY STATEMENT BY OMISSION) OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE TARGET COMPANIES, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF BUYER’S REPRESENTATIVES.

(b) This Agreement and the other Transaction Documents may only be enforced against, and any claim or suit or cause of action based upon, arising out of, or related to this Agreement or such other Transaction Documents, or the negotiation, execution or performance of this Agreement or any Transaction Document (including any representation or warranty made in or in connection with this Agreement or any other Transaction Document), whether in contract or in tort, in law or in equity or otherwise, may only be brought against the express named parties to this Agreement or such other Transaction Document, as applicable, and then only with respect to the specific obligations set forth herein or therein with respect to the named parties to this Agreement (in all cases, as limited by the provisions of Section 9.01) or any such other Transaction Document (in all cases, as limited by the provisions set forth therein). No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, controlling person, Affiliate, agent, attorney, lender, or representative of any named party or any of its successors or permitted assigns (the “Non-Recourse Parties”), will have or be subject to any liability or indemnification obligation (whether in contract or in tort, in law or in equity, based upon any theory that seeks to impose liability of an entity part against its owners or affiliates, or otherwise) to any Person resulting from (nor will any Person have any claim with respect to) (i) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of any Target Company or Seller or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof in expectation of, or in connection with, the Contemplated Transactions (provided, that nothing in this clause (i) shall limit the representations and warranties set forth in this Agreement or in any other Transaction Document), (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Target Companies, including any alleged non-disclosure or misrepresentations made by any such Persons, or (iii) for any obligations or liabilities otherwise arising under, in connection with or related to this Agreement or any Transaction Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or any Transaction Document (as the case may be) or the negotiation or execution hereof or thereof, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party irrevocably waives and releases all such liabilities and obligations against any such Persons; provided, that for the avoidance of doubt, nothing in this Agreement shall limit any claims of any Party for Fraud.

(c) In connection with the investigation by Buyer and the other Buyer Related Parties of the Target Companies, Buyer and the other Buyer Related Parties have received or may receive from the Target Companies certain projections, forward-looking statements, and other forecasts and certain business plan information. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that Buyer and the other Buyer Related Parties are familiar with such uncertainties, that Buyer, on its own behalf and on behalf of and the other Buyer Related Parties, is taking responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, or plans), and that Buyer and the other Buyer Related Parties will have no claim against anyone with respect thereto. Accordingly, Buyer, on its own behalf and on behalf of and the other Buyer Related Parties, acknowledges that neither the Company, Seller, nor any member, officer, director, manager, employee or agent of any of the foregoing, whether in an individual, corporate, or any other capacity, make any representation, warranty, or other statement (including any statement by omission) with respect to, and Buyer and the other Buyer Related Parties are not relying on, such estimates, projections, forecasts, or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, or plans), and Buyer, on its own behalf and on behalf of and the other Buyer Related Parties, agrees that it has not relied thereon.

Section 11.17 Consents. Buyer acknowledges that certain consents to the Contemplated Transactions may be required from third parties to contracts, leases, licenses or other agreements to which any Target Company is a party (including the Material Contracts) and such consents have not been obtained. Without limiting the representations, warranties and covenants contained in this Agreement, Buyer agrees and acknowledges that (a) Seller will have no liability whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of or relating to the failure to obtain any third party consents required under a Contract to which any of the Target Companies is party that may have been or may be required in connection with the Contemplated Transactions or because of the default, acceleration or termination of any such Contract as a result thereof, and (b) no representation, warranty, covenant, or agreement of Seller or the Company contained herein will be breached or deemed breached and no condition of Buyer will be deemed not to be satisfied as a result of the failure to obtain any third party consent required under a Contract to which any of the Target Companies is party or as a result of any such default, acceleration, or termination or any lawsuit, action, claim, proceeding, or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any third party consent required under a Contract to which any of the Target Companies is party or any such default, acceleration, or termination. Subject to the last sentence of Section 7.01, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to prepare and deliver, or cause to be prepared and delivered, documentation reasonably necessary to obtain consents with respect to the applicable Real Property Leases. Buyer shall, and shall use commercially reasonably efforts to cause its Representatives to, reasonably cooperate with Seller and its Subsidiaries in connection with their respective efforts to seek such consents from the counterparty to the applicable Real Property Leases.

Section 11.18 Buyer Deliveries. Any document or item will be deemed “provided,” or “made available” within the meaning of Article III and Article IV of this Agreement if such document or item is included in the Dataroom on or before 12:00 p.m. Eastern Time on the date hereof, maintained without modification therein through the earlier of Closing and the termination of this Agreement.

Section 11.19 Time is of the Essence. Time is of the essence of each and every provision of this Agreement.

Section 11.20 Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each of the Parties hereby (a) agrees that any Proceeding of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, against the Lender Related Parties, arising out of or relating to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such legal action, suit or proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) agrees that none of the Lender Related Parties will have any liability to Seller or its Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, or any of the agreements entered into in connection with the Debt Financing, and that none of Seller or its Affiliates shall bring or support any Proceeding (including any action, cause of action, claim, cross-claim or third party claim of any kind or description), against any of the Lender Related Parties relating to or in any way arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the Contemplated Transactions, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (e) agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with this Agreement, (f) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by Applicable Law, trial by jury in any such Proceeding brought against the Lender Related Parties, and (g) agrees that the Lender Related Parties are express third party beneficiaries of, and may enforce, any of the provisions of Section 10.02, Section 10.03 and this Section 11.20 and that such provisions (or any of the defined terms used herein) or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of Section 10.02, Section 10.03 and this Section 11.20 may not be amended in any manner adverse to any of the Lender Related Parties without the written consent of the Lender Related Parties. Notwithstanding the foregoing, nothing in this Section 11.20 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Lender Related Parties’ obligations to Buyer under the Debt Commitment Letter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Sale and Purchase Agreement to be duly executed and delivered on the day and year first above written.

Seller:

ADVANCE AUTO PARTS, INC.

By:	/s/ Ryan P. Grimsland
Name:	Ryan P. Grimsland
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Sale and Purchase Agreement]

Buyer:

WHEELS BIDCO, INC.

By:	/s/ Wesley Bieligk
Name:	Wesley Bieligk
Title:	President

[Signature Page to Sale and Purchase Agreement]